UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 1, 2013

KENNEDY-WILSON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33824	26-0508760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California 90212
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 887-6400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     OTHER EVENTS

Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”) is re-issuing the historical financial statements and Management Discussion and Analysis of Financial Condition and Results of Operations included in its Annual Report on Form 10-K for the year ended December 31, 2012, which was originally filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2013 (the “Original Report”) and amended pursuant to Amendment No. 1 to the Original Report, which was filed with the SEC on April 1, 2013 (such amendment, together with the Original Report, the “Amended Original Report”), to reflect a change in the Company’s method of accounting for determining the allocation of cash flows received from unconsolidated real estate joint ventures on its consolidated statement of cash flows from the “cumulative earnings” method to the “look-through” method.  Both methods are acceptable methods under generally accepted accounting principles.  The change in accounting method affects only the consolidated statements of cash flows for the years ended December 31, 2012 and 2011.  The change for the year ended December 31, 2010 was immaterial.  See “Note 2-Distribution From Unconsolidated Real Estate Joint Ventures” to the Company’s consolidated financial statements filed as an exhibit to this Current Report on Form 8-K.

As a result of the changes discussed above, the Company is updating and restating “Item 7- Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Item 8 - Financial Statements and Supplementary Data.”  All other information contained in the Amended Original Report has not been updated or modified.  Unless specifically noted otherwise, the restated sections of the Amended Original Report filed as exhibits hereto continue to speak as of the date of the Original Report, and the Company has not updated the disclosure contained in such restated sections or the Amended Original Report to reflect events that have occurred since the filing of the Original Report.  Accordingly, this Current Report on Form 8-K and the restated sections filed as exhibits hereto should be read in conjunction with the Company’s other filings with the SEC since the filing of the Original Report.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Restated Form 10-K, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
Restated Form 10-K, Item 8. Financial Statements and Supplementary Data

101
The following materials formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets (ii) the Consolidated Statements of Operations and Comprehensive (Loss) Income (iii) the Consolidated Statements of Equity (iv) the Consolidated Statements of Cash Flows (v) related notes to those financial statements, (vi) Schedule III - Real Estate and Accumulated Depreciation and (v) Schedule IV - Mortgage Loans on Real Estate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By: /s/ JUSTIN ENBODY
_______________________________________
Justin Enbody
Chief Financial Officer

Date: November 1, 2013

Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with the financial statements and related notes and the other financial information appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See the section title "Forward-Looking Statements" for more information. Actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in “Risk Factors” on page 5 and elsewhere in this report.
Overview
Founded in 1977, we are an international real estate investment and services firm. We are a vertically integrated real estate operating company with approximately 340 professionals in 24 offices throughout the United States, the United Kingdom, Ireland, Spain and Japan.
Unless specifically noted otherwise, as used throughout this Management’s Discussion and Analysis section, “we,” “our,” 'Company" or “us” refers to the business, operations and financial results of Kennedy-Wilson Holdings, Inc., unless the context requires otherwise.

Kennedy Wilson's 2012 Highlights

Operating metrics

•	During the three months ended December 31, 2012, the Company achieved an adjusted EBITDA of $44.9 million, a 51% increase from $29.7 million for the same period in 2011.

•	During the year ended December 31, 2012, the Company achieved an adjusted EBITDA of $100.3 million, a 41% increase from $71.2 million for the same period in 2011.
Investments business
Investment Account

•
As of December 31, 2012, our investment account (Kennedy Wilson's equity in real estate, joint ventures, loan investments and marketable securities, less mortgage debt) increased by 42% to $828.3 million from $582.8 million at December 31, 2011. This change was comprised of approximately $469.6 million (including $230.3 million during the fourth quarter) of cash contributed to, offset by income earned on investments and approximately $224.0 million (including $60.0 million during the fourth quarter) of cash distributed from investments.

•
As of December 31, 2012, the Company and its equity partners owned 16.1 million rentable square feet of real estate including 14,764 apartment units and 30 commercial properties. Additionally, as of December 31, 2012, the Company and its equity partners owned $2.2 billion in loans secured by real estate and over 3,300 acres of land.

Operating metrics

•	During the three months ended December 31, 2012, our investments business achieved an Adjusted EBITDA of $42.0 million, a 159% increase from $16.1 million for the same period in 2011.

•	During the year ended December 31, 2012, our investments business achieved an Adjusted EBITDA of $88.5 million, a 68% increase from $52.7 million for the same period in 2011.

•
During the year ended December 31, 2012, based on 9,015 same property multifamily units, rental revenues and net operating income increased by 3.6% and 5.9%, respectively, while percentage leased decreased by 0.2% from 2011. In addition, based on 2.2 million square feet of same property commercial real estate, rental revenues, net operating income and occupancy increased by 9.9%, 13.2% and 5.1%, respectively.

Acquisition/disposition program

•
From January 1, 2010 through December 31, 2012, the Company and its equity partners, acquired approximately $8.0 billion of real estate related investments (includes unpaid principal balance of loan purchases). During 2012, the Company and its equity partners acquired $2.9 billion of real estate related investments. This includes $1.4 billion of real estate and $1.5 billion of loans secured by real estate in which we invested $206.1 million and $196.2 million, respectively.

•
During the year ended December 31, 2012, the Company and its equity partners sold six multifamily properties (through property sales and sale of equity interest) located in the Western U.S. for a total of $251.7 million, which resulted in a total gain of $33.7 million, of which our share was $10.1 million ($20.7 million of our equity invested).

Property level debt financing

•
During the year ended December 31, 2012, the Company and its equity partners completed approximately $928.7 million of property financings and re-financings at an average interest rate of 3.8% and a weighted average maturity of 6.0 years.

•
During the year ended December 31, 2011, the Company and its equity partners completed approximately $1.6 billion of property financings and re-financings at an average interest rate of 4.2% and a weighted average maturity of 3.3 years.

Key Investment Updates
UK Loan Pool

•	Our current equity in this investment is $60.4 million; we own 12.5% before carried interest.

•
In December 2011, we and our equity partners acquired a loan pool secured by real estate located in the United Kingdom with an unpaid principal balance of $2.1 billion. As of December 31, 2012, the unpaid principal balance was $765.8 million due to loan resolutions of approximately $1.3 billion, representing 64% of the pool. The total debt incurred at the venture level at the time of purchase of these loans was $323.4 million with a maturity date of October 2014. As a result of the loan resolutions, the venture level debt has been paid down by $297.6 million to $25.8 million as of December 31, 2012.

KW Residential, LLC

•	Our current equity in this investment is $102.7 million; we own 40.9% before carried interest.

•	Maintained 96.4% occupancy in 50 apartment buildings with over 2,400 units.

•	Since Fairfax Financial became our partner in the Japanese apartment portfolio in September 2010, we have distributed a total of $56.5 million, of which our share was $26.4 million.
Services business

•	Management and leasing fees and commissions decreased by 42% to $17.8 million for the three months ended December 31, 2012 from $30.8 million for the same period in 2011.

•	During the three months ended December 31, 2012, our services business achieved an EBITDA of $9.0 million, a 53% decrease from $19.2 million for the same period in 2011.

•
Management and leasing fees and commissions decreased by 7% to $53.3 million for the year ended December 31, 2012 from $57.1 million for the same period in 2011. Included in management and leasing fees and commissions for the year ended December 31, 2012 and 2011 are $4.4 million and $21.6 million, respectively, of acquisition fees related to the acquisition of the Bank of Ireland stock and the UK loan pool in 2011. Excluding the acquisition fees, the Company achieved a 38% increase in management and leasing fees and commissions for the year ended December 31, 2012 as compared to the same period in 2011.

•
During the year ended December 31, 2012, our services business achieved an EBITDA of $20.2 million, a 22% decrease from $25.7 million for the same period in 2011. Excluding the acquisition fees related to the acquisition of the Bank of Ireland stock and the UK loan pool in 2011 of $4.4 million and $21.6 million for the year ended December 31, 2012 and 2011, respectively, the Company achieved a 282% increase in its services EBITDA for the year ended December 31, 2012 as compared to the same period in 2011.

Corporate financing

•
In July 2012, the Company issued 8.6 million shares of common stock primarily to institutional investors, resulting in gross proceeds of $112.1 million, of which $40.0 million was used to pay off the outstanding balance on our line of credit.

•	During the three months ended December 31, 2012, the Company issued $155.0 million of senior notes.
Subsequent events

•
Subsequent to December 31, 2012, we have acquired or have entered into contracts to acquire approximately $1.2 billion of real estate related investments which include 1.6 million rentable square feet of real estate, comprised of 725 apartment units and one commercial property along with $727.6 million of loans secured by real estate and 301 residential lots. We expect the acquisitions to be joint venture investments.

•	Subsequent to December 31, 2012, KW Residential, LLC settled several Japanese yen related hedges resulting in cash proceeds of $23.7 million to the joint venture, of which our share was $10.6 million.

•
In December 2012, we invested $43.6 million of our equity and borrowed $79.3 million to acquire a loan secured by a shopping center in the United Kingdom. Additionally, in partnership with an institutional investor, we acquired a loan pool with an unpaid principal balance of $232.3 million, comprised of seven loans secured by 23 underlying properties in the United Kingdom.  Our investment in the pool totaled $16.0 million. Subsequent to December 31, 2012, we sold 50% of our interest in both investments to an institutional investor.  As a result of the sale, the loan secured by a shopping center will no longer be consolidated.

•	During March 2013, we drew $35 million on our unsecured credit facility.

•
In March 2013, Kennedy Wilson issued 9.0 million shares of common stock primarily to institutional investors, resulting in gross proceeds of $141.3 million of which $35.0 million was used to pay off the outstanding balance on our line of credit. In April 2013, the Company issued 1.4 million shares of common stock as a result of the underwriters fully exercising their overallotment option, which resulted in gross proceeds of $21.2 million

•
In September 2013, Kennedy Wilson completed an offering of 6.9 million shares (which includes 900,000 shares from the underwriters fully exercising their option to purchase additional shares) of its common stock, which raised $122.2 million of net proceeds.

•
In September 2013, the Company amended its existing unsecured revolving credit facility which increased the total principal amount available to be borrowed by an additional $40.0 million, for an aggregate of $140.0 million. The maturity date was extended to October 1, 2016. The credit facility was undrawn as of September 30, 2013.

Critical Accounting Policies
Basis of Presentation—The consolidated financial statements include the accounts of ourselves and our wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In addition, we evaluate our relationships with other entities to identify whether they are variable interest entities (VIE) as defined by FASB Accounting Standards Codification (ASC) Subtopic 810 – Consolidation and to assess whether we are the primary beneficiary of such entities. In determining whether we are the primary beneficiary of a VIE, qualitative and quantitative factors are considered, including, but not limited to: the amount and characteristics of our investments; the obligation or likelihood for us to provide financial support; and our ability to control or significantly influence key decisions for the VIE. Significant judgments related to these determinations include estimates about the current future fair values and performance of real estate held by these VIEs and general market conditions. As of December 31, 2012, we have determined that we do not have any consolidated investments which are VIEs.
Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, or entities which are variable interest entities in which we are not the primary beneficiary are accounted for under the equity method. Accordingly, our share of the earnings from these equity-method basis companies are included in our consolidated statements of operations. As of December 31, 2012, we had investments in five unconsolidated subsidiaries which are VIEs in which we are not the primary beneficiary and therefore account for them under the equity method.
Revenue Recognition—Revenue primarily consists of management fees, performance fees, commission revenue, rental income and sales of real estate.
Management fees are primarily comprised of property management fees and base asset management fees. Property management fees are earned for managing the operations of real estate assets and are based on a fixed percentage of the revenues generated from the respective real estate assets. Base asset management fees are earned from limited partners of funds we sponsor and are generally based on a fixed percentage of committed capital or net asset value. These fees are recognized as revenue ratably over the period that the respective services are performed.
Performance fees or carried interest are allocated to the general partner, special limited partner or asset manager of our real estate funds and loan pool participations based on the cumulative performance of the fund and loan pools and are subject to preferred return thresholds of the limited partners and participants. At the end of each reporting period, we calculate the performance fee that would be due to the general partner, special limited partner or asset manager's interests for a fund or loan pool, pursuant to the fund agreement or participation agreements, as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as performance fees to reflect either (a) positive performance resulting in an increase in the performance fee allocated to the general partner or asset manager or (b) negative performance that would cause the amount due to us to be less than the amount previously recognized as revenue, resulting in a negative adjustment to performance fees allocated to the general partner or asset manager. Substantially all of the carried interest is recognized in equity in joint venture income and substantially all of the performance fees are recognized in management and leasing fees in our consolidated statements of operations. Total performances fees accrued through December 31, 2012 that may be reversed in future periods if there is negative fund performance were $12.8 million. Performance fees recognized during the year ended December 31, 2012 and 2011 were $8.6 million and $4.2 million, respectively.
Commissions primarily consist of acquisition fees, auction and real estate sales commissions and leasing commissions. Acquisition fees are earned for identifying and closing investments on behalf of investors and are based on a fixed percentage of the acquisition price. Acquisition fees are recognized upon the successful completion of an acquisition after all required services have been performed. In the case of auction and real estate sales commissions, the revenue is generally recognized when escrow closes. In accordance with the guidelines established for Reporting Revenue Gross as a Principal versus Net as an Agent in the ASC Subtopic 605-45, we record commission revenues and expenses on a gross basis. Of the criteria listed in the Subtopic 605-45, we are the primary obligor in the transaction, do not have inventory risk, perform all or part of the service, have credit risk, and have wide latitude in establishing the price of services rendered and discretion in selection of agents and determination of service specifications. Leasing fees that are payable upon tenant occupancy, payment of rent or other events beyond our control are recognized upon the occurrence of such events.

Rental income from operating leases is generally recognized on a straight-line basis over the terms of the leases.

Sales of real estate are recognized at the close of escrow when title to the real property passes to the buyer and there is no continuing involvement in the real property. We follow the requirements for profit recognition as set forth by the Sale of Real Estate ASC Subtopic 360-20.
Real Estate Acquisitions—When acquiring a property, the purchase price of acquired properties is recorded to land, buildings and building improvements and intangible lease value (value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values in accordance with Business Combinations ASC Subtopics 805-10. Acquisition-related costs are expensed as incurred.
The valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate and the investments in debt securities are valued, in part, based on third party valuations and management estimates also using an income approach.
Investments in Joint Ventures—We have a number of joint venture interests, generally ranging from 5% to approximately 50%, that were formed to acquire, manage, and/or sell real estate. Investments in joint ventures which we do not control are accounted for under the equity method of accounting as we can exercise significant influence, but do not have the ability to control the joint venture. An investment in a joint venture is recorded at its initial investment and is increased or decreased by our share of undistributed income or loss, plus additional contributions and less distributions. A decline in the value of an investments in a joint venture that is other than temporary is recognized when evidence indicates that such a decline has occurred in accordance with Equity Method Investments ASC Subtopic 323-10.
Profits on the sale of real estate held by joint ventures in which we have continuing involvement are deferred until such time that the continuing involvement has been concluded and all the risks and rewards of ownership have passed to the buyer. Profit on sales to joint ventures in which we retain an equity ownership interest results in partial sales treatment in accordance with Sale of Real Estate ASC Subtopic 360-20, thus deferring a portion of the gain as a result of our continuing ownership percentage in the joint ventures.
We have three investments in joint ventures, KW Property Fund III, L.P. (KW Fund III), Kennedy Wilson Real Estate Fund IV, L.P. (Fund IV) and SG KW Venture I, LLC (the Funds) that are investment companies under the Investment Companies ASC Subtopic 946-10. Thus, the Funds reflect their investments at fair value, with unrealized gains and losses resulting from changes in fair value reflected in their earnings. We have retained the specialized accounting for the Funds pursuant to Retention of Specialized Accounting for Investments in Consolidation ASC Subtopic 810-10 in recording its equity in joint venture income from the Funds.
Additionally, we elected the fair value option for two investments in joint venture entities that were acquired during 2008. We elected to record these investments at fair value to more accurately reflect the timing of the value created in the underlying investments and report those results in current operations.
Investments in Loan Pool Participations and Notes Receivable—Interest income from investments in loan pool participations and note receivable pools are recognized on a level yield basis under the provisions of Loans and Debt Securities Acquired with Deteriorated Credit Quality ASC Subtopic 310-30, where a level yield model is utilized to determine a yield rate which, based upon projected future cash flows, accretes interest income over the estimated holding period. In the event that the present value of those future cash flows is less than net book value, a loss would be immediately recorded. When the future cash flows of a note cannot be reasonably estimated, cash payments are applied to the cost basis of the note until it is fully recovered before any interest income is recognized.
Fair Value Measurements—We account for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis under the provisions of Fair Value Measurements ASC Subtopic 820-10. Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
Derivative Instruments and Hedging Activities—We have joint ventures that hold derivatives to reduce our exposure to foreign currencies. We recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value and the changes in fair value must be reflected as income or expense. If the derivative qualifies for hedge accounting, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income, which is a component of the stockholders’ equity accounts. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

Earnings per Share—Basic earnings per share is computed based upon the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed based upon the weighted average number of shares of common stock and potentially dilutive securities outstanding during the periods presented. The dilutive impact of potentially dilutive securities including warrants, convertible securities, and unvested stock which were outstanding during the period is calculated by the “treasury stock” method.
Share-Based Payment Arrangements—We account for our share-based payment arrangements under the provisions of Share-Based Payments ASC Subtopic 718-10. Compensation cost for employee services received in exchange for an award of equity instruments is based on the grant-date fair value of the share-based award that is ultimately settled in our equity. The cost of employee services are recognized over the period during which an employee provides service in exchange for the share-based payment award. Share-based payment arrangements that vest ratably over the requisite service period are recognized on the straight-line basis and performance awards that vest ratably are recognized on a tranche-by-tranche basis over the performance period. Unrecognized compensation costs for share-based payment arrangements that have been modified are recognized over the original service or performance period.

Fair Value Option—We account for financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with changes in fair value reported in earnings in accordance with the provisions of Fair Value Measurements and Disclosures ASC Subtopic 820-10.
Income Taxes—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In accordance with Accounting for Uncertainty in Income Taxes ASC Subtopic 740-10, we recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
We record interest related to unrecognized tax benefits in interest expense and penalties in selling, general, and administrative expenses.

Results of Operations

The following table sets forth items derived from our consolidated statement of operations for the years ended December 31, 2012, 2011, and 2010:

	Year Ended December 31
	2012	2011	2010
Revenue
Management and leasing fees	$40,304,000	$27,116,000	$21,330,000
Commissions	12,955,000	29,960,000	11,734,000
Sale of real estate	2,271,000	417,000	13,472,000
Rental and other income	8,526,000	5,140,000	4,000,000
Total revenue	64,056,000	62,633,000	50,536,000
Operating expenses
Commission and marketing expenses	4,550,000	3,965,000	3,186,000
Compensation and related expenses	55,834,000	41,129,000	38,155,000
Merger related expenses	—	—	2,225,000
Cost of real estate sold	2,230,000	397,000	11,526,000
General and administrative	19,448,000	14,455,000	11,314,000
Depreciation and amortization	4,937,000	2,798,000	1,618,000
Rental operating expense	4,496,000	3,308,000	1,913,000
Total operating expenses	91,495,000	66,052,000	69,937,000
Equity in joint venture income	21,527,000	12,507,000	10,548,000
Interest income from loan pool participations and notes receivable	9,256,000	7,886,000	11,855,000
Operating income	3,344,000	16,974,000	3,002,000
Non-operating income (expense)
Interest income	2,938,000	2,306,000	854,000
Acquisition related gains	25,476,000	6,348,000	2,108,000
Gain on sale of marketable securities	4,353,000	—	—
Gain on early extinguishment of mortgage debt	—	—	16,670,000
Loss on early extinguishment of corporate debt	—	—	(4,788,000)
Acquisition related expenses	(675,000)	—	—
Interest expense	(28,595,000)	(20,507,000)	(7,634,000)
Income from continuing operations before benefit from (provision for) income taxes	6,841,000	5,121,000	10,212,000
Benefit from (provision for) income taxes	208,000	2,014,000	(3,727,000)
Income from continuing operations	7,049,000	7,135,000	6,485,000
Income from discontinued operations, net of income taxes	2,000	8,000	—
(Loss) gain from sale of real estate, net of income taxes	(212,000)	335,000	—
Net income	6,839,000	7,478,000	6,485,000
Net income attributable to the noncontrolling interests	(2,589,000)	(1,132,000)	(2,979,000)
Net income attributable to Kennedy-Wilson Holdings, Inc.	4,250,000	6,346,000	3,506,000
Preferred stock dividends and accretion of issuance costs	(8,144,000)	(8,744,000)	(4,558,000)
Net loss attributable to Kennedy Wilson Holdings, Inc. common shareholders	$(3,894,000)	$(2,398,000)	$(1,052,000)
EBITDA (1)	$92,174,000	$66,122,000	$48,108,000
Adjusted EBITDA (2)	$100,321,000	$71,177,000	$58,427,000
—————
(1)    EBITDA represents net income before interest expense, our share of interest expense included in income from investments in joint ventures and loan pool participations, depreciation and amortization, our share of depreciation and amortization included in income from investments in joint ventures, loss on early extinguishment of corporate debt and income taxes. We do not adjust EBITDA for gains or losses on the extinguishment of mortgage debt as we are in the business of purchasing discounted notes secured by real estate and, in connection with these note purchases, we may resolve these loans through discounted payoffs with the borrowers. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of our overall profitability or liquidity.  Our management believes EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations.
(2)    Adjusted EBITDA represents EBITDA, as defined above, adjusted to exclude acquisition and merger related expenses and stock based compensation expense.  Our management uses Adjusted EBITDA to analyze our business because it adjusts EBITDA for items we believe do not have an accurate reflection of the nature of our business going forward. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations.
However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP and when analyzing our operating performance, readers should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and Adjusted EBITDA are not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and Adjusted EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.
Additionally, we use certain non-GAAP measures to analyze our business, they include EBITDA(1) and Adjusted EBITDA(2) calculated as follows:

	Three months ended December 31,
	2012	2011
Investments
Rental and other income and sale of real estate	$5,090,000	$1,781,000
Operating expenses	(19,159,000)	(7,019,000)
Equity in joint venture income	9,055,000	5,278,000
Income from loan pool participations and notes receivable	2,130,000	2,051,000
Operating (loss) income	(2,884,000)	2,091,000
Interest income - related party	397,000	2,021,000
Acquisition related gain	25,476,000	—
Gain on sale of marketable securities	1,422,000	—
Acquisition-related expenses	—	—
Interest expense	(1,983,000)	(1,327,000)
Income from continuing operations	22,428,000	2,785,000
Income from discontinued operations, net of income taxes	—	8,000
Gain from sale of real estate, net of income taxes	—	335,000
Net income	22,428,000	3,128,000
Add back:
Interest expense	1,983,000	1,327,000
Kennedy Wilson's share of interest expense included investment in joint ventures and loan pool participation	6,048,000	8,472,000
Depreciation and amortization	1,889,000	851,000
Kennedy Wilson's share of depreciation and amortization included in investment in joint ventures	9,614,000	2,342,000
EBITDA	$41,962,000	$16,120,000

	Three months ended December 31,
	2012	2011
Services
Management and leasing fees and commissions	$17,786,000	$30,839,000
Operating expenses	(8,837,000)	(11,658,000)
Operating income	8,949,000	19,181,000
Net income	8,949,000	19,181,000
Add back:
Depreciation and amortization	54,000	45,000
EBITDA	$9,003,000	$19,226,000

	Three Months Ended
	December 31,
	2012	2011
Net income	$10,496,000	$9,830,000
Non-GAAP adjustments:
Add back:
Interest expense	8,616,000	6,634,000
Kennedy Wilson's share of interest expense included in investment in joint ventures and loan pool participations	6,048,000	8,472,000
Depreciation and amortization	2,034,000	970,000
Kennedy Wilson's share of depreciation and amortization included in investment in joint ventures	9,614,000	2,342,000
Provision for (benefit from) income taxes	4,913,000	148,000
EBITDA	41,721,000	28,396,000
Stock-based compensation	3,147,000	1,294,000
Adjusted EBITDA	$44,868,000	$29,690,000

	Year Ended December 31,
	2012	2011	2010
Net income	$6,839,000	$7,478,000	$6,485,000
Add back:
Interest expense	28,595,000	20,507,000	7,634,000
Kennedy-Wilson's share of interest expense included in investment in joint ventures and loan pool participations	29,412,000	23,453,000	13,802,000
Depreciation and amortization	4,937,000	2,798,000	1,618,000
Kennedy-Wilson's share of depreciation and amortization included in investment in joint ventures	22,599,000	13,900,000	10,054,000
Loss on early extinguishment of corporate debt	—	—	4,788,000
(Benefit from) provision for income taxes	(208,000)	(2,014,000)	3,727,000
EBITDA (1)	92,174,000	66,122,000	48,108,000
Add back:
Merger related expenses, including compensation related and general and administrative	—	—	2,225,000
Stock based compensation	8,147,000	5,055,000	8,094,000
Adjusted EBITDA (2)	$100,321,000	$71,177,000	$58,427,000
—————
(1)  (2)  See definitions in previous discussion.

The following summarizes revenue, operating expenses, non-operating expenses, operating income (loss) and net income (loss) and calculates EBITDA(1) and Adjusted EBITDA(2) by our investments, services and corporate operating segments years ended December 31, 2012, 2011, and 2010:

	Year Ended December 31,
	2012	2011	2010
Investments
Rental and other income and sale of real estate (3)	$10,797,000	$5,557,000	$17,472,000
Operating expenses	41,247,000	21,722,000	27,585,000
Equity in income of joint ventures	21,527,000	12,507,000	10,548,000
Interest income from loan pool participations and notes receivable	9,256,000	7,886,000	11,855,000
Operating income	333,000	4,228,000	12,290,000
Interest income - related party	2,805,000	2,021,000	—
Acquisition related gain	25,476,000	6,348,000	2,108,000
Gain on sale of marketable securities	4,353,000	—	—
Gain on extinguishment of debt	—	—	16,670,000
Acquisition-related expenses	(675,000)	—	—
Interest expense	(2,460,000)	(1,552,000)	(676,000)
Income from continuing operations	29,832,000	11,045,000	30,392,000
Discontinued operations
Income from discontinued operations, net of income taxes	2,000	8,000	—
(Loss) gain from sale of real estate	(212,000)	335,000	—
Income before provision for income taxes	29,622,000	11,388,000	30,392,000
Non-GAAP adjustments:
Add back:
Interest expense	2,460,000	1,552,000	676,000
Kennedy Wilson's share of interest expense included in investment in joint ventures and loan pool participation	29,412,000	23,453,000	13,802,000
Depreciation and amortization	4,427,000	2,420,000	1,342,000
Kennedy Wilson's share of depreciation and amortization included in investment in joint ventures	22,599,000	13,900,000	10,054,000
EBITDA (1)	$88,520,000	$52,713,000	$56,266,000
—————
(1)  (2) See definitions in previous discussion.
(3) Consolidated results

	Year Ended December 31,
	2012	2011	2010
Services
Management and leasing fees and commissions	$53,259,000	$57,076,000	$33,064,000
Operating expenses	33,248,000	31,499,000	23,701,000
Operating income	20,011,000	25,577,000	9,363,000
Income before provision for income taxes	20,011,000	25,577,000	9,363,000
Non-GAAP adjustments:
Add back:
Depreciation and amortization	161,000	143,000	117,000
EBITDA and Adjusted EBTIDA (1) (2)	$20,172,000	$25,720,000	$9,480,000
—————
(1)  (2) See definitions in previous discussion.

	Year Ended December 31,
	2012	2011	2010
Corporate:
Operating expenses	(17,000,000)	(12,831,000)	(18,651,000)
Operating loss	(17,000,000)	(12,831,000)	(18,651,000)
Interest income	133,000	285,000	192,000
Interest income - related party	—	—	662,000
Loss on early extinguishment of debt	—	—	(4,788,000)
Interest expense	(26,135,000)	(18,955,000)	(6,958,000)
Provision for (benefit from) income taxes	208,000	2,014,000	(3,727,000)
Net loss	(42,794,000)	(29,487,000)	(33,270,000)
Non-GAAP adjustments:
Add back:
Interest expense	26,135,000	18,955,000	6,958,000
Depreciation and amortization	349,000	235,000	159,000
Loss on early extinguishment of debt	—	—	4,788,000
Benefit from (provision) for income taxes	(208,000)	(2,014,000)	3,727,000
EBITDA (1)	(16,518,000)	(12,311,000)	(17,638,000)
Add back:
Merger related expenses, including compensation related and general and administrative	—	—	2,225,000
Stock based compensation	8,147,000	5,055,000	8,094,000
Adjusted EBITDA (2)	$(8,371,000)	$(7,256,000)	$(7,319,000)
—————
(1)  (2) See definitions in previous discussion.

The following compares results of operations for the years ended December 31, 2012 and December 31, 2011 and years ended December 31, 2011 and December 31, 2010.
Our Consolidated Financial Results and Comparison of the years ended December 31, 2012 and 2011
Our revenues for the year ended December 31, 2012 and 2011 were $64.1 million and $62.6 million, respectively. Total operating expenses for the same periods were $91.5 million and $66.1 million, respectively. Net loss attributable to our common shareholders was $3.9 million and $2.4 million in 2012 and 2011, respectively. EBITDA was $92.2 million and $66.1 million in 2012 and 2011, respectively. Adjusted EBITDA was $100.3 million and $71.2 million in 2012 and 2011, respectively. The Company achieved a 39% increase in EBITDA and a 41% increase in adjusted EBITDA for the year ended December 31, 2012 as compared to the same period in 2011.
Revenues
Investments Segment Revenues
Rental and other income increased to $8.5 million in 2012 from $5.1 million in 2011. The $3.4 million increase is primarily due to the acquisition of three apartment buildings and one office building in the Western United States during 2012. Additionally, we acquired an approximately 200,000 square foot office portfolio in Oakland, California in the latter half of 2011 which contributed to the increase in rental and other income in 2012.
During the year ended December 31, 2012, we sold five condominium units generating $2.3 million of proceeds from the sale of real estate. During the year ended December 31, 2011, we sold a land parcel in Kent, Washington, generating $0.4 million of proceeds in sale of real estate.

Services Segment Revenues
Third Party Services - These are management and leasing fees as well as commissions earned from third parties and relate to assets in which we do not have an ownership interest.

Our third party management and leasing services increased to $15.8 million during the year ended December 31, 2012 as compared to approximately $12.6 million for the same period in 2011. The $3.2 million or 26% increase primarily relates to our acquisitions of the real estate investment management division of the Bank of Ireland in the latter half of 2011 which provided asset management fees of $3.2 million during the year ended December 31, 2012 as compared to approximately $1.4 million for the same period in 2011. In addition, in March 2012, we acquired a real estate consultancy firm specializing in capital sourcing and real estate research for the single family homebuilding and multifamily apartment industries which generated $1.2 million in management fees.
Our third party commission revenues was at $5.0 million in 2012 as compared to approximately $5.8 million in 2011. During 2012 we had a decrease in auction sales as compared to 2011. Our auction services business has historically been countercyclical and improvements in general economic conditions may cause auction service revenues to decrease.
Related Party Services - These are management and leasing fees as well as commissions earned from our equity partners and relate to assets in which we have an ownership interest.
Our related party management and leasing services generated revenues of $24.5 million in 2012 compared to approximately $14.5 million in 2011. The $10.0 million, or 68%, increase primarily relates to our acquisition of the U.K.-based loan pool in the latter half of 2011, which provided additional asset management fees of $8.4 million in 2012. In addition, as a result of our acquisition activity in the latter half of 2011 and during 2012, we have generated an additional $1.6 million in management and leasing fees.
In 2012, our related party commission revenues were $7.9 million compared to approximately $24.2 million in 2011. Our commission revenues are primarily driven by fees related to the acquisition of the $2.1 billion U.K.-based loan portfolio. During 2012, we recognized $4.4 million of acquisition fees related to certain debt hurdles achieved in the U.K.-based loan portfolio as compared to $13.3 million in 2011. During 2011, we received $8.3 million of fees related to the $1.5 billion recapitalization of the Bank of Ireland. We did not received such fees in 2012.
Operating Expenses
Investments Segment Operating Expenses
Operating expenses for the year ended December 31, 2012 increased to $41.2 million compared to $21.7 million for the same period in 2011. The increase is attributable to the following:
Compensation and related expenses increased by $10.8 million and general and administrative expenses increased by $3.7 million due to growth in the Company, including an increase in personnel, particularly due to our expansion in the United Kingdom and Ireland, to source and execute on acquisition opportunities. We began our operations in the United Kingdom and Ireland in June 2011 and have doubled our headcount there since December 31, 2011.
Rental operating expenses increased by $1.2 million and depreciation and amortization increased by $2.0 million due to the acquisition of three apartment buildings and one office building in the Western United States during 2012. Additionally, we acquired an approximate 200,000 square foot office portfolio in Oakland, California in the latter half of 2011 which contributed to the increase in rental operating expenses and depreciation and amortization in 2012.
During the year ended December 31, 2012 we sold five condominium units which resulted in $2.2 million of sale-related costs. During the year ended December 31, 2011, a land parcel in Kent, Washington was sold which resulted in $0.4 million of sale-related costs.
Services Segment Operating Expenses
Operating expenses (excluding depreciation and amortization expense) for the year ended December 31, 2012 were approximately $33.1 million as compared to $31.4 million for the same period in 2011. The increase is attributable to the following:
Commissions and marketing expenses increased by $0.6 million as a result of an increase in third party services used to generate new business.
General and administrative expenses increased by $1.2 million primarily due to the growth of our company specifically in the United Kingdom and Ireland. We began our operations in the United Kingdom and Ireland in June 2011 and have doubled our headcount there since December 31, 2011.
Corporate Operating Expenses

Operating expenses (excluding depreciation and amortization expense) for the year ended December 31, 2012 were approximately $16.7 million as compared to $12.6 million for the same period in 2011. Compensation and related expenses increased by $3.9 million primarily due to the growth of our company.
Investments Segment Equity in Joint Venture Income
Equity in joint ventures generated income of $21.5 million for the year ended December 31, 2012, as compared to income of $12.5 million for the same period in 2011. The income in 2012 and 2011 was primarily derived from property sales and fair value gains as further discussed below.
During the year ended December 31, 2012, the Company and its equity partners sold six multifamily properties (through property sales and sale of equity interest) located in the Western United States for a total of $251.7 million, which resulted in a total gain of $33.7 million, of which $10.1 million was a gain to us and $3.0 million to our noncontrolling interest holders. In addition, we recognized $9.4 million of unrealized fair value gains. Included in equity in joint venture income are one-time acquisition costs which are non-recurring. During the year ended December 31, 2012, approximately $2.4 million of acquisition costs were included in equity in joint venture income.
During the year ended December 31, 2011, the joint venture income was primarily attributable to fair value gains recognized in connection with the foreclosure by one of our joint ventures on a first trust deed position it held followed by its taking ownership of a class A multifamily project in San Jose, California, the acquisition of additional membership interests in a joint venture that we account for using the fair value option, the sale of a 286-unit apartment complex in Anaheim, California and unrealized fair value gains.
Our share of depreciation generated at the joint venture level was $22.6 million and $13.9 million for the years ended December 31, 2012 and 2011, respectively. We look at equity in joint venture income plus our share of the joint ventures depreciation to get a better sense of cash generated by our joint venture investments. The aggregate of these amounts were $44.1 million and $26.4 million for the year ended December 31, 2012 and 2011, respectively, representing a 67% increase.
Investments Segment Income from Loan Pool Participations and Notes Receivable
Income from loan pool participations and notes receivable generated income of $9.3 million in 2012 as compared to $7.9 million in 2011. During the year ended December 31, 2012, we accreted $8.0 million of interest income on our U.K.-based loan pool. Additionally, we accreted or recognized $6.1 million of interest income from new loan pools or notes originated or acquired in the Western United States. during 2012. These increases were offset by a $4.5 million decrease in accretion income recognized during the same period on a loan pool purchased during 2010 due to an increase in the estimated resolution periods as well as foreclosure on certain underlying real estate collateral. Even with this decrease in accretion we have accreted to date a profit of $4.7 million on this loan pool.
During the year ended December 31, 2011, we accreted $1.4 million of interest income on our U.K.-based loan pool which we acquired in the last quarter of 2011. Additionally we accreted or recognized $5.6 million of interest income from our loan pools in the Western United States.
Non-Operating Items
Acquisition related gains were $25.5 million for the year ended December 31, 2012 compared to $6.3 million for the same period in 2011. The acquisition related gains in 2012 are primarily attributable to a change of control and thereby consolidation of KW Property Fund II, LP, a limited partnership that had been previously accounted for using the equity method. As the fair value was in excess of the carrying value of our equity method ownership interest, we recorded an acquisition related gain in the amount of $22.8 million. The acquisition related gain in 2011 is primarily attributed to a gain recognized in connection with the purchase of an approximately 200,000 square foot office portfolio in Oakland, California with a fair value in excess of the price paid.
Interest expense was $28.6 million in 2012 as compared to $20.5 million in 2011. The increase is primarily attributable to the $250 million senior notes issued in April 2011 and the additional $100 million issued in December 2012 bearing interest at a rate of 8.75% per annum and the $55 million senior notes issued in December 2012 bearing interest at 7.75% per annum. In addition, we incurred additional interest expense associated with the mortgage loans on the acquisition of three apartment buildings and one office building in the Western United States during 2012.
Benefit from income taxes was $0.2 million in 2012 as compared to $2.0 million in 2011.
We had net income of $2.6 million attributable to a non-controlling interest in 2012 compared to $1.1 million in 2011. During 2012 the net income attributable to non-controlling interest holders was primarily due to a gain from the sale of a multifamily property. During 2011, a majority of the net income attributable to non-controlling interest holders related to entities which were consolidated at that time. As a result of a restructuring in December 2011, these entities were no longer consolidated as of December 31, 2011.
Our Consolidated Financial Results and Comparison of the years ended December 31, 2011 and 2010
Our revenues for the year ended December 31, 2011 and 2010 were $62.6 million and $50.5 million, respectively. Total operating expenses for the same periods were $66.1 million and $69.9 million, respectively. Net loss attributable to our common shareholders was $2.4 million and $1.1 million in 2011 and 2010, respectively. EBITDA was $66.1 million and $48.1 million in 2011 and 2010, respectively. Adjusted EBITDA was $71.2 million and $58.4 million in 2011 and 2010, respectively. The Company achieved a 37% increase in EBITDA and a 22% increase in adjusted EBITDA for the year ended December 31, 2011 as compared to the same period in 2010.
Revenues
Services Segment Revenues
Third Party Services - These are management and leasing fees as well as commissions earned from third parties and relate to assets in which we do not have an ownership interest.
Our third party management and leasing services generated revenues of $12.6 million in 2011 compared to approximately $8.9 million in 2010. The increase primarily relates to our acquisitions of the real estate investment management division of the Bank of Ireland and the U.K.-based loan pool, which provided additional asset management fees of $3.4 million in the year ended December 31, 2011.
In 2011, our third party commission revenues were $5.8 million as compared to approximately $6.4 million in 2010. During 2011 we had a decrease in auction sales as compared to 2010. Our auction services business has historically been countercyclical and improvements in general economic conditions may cause auction service revenues to decrease.
Related Party Services - These are management and leasing fees as well as commissions earned from our equity partners and relate to assets in which we have an ownership interests.
Our related party management and leasing services generated revenues of $14.5 million in 2011 compared to approximately $12.4 million in 2010. The increase is due to a full year of asset management fees earned on acquisitions in 2010 and additional fees earned on 2011 acquisitions.
In 2011, our related party commission revenues were $24.2 million compared to approximately $5.4 million in 2010. The increase in commission revenue was primarily driven primarily by $13.3 million of fees related to the acquisition of the $2.1 billion U.K.-based loan portfolio and $8.3 million of fees related to the $1.5 billion recapitalization of the Bank of Ireland.
Investments Segment Revenues
Rental and other income increased to $5.1 million in 2011 from $4.0 million in 2010. The $1.1 million increase is due to Kennedy-Wilson's foreclosure on four assets in the consolidated loan portfolio and the 100% acquisition of equity acquired in an approximately 200,000 square foot office portfolio in Oakland, California in 2011.
Sale of real estate decreased to $0.4 million in 2011 from $13.5 million in 2010. The decrease is primarily attributable to the sale of a controlling interest in land in Kent, Washington in 2011 as compared to the sale of 11 condominium units in southern California and the sale of a 50% interest in an apartment project in northern California in 2010.
Operating Expenses
Operating expenses in 2011 were approximately $65.7 million (not including cost of real estate sold), as compared to $58.4 million in 2010. This increase in operating expenses is a result of the growth in the size of our company as well as the increase in revenues. Revenues before sales of real estate increased approximately 68% in 2011 as compared to 2010 while operating expenses before cost of real estate sold increased only 12% in 2011 as compared to 2010. Additionally, EBITDA and adjusted EBITDA grew by 37% and 22%, respectively, from year over year.
Services Segment Operating Expenses
Commissions and marketing expenses increased to $4.0 million in 2011 from $3.2 million in 2010. The increase is primarily attributable to commissions related to raising capital.

Compensation and related expenses were approximately $20.6 million in 2011, as compared to $15.4 million in 2010. The increase is primarily attributed to discretionary compensation paid to employees which is commensurate with the increase in our services segment EBITDA and Adjusted EBITDA in 2011 as compared to 2010.
General and administrative expenses were $6.7 million in 2011 as compared to $5.0 million in 2010. The increase is primarily related to increased general and administrative expenses required to support the growth in our company and the associated growth in service revenues.
Investments Segment Operating Expenses
Compensation and related expenses were approximately $11.4 million in 2011 as compared to $9.3 million in 2010. The increase is primarily attributable to discretionary compensation paid to employees.
Cost of real estate sold decreased to $0.4 million in 2011 from $11.5 million in 2010. The decrease is primarily attributable to the sale of a controlling interest in land in Kent, Washington in 2011 as compared to the sale of 11 condominium units in southern California and the sale of a 50% interest in an apartment project in northern California in 2010.
Rental operating expenses in 2011 and 2010 were approximately $3.3 million and $1.9 million, respectively, an increase of 73% from 2010 to 2011. The increase is due to Kennedy-Wilson's foreclosure on four assets in the consolidated loan portfolio and the acquisition of the outstanding partnership interests to achieve ownership of an approximate 200,000 square foot office portfolio in Oakland, California in 2011.
General and administrative expenses were $4.1 million in 2011 as compared to $3.5 million in 2010. The increase is primarily related to increased general and administrative expenses required to support the growth in our company and the associated equity in income generated from our investment segment.
Depreciation and amortization expense increased to $2.4 million in 2011, a 80% increase from $1.3 million in 2010. The increase is primarily attributable to Kennedy-Wilson's foreclosure on four assets in the consolidated loan portfolio and the acquisition of the outstanding partnership interests to achieve ownership of an approximate 200,000 square foot office portfolio in Oakland, California, in 2011.
Corporate Operating Expenses
Compensation and related expenses were approximately $9.1 million in 2011, as compared to $13.4 million in 2010. The decrease is primarily related to $5.1 million of stock compensation expense in 2011 as compared to $8.1 million in 2010 associated with the 2009 Equity Participation Plan.
Merger related expenses were $2.2 million for the year ended December 31, 2010. These were costs incurred in connection with the Merger.
General and administrative expenses were $3.6 million in 2011, as compared to $2.8 million in 2010. The increase is primarily related to increased general and administrative expenses required to support the growth in our company.
Investments Segment Equity in Joint Venture Income
Investments in joint ventures generated income of $12.5 million in 2011, an increase of $2.0 million from income of $10.5 million recorded in 2010, due primarily to $4.3 million of unrealized fair value gains recognized in 2011 versus $6.2 million in 2010. This decrease in fair value gains recognized was offset by improved operating results at the joint venture level due to decreased financing costs achieved in refinances that took place in 2010 and 2011.
Our share of depreciation generated at the joint venture level was $13.9 million and $10.0 million for the years ended December 31, 2011 and 2010, respectively. We look at equity in joint venture income plus our share of the joint ventures depreciation to get a better sense of cash generated by our joint venture investments. The aggregate of these amounts were $26.4 million and $20.6 million for the year ended December 31, 2011 and 2010, respectively, representing a 28% increase.
Investments Segment Income from Loan Pool Participations and Notes Receivable
Income from loan pool participations and notes receivable generated income of $7.9 million in 2011 as compared to $11.9 million in 2010. This can be attributed to a decrease in accretion income recognized on our loan pools purchased during 2010 due to an increase in the estimated resolution periods as well as foreclosure on certain underlying real estate collateral. Additionally, the 2011 results only include two months of accretion related to our investment in the U.K.-based loan pool.

Non-Operating Items
Acquisition related gain was $6.3 million for the year ended December 31, 2011 compared to $2.1 million for the same period 2010. The acquisition related gain in 2011 is primarily attributed to a gain recognized in connection with the purchase of a approximate 200,000 square foot office portfolio in Oakland, California with a fair value in excess of the price paid as compared to the purchase of a controlling joint venture interest in a project in Northern California with a fair value in excess of the price paid during the same period in 2010.
We achieved a gain on early extinguishment of debt of $16.7 million in 2010 related to the purchase of debt on a 2,700 acre ranch in Hawaii at a discount. No such gain was recorded in 2011.
Loss on early extinguishment of debt was $4.8 million for 2010. The loss was related to the early extinguishment of convertible subordinated debt at an amount that was above face value and the associated decrease in the value of the beneficial conversion feature. No similar loss was recorded in 2011.
Interest expense was $20.5 million in 2011 as compared to $7.6 million in 2010. The increase is primarily attributable to the $250 million senior notes issued in April 2011 bearing interest at a rate of 8.75%. Additionally, in 2010, we paid off our convertible subordinated note.
Benefit from income taxes was $2.0 million in 2011 as compared to a provision for income taxes of $3.7 million in 2010. During 2011, a majority of our taxable income was earned directly by our Irish subsidiaries which are taxed at the foreign tax rate of 12.5%, resulting in a rate differential and benefit from income taxes. During 2010, a majority of our income was earned directly in the United States which is taxed at the federal rate of approximately 34%.
Income from discontinued operations was $0.3 million in 2011. The income relates to the foreclosure sale of a property from our consolidated loan pool.
We had net income of $1.1 million attributable to a non-controlling interest in 2011 compared to $3.0 million in 2010. The decrease is primarily due to the 2010 allocation to the noncontrolling interest in the income of the loan pool participations for reasons described above.

Liquidity and Capital Resources
Our liquidity and capital resources requirements include capital expenditures for our real estate and joint venture investments, and working capital needs. Historically, we have not required significant capital resources to support our brokerage and property management operations. We finance these operations with internally generated funds, borrowings under our revolving line of credit and sales of equity and debt securities. Our investments in real estate are typically financed with equity from our balance sheet and mortgage loans secured primarily by that real estate. These mortgage loans are generally nonrecourse in that, in the event of default, recourse will be limited to the mortgaged property serving as collateral. In some cases, we guarantee a portion of the loan related to a joint venture investment, usually until some condition, such as completion of construction or leasing or certain net operating income criteria, has been met. We do not expect these guarantees to materially affect liquidity or capital resources.
During the year ended December 31, 2012, the Company earned $9.4 million related to operations in the United Kingdom and Ireland. Foreign taxes of $1.1 million are included in the consolidated tax provision for income taxes related to the portion of income earned directly by the United Kingdom and Ireland subsidiaries for the year ended December 31, 2012. U.S. domestic taxes have not been provided for in the consolidated tax provision on amounts earned directly by these subsidiaries since it is the Company's plan to indefinitely invest amounts earned by these subsidiaries in the United Kingdom and Ireland operations. If these subsidiaries' cumulative earnings were repatriated to the United States additional US domestic taxes of $7.4 million would be incurred. Additionally, approximately $13.7 million of our consolidated cash and cash equivalents is held by our United Kingdom and Irish subsidiaries.

Currency Derivative Instruments

Fluctuations in currency exchange rates may affect our financial position and results of operations. During 2012, we entered into a currency forward contract to manage our exposure to currency fluctuations between our functional currency (the U.S. dollar) and the functional currency (Euros) of certain of our wholly owned subsidiaries and joint venture investments and our exposure to currency fluctuations caused by our investment in marketable securities. We hedged these exposures by entering into a currency forward contract to sell EUR16,000,000 at a forward rate. We expect this hedging instrument to partially hedge our exposure to our net investment in certain foreign operations and the changes in fair value of our marketable securities caused by currency fluctuations. The currency forward contract matures on June 4, 2015, and its fair value held as of December 31, 2012 was $1.5 million, which is included in accrued expenses and other liabilities on our consolidated balance sheet.

For 2012, we recorded a loss of $1.2 million in other comprehensive income as the portion of the currency forward contract used to hedge the currency exposure of certain of our wholly owned subsidiaries qualifies as a net investment hedge under ASC Topic 815. During 2012, we recorded a loss of $0.3 million in general and administrative expenses related to the portion of the currency forward contract that was used to hedge currency exposure of our investment in marketable securities
Cash Flows
Operating
Our cash flows from operating activities are primarily dependent upon the operating distributions from our joint venture investments and loan pool participations, revenues from our services business, and the level of our operating expenses and other general and administrative costs.  Net cash provided by operating activities totaled $16.8 million for the year ended December 31, 2012 as compared to net cash provided by operating activities of $3.4 million for the year ended December 31, 2011.
Investing

Our cash flows from investing activities are generally comprised of cash used to fund investments in our joint ventures and loan pool participations, property acquisitions and capital expenditures, loans secured by real estate, and investments in marketable securities as well as cash received from dispositions, resolutions and other distributions of these investments. Net cash used in investing activities totaled $399.7 million for the year ended December 31, 2012. We invested $119.0 million in the acquisitions of real estate primarily related to the purchase of the three multifamily properties and one commercial property in the Western United States. We also invested $178.7 million of equity in joint ventures of which $149.5 million was invested in the acquisition of nine income producing multifamily and residential properties and 11 income producing commercial properties located primarily in the Western United States and Ireland. In addition, we invested $257.9 million to fund our equity in new and existing loans. The cash used in the aforementioned investing activities was offset by receipt of $38.7 million in distributions from our joint ventures primarily due to the sale of six multifamily properties (through property sales and sale of equity interest) located in the Western United States. In addition, we received $58.1 million in distributions from our loan pools primarily due to loan resolutions. Lastly, we sold our marketable securities which provided $34.1 million.

Net cash used in investing activities totaled $207.6 million for the year ended December 31, 2011. This was primarily due to $78.2 million of equity invested in joint ventures of which $63.6 million was invested in the acquisition of eight income-producing multifamily properties and five income producing commercial properties in the Western United States and a development project in Hawaii. In addition, we contributed $14.2 million to our joint venture in Japan for the purpose of refinancing a large portion of the Japanese multifamily portfolio and $7.0 million to increase our investment in a project in Northern California. Additionally, we advanced $172.0 million to fund our equity in new and existing loans of which $61.2 million was invested in our U.K.-based loan pool. We also invested $32.8 million in the ordinary stock of the Bank of Ireland. The cash used in the aforementioned investing activities was offset by the receipt of $23.3 million in distributions from our joint ventures and $66.4 million from our loan pool participations.

Financing

Our net cash related to financing activities is generally impacted by our borrowings and capital raising activities net of dividends and distributions paid to common and preferred shareholders and noncontrolling interests.  Net cash provided by financing activities totaled $388.4 million for the year ended December 31, 2012. This was primarily due to proceeds of $106.2 million received from the issuance of 8.6 million shares of common stock primarily to institutional investors, issuance of $155 million of senior debt which generated $160.3 million in proceeds, $157.7 million of proceeds from mortgage loans to finance our property acquisitions, offset by payments of cash dividends of $21.9 million to our common and preferred shareholders and a $4.9 million distribution to noncontrolling interest holders as a result of the sale of a 180-unit apartment building.

Net cash provided by financing activities totaled $272.6 million for the year ended December 31, 2011. This was primarily due to the issuance of $250 million of senior notes which generated $249.3 million in proceeds. In addition, we issued 4.8 million shares of our common stock in a private placement for net proceeds of $51.4 million and we also completed a follow-on offering of 6.9 million shares of our common stock primarily to institutional investors for net proceeds of $71.7 million. This was offset by net repayments of $73.0 million under our line of credit, mortgage loans and notes payables and payments of cash dividends of $11.7 million.

Since being listed in November 2009, cumulative preferred and common dividends declared were $24.6 million and $17.4 million, respectively, and are included as a component of retained earnings in the accompanying consolidated balance sheet and consolidated statement of equity.
We believe that our existing cash and cash equivalents plus capital generated from property management and leasing, brokerage, sales of real estate owned, collections from notes receivable, as well as our current line of credit, will provide us with sufficient capital requirements to maintain our current portfolio for at least the next 12 months.
To the extent that we engage in additional strategic investments, including real estate, note portfolios, or acquisitions of other real estate related companies, we may need to obtain third party financing which could include bank financing or the public sale or private placement of debt or equity securities.
Under our current joint venture strategy, we generally contribute property expertise and a fully funded initial cash contribution, with commitments to provide additional funding. Capital required for additional improvements and supporting operations during leasing and stabilization periods is generally obtained at the time of acquisition via debt financing or third party investors. Accordingly, we generally do not have significant capital commitments with unconsolidated entities. However, there may be certain circumstances when we, usually with the other members of the joint venture entity, may be required to contribute additional capital for a period of time.
Our need to raise funds from time to time to meet our capital requirements will depend on many factors, including the success and pace of the implementation of our strategy for growth. We regularly monitor capital-raising alternatives to be able to take advantage of other available avenues to support our working capital and investment needs, including strategic partnerships and other alliances, bank borrowings, and the sale of equity or debt securities. We expect to meet the repayment obligations of our senior notes and borrowing under our line of credit from cash generated by our business activities, including the sale of assets and the refinancing of debt.

Contractual Obligations and Commercial Commitments
At December 31, 2012, our contractual cash obligations, including debt, lines of credit, and operating leases included the following:

	Payments due by period
	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Contractual obligations
Borrowings: (1)
Mortgage loans and notes payable	$236,538,000	$12,918,000	$90,735,000	$43,917,000	$88,968,000
Senior notes	405,000,000	—	—	—	405,000,000
Subordinated debt	40,000,000	—	—	—	40,000,000
Total borrowings	681,538,000	12,918,000	90,735,000	43,917,000	533,968,000
Operating leases	8,619,000	2,369,000	4,272,000	1,978,000	—
Total contractual cash obligations	$690,157,000	$15,287,000	$95,007,000	$45,895,000	$533,968,000
—————

(1)
See Notes 10-14 of our Notes to Consolidated Financial Statements. Figures do not include scheduled interest payments. Assuming each debt obligation is held until maturity, we estimate that we will make the following interest payments: Less than 1 year-$49,210,000; 1-3 years-$96,222,000; 4-5 years-$84,186,000; After 5 years: $183,054,000. The interest payments on variable rate debt have been calculated at the interest rate in effect as of December 31, 2012.

Significant indebtedness
Our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay our obligations as they become due. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our leverage, including our ability to service our debt, would increase.
In 2007, Kennedy-Wilson issued junior subordinated debentures in the amount of $40.0 million. The debentures were issued to a trust established by Kennedy-Wilson, which contemporaneously issued $40.0 million of trust preferred securities to Merrill

Lynch International. The interest rate on the debentures is fixed for the first ten years at 9.06%, and variable thereafter at LIBOR plus 3.70%. Interest is payable quarterly with the principal due in 2037. Kennedy Wilson may redeem the debentures, in whole or in part, on any interest payment date at par.
In June 2012, Kennedy-Wilson, Inc., a wholly owned subsidiary of Kennedy Wilson, amended its existing unsecured revolving credit facility with U.S. Bank and East-West Bank which effectively increased the total principal amount available to be borrowed by an additional $25.0 million, for an aggregate of $100.0 million. The loans under the amended unsecured credit facility will bear interest at a rate equal to LIBOR plus 2.75% and the maturity date was extended to June 30, 2015. As of December 31, 2012, there were no amounts drawn under the amended unsecured credit facility.
In April 2011, Kennedy-Wilson, Inc., a wholly owned subsidiary of Kennedy Wilson, issued $200.0 million in aggregate principal amount of its 8.750% senior notes due 2019, for approximately $198.6 million, net of discount. An additional $50.0 million in aggregate principal amount of its 8.75% senior notes due 2019, was issued for approximately $50.8 million, net of premium. In December 2012, Kennedy Wilson issued an additional $100.0 million aggregate principal amount of these 8.750% senior notes for approximately $105.3 million, net of premium. Collectively, the issuances are referred to as "the 2019 Notes". The terms of the 2019 Notes are governed by an indenture, dated as of April 5, 2011, by and among the issuer, Kennedy-Wilson, as parent guarantor; certain subsidiaries of the issuer, as subsidiary guarantors; and Wilmington Trust FSB, as amended by various subsequent supplemental indentures. The 2019 Notes bear interest at 8.750% per annum. Interest is payable on April 1 and October 1 of each year, beginning on October 1, 2011, until the maturity date of April 1, 2019. The issuer's obligations under the 2019 Notes are fully and unconditionally guaranteed by Kennedy-Wilson and the subsidiary guarantors. At any time prior to April 1, 2015, the issuer may redeem the 2019 Notes, in whole or in part, at a price equal to 100% of the principal amount, plus an applicable "make-whole" premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after April 1, 2015, the issuer may redeem the 2019 Notes, in whole or in part, at the redemption prices specified in the indenture. Until April 1, 2014, the issuer may choose to redeem the 2019 Notes in an amount not to exceed in aggregate 35% of the original principal amount of the 2019 Notes together with any additional 2019 Notes issued under the indenture with money the issuer or Kennedy-Wilson raise in certain equity offerings. The amount of the 2019 Notes included in the consolidated balance sheets, net of unamortized discount and premium, was $354.6 million at December 31, 2012.
In December 2012, Kennedy Wilson completed a public offering of $55.0 million aggregate principal amount of 7.75% Senior Notes due 2042 (the "2042 Notes"). The 2042 Notes were issued pursuant to an indenture dated as of November 28, 2012, by and between Kennedy-Wilson, as issuer and Wilmington Trust FSB, as trustee, as amended by various subsequent supplemental indentures. The issuer's obligations under the 2042 Notes are fully and unconditionally guaranteed by Kennedy-Wilson and the subsidiary guarantors. At any time prior to December 1, 2017, the issuer may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after December 1, 2017, the issuer may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Interest on the 2042 Notes accrues at a rate of 7.75% per annum and is payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing on March 1, 2013. The 2042 Notes will mature on December 1, 2042. The amount of the 2042 Notes included in the accompanying consolidated balance sheets was $55.0 million at December 31, 2012.
The junior subordinated debentures, the unsecured credit facility with U.S. Bank and East West Bank, and the indenture governing the 2019 Notes and 2042 Notes contain numerous restrictive covenants that, among other things, limit Kennedy-Wilson's and certain of its subsidiaries' ability to incur additional indebtedness, pay dividends or make distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The unsecured credit facility and junior subordinated debentures also require Kennedy-Wilson to maintain a minimum tangible net worth and a specified amount of cash and cash equivalents.
The junior subordinated debentures require Kennedy-Wilson to maintain (i) a fixed charge coverage ratio (as defined in the indenture governing our junior subordinated debentures) of not less than 1.75 to 1.00, measured on a four-quarter rolling basis, and (ii) a ratio of total debt to net worth (as defined in the indenture governing the junior subordinated debentures) of not greater than 3.00 to 1.00 at anytime. As of December 31, 2012, Kennedy-Wilson's fixed charge coverage ratio was 3.42 to 1.00 and its ratio of total debt to net worth was 1.35 to 1.00.
The revolving loan agreement that governs the amended unsecured credit facility requires Kennedy-Wilson, Inc. to maintain (i) a minimum rent adjusted fixed charge coverage ratio (as defined in the revolving loan agreement) of not less than 1.50 to 1.00, measured on a four quarter rolling average basis and (ii) maximum balance sheet leverage (as defined in the revolving loan agreement) of not greater than 1.50 to 1.00, measured at the end of each calendar quarter. As of December 31, 2012, Kennedy-Wilson, Inc.'s adjusted fixed charge coverage ratio was 2.49 to 1.00 and its balance sheet leverage was 0.93 to 1.00.

The indentures governing the 2019 Notes and 2042 Notes limits Kennedy-Wilson's ability to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy-Wilson's maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. This ratio is measured at the time of incurrence of additional indebtedness. As of December 31, 2012, the balance sheet leverage ratio was 0.87 to 1.00.
Off-Balance Sheet Arrangements
Guarantees
We have provided guarantees associated with loans secured by assets held in various joint venture partnerships. The maximum potential amount of future payments (undiscounted) we could be required to make under the guarantees was approximately $55.5 million at December 31, 2012. The guarantees expire by the year end of 2017 and our performance under the guarantees would be required to the extent there is a shortfall in liquidation between the principal amount of the loan and the net sales proceeds of the property. If we were to become obligated to perform on these guarantees, it could have an adverse affect on our financial condition.
As of December 31, 2012, we have a unfulfilled capital commitments totaling $8.3 million to our joint ventures. As we identify investment opportunities in the future, we may be called upon to contribute additional capital to joint ventures in satisfaction of our capital commitment obligations.
Non-Recourse Carve Out Guarantees
Most of our real estate properties within our equity partnerships are encumbered by traditional non-recourse debt obligations. In connection with most of these loans, however, we entered into certain “non-recourse carve out” guarantees, which provide for the loans to become partially or fully recourse against us if certain triggering events occur. Although these events are different for each guarantee, some of the common events include:

•	the special purpose property-owning subsidiary’s filing a voluntary petition for bankruptcy;

•	the special purpose property-owning subsidiary’s failure to maintain its status as a special purpose entity; and

•
subject to certain conditions, the special purpose property-owning subsidiary’s failure to obtain lender’s written consent prior to any subordinate financing or other voluntary lien encumbering the associated property.

In the event that any of these triggering events occur and the loans become partially or fully recourse against us, our business, financial condition, results of operations and common stock price could be materially adversely affected.
In addition, other items that are customarily recourse to a non-recourse carve out guarantor include, but are not limited to, the payment of real property taxes, liens which are senior to the mortgage loan and outstanding security deposits.
Impact of Inflation and Changing Prices
Inflation has not had a significant impact on the results of operations of our company in recent years. Our exposure to market risk from changing prices consists primarily of fluctuations in rental rates of commercial and residential properties, market interest rates on residential mortgages and debt obligations and real estate property values. The revenues associated with the commercial services businesses are impacted by fluctuations in interest rates, lease rates, real property values and the availability of space and competition in the market place. Commercial service revenues are derived from a broad range of services that are primarily transaction driven and are therefore volatile in nature and highly competitive. The revenues of the property management operations with respect to rental properties are highly dependent upon the aggregate rents of the properties managed, which are affected by rental rates and building occupancy rates. Rental rate increases are dependent upon market conditions and the competitive environments in the respective locations of the properties. Employee compensation is the principal cost element of property management. Economic trends in 2012 were characterized by general decrease in commercial leasing volume in the United States.

Qualitative and Quantitative Disclosures about Market Risk
The primary market risk exposure of our company relates to changes in interest rates in connection with our short-term borrowings, some of which bear interest at variable rates based on the lender’s base rate, prime rate, and LIBOR plus an applicable borrowing margin. Historically, we have not experienced material gains or losses due to interest rate changes.
Interest Rate Risk
We have established an interest rate management policy, which attempts to minimize our overall cost of debt, while taking into consideration the earnings implications associated with the volatility of short-term interest rates. As part of this policy, we have elected to maintain a combination of variable and fixed rate debt.

The tables below represent contractual balances of our financial instruments at the expected maturity dates as well as the fair value at December 31, 2012. The expected maturity categories take into consideration actual amortization of principal and do not take into consideration reinvestment of cash. The weighted average interest rate for the various assets and liabilities presented below represents the actual interest rate that would apply as of December 31, 2012. We closely monitor the fluctuation in interest rates, and if rates were to increase significantly, we believe that we would be able to either hedge the change in the interest rate or refinance the loans with fixed interest rate debt. All instruments included in this analysis are non-trading.

	Principal Maturing in:							Fair Value
	2013	2014	2015	2016	2017	Thereafter	Total	December 31, 2012
	(in thousands)
Interest rate sensitive assets
Cash equivalents	$120,855	$—	$—	$—	$—	$—	$120,855	$120,855
Average interest rate	0.25%	—	—	—	—	—	0.25%	—
Short-term investments	10,000	—	—	—	—	—	10,000	10,000
Average interest rate	0.58%	—	—	—	—	—	0.58%	—
Fixed rate receivables	710	8,934	3,000	—	1,193	—	13,837	13,837
Average interest rate	11.18%	10.37%	11.50%	—	8.00%	—	10.45%	—
Variable rate receivables	—	—	—	—	122,770	—	122,770	122,770
Average interest rate	—	—	—	—	5.30%	—	5.30%	—
Total	$131,565	$8,934	$3,000	$—	$123,963	$—	$267,462	$267,462
Weighted average interest rate	0.33%	10.37%	11.50%	—%	5.33%	—%	3.11%
Interest rate sensitive liabilities
Variable rate borrowings	$—	$4,391	$7,032	$—	$78,705	$52,475	$142,603	$142,603
Average interest rate	—	4.25%	3.71%	—	5.56%	2.24%	4.21%	—
Fixed rate borrowings	1,873	5,888	—	—	12,000	519,174	538,935	565,587
Average interest rate	5.72%	15.00%	—	—	6.75%	8.02%	8.06%	—
Total	$1,873	$10,279	$7,032	$—	$90,705	$571,649	$681,538	$708,190
Weighted average interest rate	5.72%	10.41%	3.71%	—%	5.72%	7.49%	7.25%
Recently Issued Accounting Pronouncements
In May 2011, the FASB issued Accounting Standards Codification (ASC) Update No. 2011-04, Fair Value Measurement - Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in US GAAP and IRFS. Update No. 2011-04 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Update 2011-04 is intended to result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The adoption of this update did not have a material impact to our financial statements.
In June 2011, the FASB issued Accounting Standards Codification (ASC) Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. Update No. 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Update 2011-05 requires an entity to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The Company has adopted this approach and the required disclosure is presented herein.
In September 2011, the FASB issued Accounting Standards Codification (ASC) Update No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment, which is intended to simplify goodwill impairment testing. Entities will be permitted to perform a qualitative assessment on goodwill impairment to determine whether it is more likely than not (defined as having a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. This guidance is effective for goodwill impairment tests performed in interim and annual periods for fiscal years beginning after December 15, 2011. The adoption of this update did not have a material impact on our financial statements.

Item 8.	Financial Statements and Supplementary Data

FINANCIAL STATEMENTS
Kennedy-Wilson Holdings, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Kennedy-Wilson Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedules III and IV. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Kennedy-Wilson Holdings, Inc.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 12, 2013 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.
As discussed in note 2 to the consolidated financial statements, the Company has elected to change its method of accounting for determining the allocation of cash flows received from unconsolidated real estate joint ventures on its consolidated statement of cash flows from the "cumulative earnings" method to the "look-through" method for each of the years in the three-year period ended December 31, 2012.

/s/ KPMG LLP

Los Angeles, California
March 12, 2013, except as to note 2 “Distributions from Unconsolidated Real Estate Joint Ventures”, note 23, and note 25, which are as of November 1, 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Kennedy-Wilson Holdings, Inc.:
We have audited Kennedy-Wilson Holdings Inc.'s (the Company) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Kennedy-Wilson Holdings, Inc.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Kennedy-Wilson Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2012, and our report dated March 12, 2013 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
Los Angeles, California
March 12, 2013

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2012	2011
Assets
Cash and cash equivalents	$120,855,000	$115,926,000
Short term investments	10,000,000	—
Accounts receivable	3,647,000	3,114,000
Accounts receivable—related parties	22,393,000	15,612,000
Notes receivable	136,607,000	7,938,000
Notes receivable—related parties	—	33,269,000
Real estate, net of accumulated depreciation	289,449,000	115,880,000
Investments in joint ventures ($68,363,000 and $51,382,000 carried at fair value as of December 31, 2012 and 2011, respectively)	543,193,000	343,367,000
Investments in loan pool participations	95,601,000	89,951,000
Marketable securities	—	23,005,000
Other assets	38,079,000	20,749,000
Goodwill	23,965,000	23,965,000
Total assets	$1,283,789,000	$792,776,000

Liabilities
Accounts payable	$1,762,000	$1,798,000
Accrued expenses and other liabilities	29,417,000	24,262,000
Accrued salaries and benefits	24,981,000	14,578,000
Deferred tax liability	22,671,000	18,437,000
Mortgage loans and notes payable	236,538,000	30,748,000
Senior notes payable	409,640,000	249,385,000
Junior subordinated debentures	40,000,000	40,000,000
Total liabilities	765,009,000	379,208,000
Equity
Cumulative Preferred stock, $0.0001 par value, 1,000,000 shares authorized, $1,000 per share liquidation preference:
6.00% Series A, 100,000 shares issued and outstanding as of December 31, 2012 and 2011, mandatorily convertible on May 19, 2015	—	—
6.45% Series B, 32,550 shares issued and outstanding as of December 31, 2012 and 2011, respectively, mandatorily convertible on November 3, 2018	—	—
Common stock, $0.0001 par value, 125,000,000 shares authorized, 64,789,646 and 52,989,646 shares issued and 63,772,598 and 51,825,998 shares outstanding as of December 31, 2012 and 2011, respectively	6,000	5,000
Additional paid-in capital	512,835,000	407,335,000
Retained earnings (accumulated deficit)	(5,910,000)	9,708,000
Accumulated other comprehensive income	12,569,000	5,035,000
Shares held in treasury at cost, $0.0001 par value, 1,017,048 and 1,163,648 held as of December 31, 2012 and 2011, respectively	(9,856,000)	(11,848,000)
Total Kennedy-Wilson Holdings, Inc. stockholders’ equity	509,644,000	410,235,000
Noncontrolling interests	9,136,000	3,333,000
Total equity	518,780,000	413,568,000
Total liabilities and equity	$1,283,789,000	$792,776,000
See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations

	Year ended December 31,
	2012	2011	2010
Revenue
Management and leasing fees	$15,795,000	$12,570,000	$8,913,000
Management and leasing fees—related party	24,509,000	14,546,000	12,417,000
Commissions	5,023,000	5,777,000	6,359,000
Commissions—related party	7,932,000	24,183,000	5,375,000
Sale of real estate	2,271,000	417,000	3,937,000
Sale of real estate—related party	—	—	9,535,000
Rental and other income	8,526,000	5,140,000	4,000,000
Total revenue	64,056,000	62,633,000	50,536,000
Operating expenses
Commission and marketing expenses	4,550,000	3,965,000	3,186,000
Compensation and related expenses	55,834,000	41,129,000	38,155,000
Merger-related compensation and related expenses	—	—	2,225,000
Cost of real estate sold	2,230,000	397,000	2,714,000
Cost of real estate sold—related party	—	—	8,812,000
General and administrative	19,448,000	14,455,000	11,314,000
Depreciation and amortization	4,937,000	2,798,000	1,618,000
Rental operating expense	4,496,000	3,308,000	1,913,000
Total operating expenses	91,495,000	66,052,000	69,937,000
Equity in joint venture income	21,527,000	12,507,000	10,548,000
Interest income from loan pool participations and notes receivable	9,256,000	7,886,000	11,855,000
Operating income	3,344,000	16,974,000	3,002,000
Non-operating income (expense)
Interest income	133,000	285,000	192,000
Interest income—related party	2,805,000	2,021,000	662,000
Acquisition related gains	25,476,000	6,348,000	2,108,000
Gain on sale of marketable securities	4,353,000	—	—
Gain on early extinguishment of mortgage debt	—	—	16,670,000
Loss on early extinguishment of corporate debt	—	—	(4,788,000)
Acquisition-related expenses	(675,000)	—	—
Interest expense	(28,595,000)	(20,507,000)	(7,634,000)
Income from continuing operations before benefit from (provision for) income taxes	6,841,000	5,121,000	10,212,000
Benefit from (provision for) income taxes	208,000	2,014,000	(3,727,000)
Income from continuing operations	7,049,000	7,135,000	6,485,000
Discontinued Operations
Income from discontinued operations, net of income taxes	2,000	8,000	—
(Loss) gain from sale of real estate, net of income taxes	(212,000)	335,000	—
Net income	6,839,000	7,478,000	6,485,000
Net income attributable to the noncontrolling interests	(2,589,000)	(1,132,000)	(2,979,000)
Net income attributable to Kennedy-Wilson Holdings, Inc.	4,250,000	6,346,000	3,506,000
Preferred stock dividends and accretion of issuance costs	(8,144,000)	(8,744,000)	(4,558,000)
Net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(3,894,000)	$(2,398,000)	$(1,052,000)
Basic and diluted income (loss) per share attributable to Kennedy-Wilson Holdings, Inc. common shareholders
Continuing operations	$(0.07)	$(0.06)	$(0.03)
Discontinued operations, net of income taxes	—	0.01	—
Earnings per share - basic and diluted (a)	$(0.07)	$(0.05)	$(0.03)
Weighted average shares outstanding for basic and diluted (loss) income per share	55,285,833	42,415,770	38,978,272
Dividends declared per common share	$0.20	$0.11	$—
—————
(a)  EPS amounts may not add due to rounding.

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2012	2011	2010

Net income	$6,839,000	$7,478,000	$6,485,000
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	3,263,000	(3,198,000)	6,000
Unrealized foreign currency translation (loss) gain	(1,453,000)	1,508,000	6,434,000
Unrealized forward contract foreign currency gain (loss)	5,724,000	(2,318,000)	—
Total other comprehensive income (loss) for the period	7,534,000	(4,008,000)	6,440,000

Comprehensive income	14,373,000	3,470,000	12,925,000
Comprehensive income attributable to noncontrolling interests	(2,589,000)	(1,132,000)	(2,979,000)
Comprehensive income attributable to Kennedy-Wilson Holdings, Inc.	$11,784,000	$2,338,000	$9,946,000

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Consolidated Statements of Equity

							Accumulated
					Additional		Other
	Preferred Stock		Common Stock		Paid-in	Retained	Comprehensive	Treasury	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Earnings	Income	Stock	Interests	Total
Balance, January 1, 2010	—	$—	41,177,658	$4,000	$155,878,000	$18,829,000	$2,603,000	$—	$2,022,000	$179,336,000
Issuance of preferred stock, net of issuance costs of $256,000	132,550	—	—	—	132,294,000	—	—	—	—	132,294,000
Repurchase of 1,111,690 common shares	—	—	(1,111,690)	—	—	—	—	(11,301,000)	—	(11,301,000)
Repurchase and retirement of 7,942,555 warrants	—	—	—	—	(11,500,000)	—	—	—	—	(11,500,000)
Stock compensation expense	—	—	—	—	7,666,000	—	—	—	—	7,666,000
Common stock issued under 2009 Equity Participation Plan net of 18,562 shares forfeited	—	—	113,938	—	428,000	—	—	—	—	428,000
Other comprehensive income:
Foreign currency translation, net of tax of $4,269,000	—	—	—	—	—	—	6,434,000	—	—	6,434,000
Unrealized gain on marketable security, net of tax of $5,000	—	—	—	—	—	—	6,000	—	—	6,000
Preferred stock dividends	—	—	—	—	—	(4,533,000)	—	—	—	(4,533,000)
Accretion of preferred stock issuance costs	—	—	—	—	25,000	(25,000)	—	—	—	—
Extinguished beneficial conversion feature on convertible debt	—	—	—	—	(122,000)	—	—	—	—	(122,000)
Net income	—	—	—	—	—	3,506,000	—	—	2,979,000	6,485,000
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	10,955,000	10,955,000
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(3,242,000)	(3,242,000)
Balance, December 31, 2010	132,550	—	40,179,906	4,000	284,669,000	17,777,000	9,043,000	(11,301,000)	12,714,000	312,906,000
Issuance of 11,700,000 shares of common stock	—	—	11,700,000	1,000	123,699,000	—	—	—	—	123,700,000
Repurchase of 51,958 common shares	—	—	(51,958)	—	—	—	—	(547,000)	—	(547,000)
Repurchase of 3,371,804 warrants	—	—	—	—	(6,132,000)	—	—	—	—	(6,132,000)
Stock compensation expense	—	—	—	—	5,055,000	—	—	—	—	5,055,000
Shares forfeited, net of 3,000 shares of common stock issued under the 2009 Equity Participation Plan	—	—	(1,950)	—	—	—	—	—	—	—
Other comprehensive income:										—
Foreign currency translation gain, net of tax of $902,000	—	—	—	—	—	—	1,508,000	—	—	1,508,000
Forward foreign currency loss, net of tax of $1,532,000	—	—	—	—	—	—	(2,318,000)	—	—	(2,318,000)
Unrealized holding losses on available for sale securities, net of tax of $2,132,000	—	—	—	—	—	—	(3,198,000)	—	—	(3,198,000)
Preferred stock dividends	—	—	—	—	—	(8,700,000)	—	—	—	(8,700,000)
Common stock dividends	—	—	—	—	—	(5,671,000)	—	—	—	(5,671,000)
Accretion of preferred stock issuance costs	—	—	—	—	44,000	(44,000)	—	—	—	—
Net income	—	—	—	—	—	6,346,000	—	—	1,132,000	7,478,000
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	4,465,000	4,465,000
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(5,142,000)	(5,142,000)
Distribution of marketable securities to noncontrolling interests	—	—	—	—	—	—	—	—	(2,843,000)	(2,843,000)
Effective restructuring on noncontrolling interests (Note 15)	—	—	—	—	—	—	—	—	(6,993,000)	(6,993,000)
Balance, December 31, 2011	132,550	—	51,825,998	5,000	407,335,000	9,708,000	5,035,000	(11,848,000)	3,333,000	413,568,000

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Consolidated Statements of Equity (continued)

						Retained	Accumulated
					Additional	Earnings	Other
	Preferred Stock		Common Stock		Paid-in	(Accumulated	Comprehensive	Treasury	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Deficit)	Income	Stock	Interests	Total
Repurchase of 3,400 common shares	—	—	(3,400)	—	—	—	—	(47,000)	—	(47,000)
Repurchase of 612,900 warrants	—	—	—	—	(1,610,000)	—	—	—	—	(1,610,000)
Issuance of 8,625,000 shares of common stock	—	—	8,625,000	1,000	106,245,000	—	—	—	—	106,246,000
Common stock issued under Amended and Restated 2009 Equity Participation Plan	—	—	3,175,000	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	3,481,000	—	—	—	—	3,481,000
Other comprehensive income (loss):
Unrealized gain on marketable securities, net of tax of $2,286,000	—	—	—	—	—	—	3,263,000	—	—	3,263,000
Unrealized foreign currency translation loss, net of tax of $1,306,000	—	—	—	—	—	—	(1,453,000)	—	—	(1,453,000)
Unrealized forward contract foreign currency gain, net of tax of $3,734,000	—	—	—	—	—	—	5,724,000	—	—	5,724,000
Preferred stock dividends	—	—	—	—	—	(8,100,000)	—	—	—	(8,100,000)
Common stock dividends	—	—	—	—	—	(11,724,000)	—	—	—	(11,724,000)
Accretion of preferred stock issuance costs	—	—	—	—	44,000	(44,000)	—	—	—	—
Net income	—	—	—	—	—	4,250,000	—	—	2,589,000	6,839,000
Acquisition of noncontroling interests	—	—	150,000	—	(2,660,000)	—	—	2,039,000	148,000	(473,000)
Consolidation of Fund II	—	—	—	—	—	—	—	—	7,597,000	7,597,000
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	400,000	400,000
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(4,931,000)	(4,931,000)
Balance, December 31, 2012	132,550	$—	63,772,598	$6,000	$512,835,000	$(5,910,000)	$12,569,000	$(9,856,000)	$9,136,000	$518,780,000
See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$6,839,000	$7,478,000	$6,485,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss (gain) from sale of real estate	171,000	(355,000)	(1,223,000)
Gain from sale of real estate—related party	—	—	(723,000)
Gain on early extinguishment of debt	—	—	(16,670,000)
Loss on early extinguishment of debt	—	—	4,788,000
Acquisition related gain	(25,476,000)	(6,348,000)	(2,108,000)
Gain on sale of marketable securities	(4,353,000)	—	—
Depreciation and amortization	4,937,000	2,825,000	1,618,000
Provision for deferred income taxes	(481,000)	(4,672,000)	6,158,000
Amortization of deferred loan costs	1,205,000	812,000	262,000
Amortization of beneficial conversion of convertible subordinated debt	—	—	168,000
Amortization of discount and accretion of premium on issuance of the senior notes payable	5,000	41,000	—
Equity in joint venture income	(21,527,000)	(12,507,000)	(10,548,000)
Accretion of interest income on loan pool participations and notes receivable	(8,107,000)	(6,692,000)	(11,855,000)
Stock compensation expense	8,147,000	5,055,000	8,094,000
Change in assets and liabilities:
Accounts receivable	(881,000)	(973,000)	(1,039,000)
Accounts receivable—related party	(6,767,000)	(8,945,000)	(2,784,000)
Income tax receivable	—	—	6,848,000
Operating distributions from joint ventures	40,427,000	13,006,000	5,931,000
Operating distributions from loan pool participation	18,594,000	2,395,000	266,000
Other assets	(3,120,000)	(3,849,000)	1,432,000
Accounts payable	(36,000)	207,000	644,000
Accrued expenses and other liabilities	1,448,000	12,093,000	93,000
Accrued salaries and benefits	5,737,000	3,857,000	6,320,000
Net cash provided by operating activities	16,762,000	3,428,000	2,157,000
Cash flows from investing activities:
Additions to notes receivable	(167,861,000)	(6,145,000)	(25,636,000)
Settlements of notes receivable	7,074,000	3,625,000	8,438,000
Additions to notes receivable—related party	(17,062,000)	(35,273,000)	(5,914,000)
Settlements of notes receivable—related party	9,093,000	4,867,000	8,721,000
Net proceeds from sale of real estate held for sale	—	—	3,639,000
Net proceeds from sale of real estate—related party	—	—	9,548,000
Net proceeds from sale of real estate	18,733,000	7,053,000	—
Purchases of and additions to real estate	(118,959,000)	(2,680,000)	(23,764,000)
Investment in marketable securities	—	(32,775,000)	—
Short-term investments	(10,000,000)	—	—
Proceeds from sale of marketable securities	34,108,000	—	—
Investing distributions from joint ventures	38,701,000	23,274,000	10,177,000
Contributions to joint ventures	(178,722,000)	(105,386,000)	(83,891,000)
Investing distributions from loan pool participation	58,142,000	66,418,000	—
Contributions to loan pool participation	(72,970,000)	(130,551,000)	(16,154,000)
Net cash used in investing activities	(399,723,000)	(207,573,000)	(114,836,000)
Cash flow from financing activities:
Borrowings under senior notes payable	160,250,000	249,344,000	—
Borrowings under notes payable	—	—	4,250,000
Repayment of notes payable	—	(24,783,000)	(5,600,000)
Borrowings under lines of credit	85,811,000	74,000,000	48,250,000
Repayment of lines of credit	(85,811,000)	(101,750,000)	(30,500,000)
Borrowings under mortgage loans payable	157,739,000	17,076,000	20,016,000
Repayment of mortgage loans payable	—	(37,577,000)	(24,735,000)
Repayment of convertible subordinated debt	—	—	(32,550,000)
Debt issue costs	(7,259,000)	(7,739,000)	(644,000)
Issuance of preferred stock	—	—	132,294,000
Issuance of common stock	106,246,000	123,100,000	—
Repurchase of common stock	(47,000)	(547,000)	(11,301,000)
Repurchase of warrants	(1,610,000)	(6,132,000)	(11,500,000)
Dividends paid	(21,897,000)	(11,698,000)	(4,533,000)
Acquisition of noncontrolling interests	(473,000)	—	—
Contributions from noncontrolling interests	400,000	4,465,000	10,955,000
Distributions to noncontrolling interests	(4,931,000)	(5,142,000)	(3,242,000)
Net cash provided by financing activities	388,418,000	272,617,000	91,160,000
Effect of currency exchange rate changes on cash and cash equivalents	(528,000)	486,000	10,703,000
Net change in cash and cash equivalents	4,929,000	68,958,000	(10,816,000)
Cash and cash equivalents, beginning of year	115,926,000	46,968,000	57,784,000
Cash and cash equivalents, end of year	$120,855,000	$115,926,000	$46,968,000

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (continued)

	Year ended December 31,
	2012	2011	2010
Supplemental disclosure of non-cash investing and financing activities:
Unrealized gain (loss) on marketable securities, net of tax	$3,263,000	$(3,198,000)	$6,000
Accretion of preferred stock issuance costs	44,000	44,000	25,000
Acquisitions of property by assumption of mortgage loan and note payable	33,817,000	—	—
Sale of condo unit with seller back financing	1,193,000	—	—
Acquisition of properties in lieu of settlement of notes receivable and interest receivable	36,941,000	—	—

In November 2012, due to a change of control, Kennedy Wilson began to consolidate KW Property Fund II, LP, a limited partnership that had been previously accounted for using the equity method. As a result of obtaining control of this entity, Kennedy Wilson applied Business Combinations guidance and assumed assets and liabilities as described in note 4.

During 2011, as a result of the acquisition of a 100% interest in an approximate 200,000 square foot office portfolio, real estate increased by $17,680,000, accounts receivable increased by $44,000, other assets increased by $50,000, accounts payable increased by $87,000, accrued expenses and other liabilities increased by $991,000 and mortgage loans payable increased by$16,000,000.
During 2011, as a result of the sale of a controlling interest in a piece of land in Kent, Washington, real estate decreased $696,000.
During 2011, as a result of Kennedy-Wilson's foreclosure of five assets in its consolidated loan portfolio, notes receivable decreased by $15,938,000 and real estate increased by $15,938,000.
During 2011, Kennedy-Wilson issued 4,400,000 shares of its common stock to an institutional investor for $10.70 per share when the market value was $12.20. In addition, as a result of its contractual rights, the preferred shareholder also acquired 400,000 shares for $10.70 per share, representing a $600,000 discount. Because the discount was the result of the preferred shareholder's contractual rights, it is reflected as a non-cash preferred dividend.
In December 2011, Kennedy-Wilson declared dividends on its common stock totaling $2,073,000. The dividends were paid subsequent to December 31, 2011.
During 2011, Kennedy-Wilson deconsolidated a balance of $7.0 million of non-controlling interest.
During 2011, Kennedy-Wilson distributed $2.8 million of the Bank of Ireland stock to a noncontrolling entity comprised of Kennedy-Wilson executives.
During 2011, Kennedy-Wilson foreclosed on two condominiums reducing notes receivable by $1.4 million and increasing real estate by $1.4 million.
During 2010, as a result of the consolidation of two joint venture investments and a subsequent deconsolidation of one of those entities, accounts receivable increased by $171,000, real estate increased by $28,464,000, investment in joint ventures increased by $3,292,000, other assets increased by $3,174,000, accrued expenses and other liabilities increased by $323,000 and mortgage loan payable increased by $32,670,000.

Supplemental cash flow information:
	Year ended December 31,
	2012	2011	2010
Cash paid during the year for:
Interest	$28,717,000	$17,006,000	$8,400,000
Interest capitalized	2,258,000	2,716,000	790,000
Income taxes	100,000	30,000	25,000
See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
NOTE 1—ORGANIZATION
Kennedy-Wilson Holdings, Inc., a Delaware corporation, and its subsidiaries (“Kennedy Wilson,” “KWH” or the "Company"), provide various commercial and residential real estate services including property management, asset management, brokerage and marketing in the United States, the United Kingdom, Ireland, Spain and Japan primarily to institutional investors, financial institutions, pension funds, and developers. Kennedy Wilson, principally through joint venture investments, also acquires, renovates and resells commercial and residential real estate, and invests in loan pools and discounted loan portfolios. Additionally, from time to time Kennedy Wilson will acquire real estate and real estate related investments without partners.

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION—The consolidated financial statements include the accounts of Kennedy Wilson and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In addition, Kennedy Wilson evaluates its relationships with other entities to identify whether they are variable interest entities (VIE) as defined by FASB Accounting Standards Codification (ASC) Subtopic 810 – Consolidation and to assess whether it is the primary beneficiary of such entities. In determining whether Kennedy Wilson is the primary beneficiary of a VIE, qualitative and quantitative factors are considered, including, but not limited to: the amount and characteristics of Kennedy-Wilson's investment; the obligation or likelihood for Kennedy Wilson to provide financial support; Kennedy Wilson's ability to control or significantly influence key decisions for the VIE; and the similarity with and significance to the business activities of Kennedy Wilson. Significant judgments related to these determinations include estimates about the future fair values and performance of real estate held by these VIEs and general market conditions. As of December 31, 2012, Kennedy-Wilson has determined that it does not have any VIEs except as discussed in the joint ventures policy below.
USE OF ESTIMATES—The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosure about contingent assets and liabilities, and reported amounts of revenues and expenses. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. The after-effects of the recent global financial crisis, including highly volatile credit, equity and foreign currency markets and a slow and uneven global economic recovery, have increased the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates will be reflected in the financial statements in future periods.
REVENUE RECOGNITION—Revenue primarily consists of management fees, performance fees, commission revenue, rental income and sales of real estate.
Management fees are primarily comprised of property management fees and base asset management fees. Property management fees are earned for managing the operations of real estate assets and are generally based on a fixed percentage of the revenues generated from the respective real estate assets. Base asset management fees are earned from limited partners of funds Kennedy-Wilson sponsors and are generally based on a fixed percentage of committed capital or net asset value. These fees are recognized as revenue ratably over the period that the respective services are performed.
Performance fees or carried interest are allocated to the general partner, special limited partner or asset manager of Kennedy Wilson's real estate funds and loan pool participations based on the cumulative performance of the fund and loan pools and are subject to preferred return thresholds of the limited partners and participants. At the end of each reporting period, Kennedy Wilson calculates the performance fee that would be due as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as performance fees to reflect either (a) positive performance resulting in an increase in the performance fee allocated to the general partner or asset manager or (b) negative performance that would cause the amount due to Kennedy-Wilson to be less than the amount previously recognized as revenue, resulting in a negative adjustment to performance fees allocated to the general partner or asset manager. Substantially all of the performance fees are recognized in management and leasing fees and substantially all of the carried interest is recognized in equity in joint venture income in our consolidated statements of operations. Total performances fees recognized to date through December 31, 2012 that may be reversed in future periods if there is negative fund performance totaled $12.8 million. Performance fees accrued

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

as of December 31, 2012 and 2011 were $8.6 million and $4.2 million, respectively, and are included in accounts receivable—related parties in the accompanying consolidated balance sheet.
Commissions primarily consist of acquisition fees, auction and real estate sales commissions and leasing commissions. Acquisition fees are earned for identifying and closing investments on behalf of investors and are based on a fixed percentage of the acquisition price. Acquisition fees are recognized upon the successful completion of an acquisition after all required services have been performed. In the case of auction and real estate sales commissions, the revenue is generally recognized when escrow closes. In accordance with the guidelines established for Reporting Revenue Gross as a Principal versus Net as an Agent in the ASC Subtopic 605-45, Kennedy Wilson records commission revenues and expenses on a gross basis. Of the criteria listed in the Subtopic 605-45, Kennedy Wilson is the primary obligor in the transaction, does not have inventory risk, performs all or part of the service, has credit risk, and has wide latitude in establishing the price of services rendered and discretion in selection of agents and determination of service specifications. Leasing fees that are payable upon tenant occupancy, payment of rent or other events beyond Kennedy Wilson's control are recognized upon the occurrence of such events.
Rental income from operating leases is generally recognized on a straight-line basis over the terms of the leases.
Sales of real estate are recognized at the close of escrow when title to the real property passes to the buyer and there is no continuing involvement in the real property. Kennedy Wilson follows the requirements for profit recognition as set forth by the Sale of Real Estate ASC Subtopic 360-20.
REAL ESTATE ACQUISITIONS—When acquiring a property, the purchase price of acquired properties is recorded to land, buildings and building improvements and intangible lease value (value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values in accordance with Business Combinations ASC Subtopics 805-10. Acquisition-related costs are expensed as incurred.
The valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate are valued, in part, based on third party valuations and management estimates also using an income approach.
INVESTMENTS IN JOINT VENTURES—Kennedy Wilson has a number of joint venture interests, that were formed to acquire, manage, and/or sell real estate and invest in loan pools and discounted loan portfolios. Investments in joint ventures which Kennedy Wilson does not control are accounted for under the equity method of accounting as Kennedy Wilson can exercise significant influence, but does not have the ability to control the joint venture. An investment in a joint venture is recorded at its initial investment and is increased or decreased by Kennedy Wilson’s share of income or loss, plus additional contributions and less distributions. A decline in the value of an investments in a joint venture that is other than temporary is recognized when evidence indicates that such a decline has occurred in accordance with Equity Method Investments ASC Subtopic 323-10. As of December 31, 2012, Kennedy Wilson also had investments in five joint venture investments which are VIEs in which Kennedy Wilson is not the primary beneficiary and therefore accounts for them under the equity method as well.
Profits on the sale of real estate held by joint ventures in which Kennedy Wilson has continuing involvement are deferred until such time that the continuing involvement has been concluded and all the risks and rewards of ownership have passed to the buyer. Profit on sales to joint ventures in which Kennedy Wilson retains an equity ownership interest results in partial sales treatment in accordance with Sale of Real Estate ASC Subtopic 360-20, thus deferring a portion of the gain as a result of Kennedy Wilson’s continuing ownership percentage in the joint ventures.
Kennedy Wilson has three investments in joint ventures, KW Property Fund III, L.P. (KW Fund III), Kennedy Wilson Real Estate Fund IV, L.P. (Fund IV) and SG KW Venture I, LLC (the Funds) that are investment companies under the Investment Companies ASC Subtopic 946-10. Thus, the Funds reflect their investments at fair value, with unrealized gains and losses resulting from changes in fair value reflected in their earnings. Kennedy Wilson has retained the specialized accounting for the Funds pursuant to Retention of Specialized Accounting for Investments in Consolidation ASC Subtopic 810-10 in recording its equity in joint venture income from the Funds.
Additionally, Kennedy Wilson elected the fair value option for two investments in joint venture entities that were acquired during 2008. Kennedy-Wilson elected to record these investments at fair value to more accurately reflect the timing of the value created in the underlying investments and report those results in current operations.
DISTRIBUTIONS FROM UNCONSOLIDATED REAL ESTATE JOINT VENTURES—During the quarter ended March 31, 2013, the Company changed its method of accounting for determining the allocation of cash flows received from unconsolidated real estate joint ventures on its consolidated statement of cash flows from the "cumulative earnings" method to

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

the "look-through" method both of which are acceptable methods under GAAP.  Under the "look-through" approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the joint venture's sale of assets), in which case it is reported as an investing activity.  The newly adopted method is preferable because it enables the Company to look to the nature and source of the distribution received and classify it appropriately between operating and investing activities on the statement of cash flows based upon the source, which allows the Company to present financial statements more consistent with accounting principles of consolidation.  The effects of the change upon the years ended December 31, 2012 and 2011are shown in the table below. The change for the year ended December 31, 2010 was immaterial.

	Years Ended December 31,
	2012		2011
	Cumulative earnings method	Look-through method	Cumulative earnings method	Look-through method

Operating Cash Flows:
Operating distributions from joint ventures	$30,432,000	$40,427,000	$3,567,000	$13,006,000
Net cash provided from (used in) operating activities	6,767,000	16,762,000	(6,011,000)	3,428,000

Investing Cash Flows:
Investing distributions from joint ventures	48,696,000	38,701,000	32,713,000	23,274,000
Net cash used in investing activities	(389,728,000)	(399,723,000)	(198,134,000)	(207,573,000)
INVESTMENTS IN LOAN POOL PARTICIPATIONS AND NOTES RECEIVABLE—Interest income from investments in loan pool participations and note receivable are recognized on a level yield basis under the provisions of Loans and Debt Securities Acquired with Deteriorated Credit Quality ASC Subtopic 310-30, where a level yield model is utilized to determine a yield rate which, based upon projected future cash flows, accretes interest income over the estimated holding period. In the event that the present value of those future cash flows is less than net book value, a loss would be immediately recorded. When the future cash flows of a note cannot be reasonably estimated, cash payments are applied to the cost basis of the note until it is fully recovered before any interest income is recognized. Interest income from investments in notes receivable acquired at a discount are recognized using the effective interest method. Interest income from investments in notes receivable which the Company originates are recognized at the stated interest rate.
FAIR VALUE MEASUREMENTS—Kennedy Wilson accounts for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis under the provisions of Fair Value Measurements ASC Subtopic 820-10. Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When estimating fair value in the absence of an orderly transaction between market participants, valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate and the investments in debt securities are valued, in part, based on third party valuations and management estimates also using an income approach.
GOODWILL—Goodwill results from the difference between the purchase price and the fair value of net assets acquired based upon the purchase method of accounting for business combinations. In accordance with Accounting for Goodwill ASC Subtopic 350-20, goodwill is reviewed for impairment on an annual basis. In testing for impairment, goodwill is assigned to the reporting unit based upon the amount of goodwill generated at the time of acquisition of the businesses by the reporting unit. The Company first perform a qualitative assessment annually at each reporting unit that has goodwill to determine if facts and circumstances indicate that goodwill is more likely than not impaired. If the qualitative assessment indicates that goodwill of a reporting unit is not more likely than not impaired, we do not perform a quantitative impairment test for the reporting unit. If the qualitative assessment indicates that goodwill of a reporting unit is more likely than not impaired, we perform the first step, or step 1, of the quantitative goodwill impairment test. The Company performs its annual review of impairment at year end and when a triggering event occurs between annual year end reviews. As a result of the evaluation performed as described above, Kennedy Wilson has determined that there was no impairment of goodwill as of December 31, 2012, 2011 and 2010.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

CASH AND CASH EQUIVALENTS—Cash and cash equivalents consist of cash and all highly liquid investments purchased with maturities of three months or less. Cash and cash equivalents are invested in institutions insured by government agencies. Certain accounts contain balances in excess of the insured limits. Kennedy Wilson's operations and financial position are affected by fluctuations in currency exchange rates between the Yen and European currencies against the U.S. Dollar.
SHORT TERM INVESTMENTS—Short term investments, which have an original maturity of one year or less, are carried at amortized cost, which approximates fair value.
LONG-LIVED ASSETS—Kennedy-Wilson reviews its long-lived assets (excluding goodwill) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Impairment of Long-Lived Assets ASC Subtopic 360-10. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are presented separately in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of the assets to be disposed of are classified as held for sale and would be presented separately in the appropriate asset and liability sections of the balance sheet.
ACCOUNTS RECEIVABLE—Accounts receivable are recorded at the contractual amount as determined by the underlying agreements and do not bear interest. An allowance for doubtful accounts is provided when the Company determines there are probable credit losses in the Company’s existing accounts receivable and is determined based on historical experience. The Company reviews its accounts receivable for probable credit losses on a quarterly basis. As of December 31, 2012, the Company had an immaterial allowance for doubtful accounts and during the years ended December 31, 2012, 2011 and 2010 had recorded no provision for doubtful accounts.
FAIR VALUE OF FINANCIAL INSTRUMENTS—The estimated fair value of financial instruments is determined using available market information and appropriate valuation methodologies. Considerable judgment, however, is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

NONCONTROLLING INTERESTS—Noncontrolling interests are reported within equity as a separate component of Kennedy-Wilson's equity in accordance with Noncontrolling Interests in Consolidated Financial Statements ASC Subtopic 810-10. Revenues, expenses, gains, losses, net income or loss, and other comprehensive income are reported in the consolidated statements of operations at the consolidated amounts and net income and comprehensive income attributable to noncontrolling interests are separately stated.
CAPITALIZED INTEREST—Kennedy-Wilson capitalizes interest in accordance with Capitalization of Interest Cost ASC Subtopic 835-20 for assets that are undergoing development or entitlement activities in preparation for their planned principal operations. For qualifying equity investments, interest is capitalized in accordance with Capitalization of Interest Cost in Financial Statements That Include Investments Accounted for Under the Equity Method ASC Subtopic 835-20. An appropriate interest rate is applied to Kennedy-Wilson’s cash investment in the qualifying asset. Interest capitalization begins upon the commencement of development activities and ceases when the investment has begun its planned principal operations.
DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES—Kennedy Wilson has joint ventures that hold derivatives to reduce their exposure to foreign currencies. All derivative instruments are recognized as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in fair value of cash flow hedges or net investment hedges are recognized in accumulated other comprehensive income, to the extent the derivative is effective at offsetting the changes in the item being hedged until the hedged item affects earnings. Changes in fair value for fair value hedges are recognized in earnings.
GUARANTEES—Kennedy-Wilson has certain guarantees associated with loans secured by assets held in various joint venture investments. The maximum potential amount of future payments (undiscounted) Kennedy Wilson could be required to make under the guarantees was $55.5 million and $26.7 million at December 31, 2012 and 2011, respectively. The guarantees expire through 2017 and Kennedy Wilson’s performance under the guarantees would be required to the extent there is a shortfall in liquidation between the principal amount of the loan and the net sales proceeds of the asset. Based upon Kennedy Wilson’s evaluation of guarantees under Estimated Fair Value of Guarantees ASC Subtopic 460-10, the estimated fair value of guarantees made as of December 31, 2012 and 2011 is immaterial.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

CONCENTRATION OF CREDIT RISK—Financial instruments that subject Kennedy Wilson to credit risk consist primarily of accounts and notes receivable and cash equivalents. Credit risk is generally diversified due to the large number of entities composing Kennedy Wilson’s customer base and their geographic dispersion throughout the United States, the United Kingdom, Ireland and Japan. Kennedy Wilson performs ongoing credit evaluations of its customers and debtors.
EARNINGS PER SHARE—Basic earnings per share is computed based upon the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed based upon the weighted average number of shares of common stock and potentially dilutive securities outstanding during the periods presented. The dilutive impact of potentially dilutive securities including warrants, convertible securities, and unvested stock which were outstanding during the period is calculated by the “treasury stock” method.

FOREIGN CURRENCIES—The financial statements of subsidiaries located outside the United States are measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies include the Euro, the British pound sterling, and the Japanese yen. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statements of equity and comprehensive income as a component of accumulated other comprehensive income.

COMPREHENSIVE (LOSS) INCOME—Comprehensive (loss) income consists of net income (loss) and other comprehensive income (loss). In the accompanying consolidated balance sheets, accumulated other comprehensive income consists of foreign currency translation adjustments and unrealized gains (losses) on available for sale securities and derivative instruments.

REPURCHASE OF EQUITY INSTRUMENTS—Upon the decision to retire repurchased equity instruments, Kennedy Wilson records the retirement as a reduction to additional paid in capital.
SHARE-BASED PAYMENT ARRANGEMENTS—Kennedy Wilson accounts for its share-based payment arrangements under the provisions of Share-Based Payments ASC Subtopic 718-10. Compensation cost for employee service received in exchange for an award of equity instruments is based on the grant-date fair value of the share-based award that is ultimately settled in equity of Kennedy Wilson. The cost of employee services is recognized over the period during which an employee provides service in exchange for the share-based payment award. Share-based payment arrangements with only services conditions that vest ratably over the requisite service period are recognized on the straight-line basis and performance awards that vest ratably are recognized on a tranche by tranche basis over the performance period. Unrecognized compensation costs for share-based payment arrangements that have been modified are recognized over the original service or performance period.

FAIR VALUE OPTION—Kennedy-Wilson accounts for financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with changes in fair value reported in earnings in accordance with the provisions of Fair Value Measurements and Disclosures ASC Subtopic 820-10.
INCOME TAXES—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In accordance with Accounting for Uncertainty in Income Taxes ASC Subtopic 740-10, Kennedy-Wilson recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
Kennedy-Wilson records interest related to unrecognized tax benefits in interest expense and penalties in selling, general, and administrative expenses.
RECENT ACCOUNTING PRONOUNCEMENTS—In May 2011, the FASB issued Accounting Standards Codification (ASC) Update No. 2011-04, Fair Value Measurement - Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in US GAAP and IRFS. Update No. 2011-04 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Update 2011-04 is intended to result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The adoption of this update did not have a material impact to our financial statements.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

In June 2011, the FASB issued Accounting Standards Codification (ASC) Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. Update No. 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Update 2011-05 requires an entity to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The Company has adopted this approach and the required disclosure is presented herein.
In September 2011, the FASB issued Accounting Standards Codification (ASC) Update No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment, which is intended to simplify goodwill impairment testing. Entities will be permitted to perform a qualitative assessment on goodwill impairment to determine whether it is more likely than not (defined as having a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. This guidance is effective for goodwill impairment tests performed in interim and annual periods for fiscal years beginning after December 15, 2011. The adoption of this update did not have a material impact on our financial statements.
RECLASSIFICATIONS—Certain balances included in prior years' financial statements have been reclassified to conform with the current year's presentation.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

NOTE 3—NOTES RECEIVABLE
Notes receivable consists of the following:

	December 31,
	2012	2011
Note receivable, variable interest rate of 5.00% over LIBOR, interest only, due December 2016, secured by a shopping center and 107 residential units in the United Kingdom	$122,770,000	$—
Note receivable, fixed interest rate of 10.75%, interest only, due April 2013, secured by a hotel in San Diego, California	4,275,000	—
Note receivable, fixed interest rate of 10.50%, interest only, due December 2013, secured by two office/research and development buildings in San Jose, CA	3,759,000	—
Note receivable, fixed interest rate of 11.50%, interest only, due November 2013, secured by 25 acres of land and an adjacent 204-slip marina in Portland, Oregon	3,000,000	—
Note receivable, fixed interest rate of 4%, interest only, due June 2017	1,193,000	—
Note receivable, fixed interest rate of 8%, interest only, due May 2013, secured by personal guarantees of borrowers	900,000	1,000,000
Notes receivable, fixed interest rate of 12%, with various maturities secured by a 16-unit condominium in Los Angeles, California - repaid in 2012	—	6,076,000
Other	710,000	862,000
Total notes receivable	136,607,000	7,938,000
Note receivable from KW Property Fund II, LP, fixed interest rate of 15%, principal and accrued interest interest due October 2013	—	22,674,000
Note receivable from KW Property Fund I, LP, fixed interest rate of 9%, principal and accrued interest interest due August 2012	—	8,127,000
Note receivable from a joint venture investment, fixed interest rate of 9%, principal and accrued interest due August 2012, secured by deed of trust	—	2,468,000
Total notes receivable from related parties	—	33,269,000
	$136,607,000	$41,207,000

In December 2012, Kennedy Wilson acquired a loan secured by a shopping center with 107 residential units in the United Kingdom. At the time of the acquisition, Kennedy Wilson invested $43.6 million of equity and borrowed $79.3 million in order to finance the transaction. As of December 31, 2012, both the note receivable and mortgage payable are consolidated on Kennedy Wilson's consolidated balance sheet. Subsequent to December 31, 2012, Kennedy Wilson sold a 50% interest in the note receivable to an institutional investor.
On November 30, 2012, due to a change of control, Kennedy Wilson began to consolidate KW Property Fund II, LP, a limited partnership that had been previously accounted for using the equity method and to whom Kennedy Wilson had advanced a total of $39.6 million as of the date of the change of control. As a result of this transaction, Kennedy Wilson's notes receivable balance have been eliminated upon consolidation of the entity (see Note 4).

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

NOTE 4—REAL ESTATE
The following table summarizes Kennedy Wilson's investment in consolidated real estate properties at December 31, 2012 and 2011:

	December 31,
	2012	2011
Land	$99,595,000	$65,908,000
Buildings	193,302,000	53,112,000
Building improvements	3,964,000	2,295,000
	296,861,000	121,315,000
Less accumulated depreciation	(7,412,000)	(5,435,000)
Real estate, net	$289,449,000	$115,880,000

Real property, including land, buildings, and building improvements, are included in real estate and are generally stated at cost.  Buildings and building improvements are depreciated on the straight-line method over their estimated lives not to exceed 40 years.

Depreciation expense on buildings and and building improvements for the years ended December 31, 2012, 2011 and 2010 was $2.0 million, $1.4 million and $1.3 million, respectively.

2012 Consolidated Acquisitions

During 2012, the Company acquired three apartment buildings: a 178-unit apartment building in Oakland, California, for $31.0 million, a 366 unit apartment building in Salt Lake City, Utah, for $43.5 million, and a 217-unit apartment building in Renton, Washington, for $44.4 million. In addition, Kennedy Wilson acquired one office building in North Hollywood, California, consisting of approximately 175,000 square feet for $48.0 million.

The purchase price of acquired properties is recorded to land, buildings and building improvements and intangible lease value (value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values in accordance with Business Combinations ASC Subtopics 805-10. Acquisition-related costs are expensed as incurred. The fair value was in excess of the purchase price for the acquisition of the Renton apartment building, which was an off-market transaction, and therefore we recognized a gain of approximately $2.6 million in the accompanying consolidated statements of operations for the year ended December 31, 2012. In addition, the Company incurred and expensed acquisition related costs of $0.7 million for the year ended December 31, 2012.

The Company considers its allocation of the purchase price of properties acquired in 2012 to be preliminary, particularly with respect to the valuation of in-place lease values and the allocation of value between land and buildings. The following table summarizes Kennedy Wilson's acquisitions during 2012 as described above:

Land	$32,433,000
Buildings	125,683,000
Acquired in-place lease values	8,180,000
Total purchase price	166,296,000
Mortgage notes placed/assumed	(110,029,000)
Total cash paid	$56,267,000

In addition, on November 30, 2012, due to a change of control, Kennedy Wilson began to consolidate KW Property Fund II, LP, (Fund II) a limited partnership that had been previously accounted for using the equity method and to whom Kennedy Wilson had advanced $39.6 million in notes receivable as of November 30, 2012 (see Note 3). This entity directly owns two office buildings which are encumbered by mortgage loans and has investments in real estate joint ventures which in aggregate own seven

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

office properties. As a result of obtaining control of this entity, Kennedy Wilson applied Business Combinations guidance which requires assets and liabilities to be consolidated at fair value. Accordingly, $0.6 million in cash and cash equivalents, $2.7 million in other assets, $11.1 million in real estate, net, $75.4 million in investment in joint ventures, $1.6 million in accrued expenses and other liabilities, $5.827 million in notes payable, $8.9 million in mortgage loans payable and $7.6 million in noncontrolling interests were recorded as a result of the consolidation.

As the fair value was in excess of the carrying value of Kennedy Wilson's equity method ownership interest, Kennedy Wilson recorded an acquisition related gain in the amount of $22.8 million in the accompanying consolidated statements of operations for the year ended December 31, 2012. See Note 7 - Fair Value Measurements for further of the methodology used to determine the fair value of the assets and liabilities acquired in this transaction.

The results of operations of the properties acquired have been included in our consolidated financial statements since the date of their acquisition. The unaudited pro forma data presented below assumes that the acquisitions occurred as January 1, 2011. There was $2.1 million of revenues, $0.2 million of equity in joint venture income and $0.9 million of net loss attributable to common shareholders related to the acquisitions for the year ended December 31, 2012 reported in Kennedy Wilson’s consolidated statements of operations. The Company’s unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had these acquisitions been consummated at the beginning of the periods presented.

	Unaudited
	Year Ended December 31,
Dollars in thousands, except for per share data	2012	2011
Pro forma revenues	$79,357	$78,482
Pro forma equity in joint venture income	$17,063	$7,719
Pro forma net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(11,387)	$(12,447)
Pro forma net loss per share:
Basic	$(0.21)	$(0.29)

2011 Consolidated Acquisitions

During 2011, Kennedy Wilson acquired a 100% interest in an approximate 200,000 square foot office portfolio in Oakland, California (the "Portfolio") from a related party fund (the "Seller") in which Kennedy Wilson has a 5% ownership interest and the fund was accounted for under the equity method. The assets and liabilities of the Portfolio since the date of acquisition have been consolidated at fair value in accordance with Business Combinations guidance. The amounts of $15.0 million in building, $2.5 million in acquired intangibles, $6.2 million in land, $0.6 million in cash and cash equivalents, $0.1 million in accounts receivables and other assets, $16.0 million in mortgage loans payable, and $1.1 million in other liabilities were recorded as a result of the combination. Direct costs of the business combination have been charged to operations in the period that such costs were incurred. Additionally, Kennedy Wilson will pay the Seller 15% of all profits realized by Kennedy-Wilson in excess of a 10% internal rate of return upon disposition of the investment. Accordingly, Kennedy Wilson had recorded a liability of $0.2 million and $0.7 million, at fair value, for the 15% contingent interest as of December 31, 2012 and 2011, respectively. This interest will be re-evaluated on an on-going basis.

As the fair value was in excess of price paid, Kennedy Wilson recorded a acquisition related gain in the amount of $6.3 million in the accompanying consolidated statements of operations for the year ended December 31, 2011. Fair value was determined using the income approach.

2010 Acquisitions
During 2010, Kennedy Wilson acquired its partners interest to obtain 100% of the interest in Fairways 340, LLC ("Fairways") that was previously accounted for under the equity method. The assets, liabilities, and results of the operations of Fairways at the date of acquisition were consolidated at fair value and direct costs of the business combination have been charged to operations in the period that such costs were incurred in accordance with Business Combinations guidance. Kennedy Wilson had a 49.83% ownership interest and equity with a fair value of $8.9 million before the combination and the combination was considered to be achieved in stages. As a result of remeasuring its basis at fair value (utilizing an income approach) upon the combination, Kennedy

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

Wilson recorded an acquisition related gain in the amount of $2.1 million in the accompanying consolidated statements of operations for the year ended December 31, 2010.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

NOTE 5—INVESTMENTS IN JOINT VENTURES
Kennedy Wilson has a number of joint venture interests, generally ranging from 5% to approximately 50%, that were formed to acquire, manage, and/or sell real estate and invest in loan pools and discounted loan portfolios. Kennedy Wilson has significant influence over these entities, but not control, and accordingly, these investments are accounted for under the equity method. The Company also accounts for four investments which are more than 50% owned under the equity method and they are further discussed below.
As of December 31, 2012 and 2011, Kennedy Wilson's equity investment in joint ventures totaled $543.2 million and $343.4 million, respectively. The largest equity investment, KW Residential, LLC ("KWR"), had a balance of $102.7 million and $112.1 million as of December 31, 2012 and 2011, respectively. Kennedy Wilson owns approximately 41% of KWR. KWR is a joint venture investment in a portfolio of 50 apartment buildings comprised of approximately 2,400 units, located primarily in Tokyo and surrounding areas. During the year ended December 31, 2012 and 2011, Kennedy Wilson received cash distributions of $11.4 million and $9.3 million, respectively, from this joint venture investment. Additionally, during the year ended December 31, 2012 and 2011, Kennedy Wilson recognized $9.6 million in losses and $6.2 million in gains, respectively from foreign currency translation adjustments from its investment in KWR. The foreign currency losses and gains are included in other comprehensive income in the accompanying consolidated statements of equity and consolidated statements of comprehensive income. As of December 31, 2012, the Company did not have any other investments which individually exceeded 10% of the investment in joint venture balance.
During the year ended December 31, 2012 and 2011, Kennedy Wilson made $178.7 million and $105.4 million, respectively, in contributions to new and existing joint venture investment of which $149.5 million and $63.6 million, respectively, were contributed to new joint ventures, respectively, and were invested in the following types of properties:

		Year Ended December 31, 2012		Year Ended December 31, 2011
			Kennedy Wilson		Kennedy Wilson
Investment Type	Region	Number of Properties	Initial Contribution	Number of Properties	Initial Contribution
Multifamily Properties	Western U.S.	5	$22,873,000	8	$19,935,000
Multifamily Properties	Ireland	2	34,328,000	—	—
Residential	Western U.S.	2	19,625,000	2	17,942,000
Commercial Properties	Western U.S.	9	26,894,000	5	25,756,000
Commercial Properties	Ireland	2	45,827,000	—	—
Total		20	$149,547,000	15	$63,633,000

During the year ended December 31, 2012 and 2011, Kennedy Wilson contributed $29.2 million and $41.8 million, respectively, to existing joint ventures to pay off existing debt, fund working capital and to acquire the interests of other members in joint ventures.
During the year ended December 31, 2012 and 2011, Kennedy Wilson received $79.1 million and $36.3 million, respectively, in distributions from its joint ventures. During 2012, $34.1 million of the distributions resulted from the sale of five multifamily properties located in the Western United States and the sale of the Company's interest in a joint venture which held a multifamily property located in the Western Unites States. Kennedy Wilson's share of the gain recognized from these sales was $13.1 million, which is included in equity in joint venture income in the consolidated statements of operations. The remaining $45.0 million of distributions resulted from positive operating performance at the properties and return of investments in connection with the refinancing of debt at the properties.
On November 30, 2012, due to a change of control, Kennedy Wilson began to consolidate Fund II, a limited partnership that had been previously accounted for using the equity method. See Note 4 for further discussion.
During the year ended December 31, 2012, the Company acquired 49.5% of the non-managing membership interests in Bay Area Smart Growth Fund II, LLC. Prior to the acquisition, Kennedy Wilson had a 5% managing member interest and served as the non-controlling managing member. The terms of the partnership agreement require a vote of the majority interest of the non-managing members, whose commitments are greater than 50% of the aggregate capital commitments, in order to direct and control key decision making over the partnership. Since Kennedy Wilson acquired only 49.5% of the non-managing member interests, the Company has concluded that it does not control Bay Area Smart Growth Fund II, LLC and will continue to account for its

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

interest in the entity as an equity method investment. As of December 31, 2012 and 2011, Kennedy Wilson's investment in this joint venture was $12.9 million and $1.0 million, respectively.
In addition, during the year ended December 31, 2012, the Company, as a member, acquired a greater than 50% interest in three joint ventures, which own retail properties. Due to certain voting rights, control does not rest with the managing member nor with the other members and, as such, neither party has control. Since the Company concluded that it does not control these entities despite its greater than 50% ownership interest, it will account for its interest as equity method investments. At December 31, 2012, Kennedy Wilson's investment in these joint ventures were $7.8 million.
Kennedy Wilson has determined that it has investments in five variable interest entities as of December 31, 2012 and has concluded that Kennedy Wilson is not the primary beneficiary of any of the investments. As of December 31, 2012, the variable interest entities had assets totaling $326.9 million with Kennedy Wilson’s exposure to loss as a result of its interests in these variable interest entities totaling $109.9 million related to its equity contributions.
As of December 31, 2012, Kennedy Wilson has unfulfilled capital commitments totaling $8.3 million to four of its joint ventures. The Company may be called upon to contribute additional capital to joint ventures in satisfaction of Kennedy Wilson capital commitment obligations.
Kennedy Wilson has certain guarantees associated with loans secured by assets held in various joint venture partnerships. The maximum potential amount of future payments (undiscounted) Kennedy Wilson could be required to make under the guarantees was approximately $55.5 million as of December 31, 2012. The guarantees expire through 2017 and Kennedy Wilson’s performance under the guarantees would be required to the extent there is a shortfall upon liquidation between the principal amount of the loan and the net sale proceeds from the property. Based upon Kennedy Wilson’s evaluation of guarantees under Estimated Fair Value of Guarantees ASC Subtopic 460-10, the estimated fair value of guarantees made as of December 31, 2012 and December 31, 2011 is immaterial.
Investments in which Kennedy-Wilson does not have significant influence are accounted for under the cost method of accounting. As of December 31, 2012 and 2011, Kennedy Wilson had three investments accounted for under the cost method with a carrying value totaling $5.7 million and $4.5 million, respectively.
Summarized financial data of the joint ventures is as follows:

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

	December 31, 2012			December 31, 2011
	Greater than 20% (1)	Other	Total	Greater than 20% (1)	Other	Total
Balance sheets for equity method investments:
Assets
Cash and restricted cash	$7,727,000	$75,650,000	$83,377,000	$1,923,000	$63,369,000	$65,292,000
Real estate	311,080,000	3,065,241,000	3,376,321,000	314,975,000	2,878,497,000	3,193,472,000
Loan pool participation (2)	137,119,000	—	137,119,000	344,831,000	—	344,831,000
Other	11,594,000	210,671,000	222,265,000	5,308,000	167,678,000	172,986,000
Total assets (3)	$467,520,000	$3,351,562,000	$3,819,082,000	$667,037,000	$3,109,544,000	$3,776,581,000

Liabilities
Debt	$139,796,000	$1,977,491,000	$2,117,287,000	$449,991,000	$1,737,194,000	$2,187,185,000
Other	4,156,000	61,607,000	65,763,000	4,641,000	68,517,000	73,158,000
Total liabilities	143,952,000	2,039,098,000	2,183,050,000	454,632,000	1,805,711,000	2,260,343,000
Partners’ capital
Kennedy Wilson - investments in joint ventures	35,208,000	483,666,000	518,874,000	24,340,000	303,731,000	328,071,000
Other partners	176,591,000	828,798,000	1,005,389,000	68,825,000	1,000,102,000	1,068,927,000
Total partners' capital-investments in joint ventures	211,799,000	1,312,464,000	1,524,263,000	93,165,000	1,303,833,000	1,396,998,000
Kennedy Wilson - investments in loan pool participation (2)	60,353,000	—	60,353,000	61,262,000	—	61,262,000
Other partners	51,416,000	—	51,416,000	57,978,000	—	57,978,000
Total partners' capital - investments in loan pool participation	111,769,000	—	111,769,000	119,240,000	—	119,240,000
Total liabilities and partners’ capital	$467,520,000	$3,351,562,000	$3,819,082,000	$667,037,000	$3,109,544,000	$3,776,581,000
Total investments are comprised of the following:

	December 31, 2012			December 31, 2011
	Greater than 20% (1)	Other	Total	Greater than 20% (1)	Other	Total
Equity method	$35,208,000	$483,666,000	$518,874,000	$24,340,000	$303,731,000	$328,071,000
Unrealized gain on fair value option	18,649,000	—	18,649,000	10,794,000	—	10,794,000
	53,857,000	483,666,000	537,523,000	35,134,000	303,731,000	338,865,000
Cost method	—	5,670,000	5,670,000	—	4,502,000	4,502,000
Total Investments in joint ventures	$53,857,000	$489,336,000	$543,193,000	$35,134,000	$308,233,000	$343,367,000

Loan pool participation (2)	$60,353,000	$—		$61,262,000	$—
—————
(1)    Equity in income from the joint venture or income from loan pool participation for the year ended December 31, 2012, 2011 or 2010 exceeds 20% of Kennedy-Wilson's income from continuing operations before income taxes for the year ended December 31, 2012, 2011 or 2010. No individual investments in joint ventures or loan pool participation exceeds 20% of the total assets of Kennedy-Wilson as of December 31, 2012 or 2011.
(2)    This loan pool has been included in the investment in joint ventures footnote greater than 20% column as this entity was determined to be a significant subsidiary for purposes of S-X §210.3-09. See further discussion on this loan pool participation in note 6. The other investments in loan pool participation were excluded as they were determined to be not significant subsidiaries.
(3)    The balance sheets and income statements include all investments in joint ventures as well as an investment in a loan pool participation, which was determined to be significant subsidiaries for the purposes of S-X §210.3-09.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

	Year Ended December 31, 2012			Year Ended December 31, 2011
	Greater than 20% (1)	Other	Total	Greater than 20% (1)	Other	Total
Statements of income:
Revenues	$38,235,000	$532,491,000	$570,726,000	$45,817,000	$249,096,000	$294,913,000
Depreciation	(4,138,000)	72,562,000	68,424,000	10,238,000	48,361,000	58,599,000
Interest	22,031,000	87,893,000	109,924,000	13,950,000	69,282,000	83,232,000
Other expenses	(652,000)	337,611,000	336,959,000	16,542,000	127,785,000	144,327,000
Total expenses	17,241,000	498,066,000	515,307,000	40,730,000	245,428,000	286,158,000
Gains on extinguishment of debt	—	—	—	—	9,351,000	9,351,000
Net income (3)	$20,994,000	$34,425,000	$55,419,000	$5,087,000	$13,019,000	$18,106,000
Net income allocation:
Kennedy Wilson - investments in joint ventures	$(3,315,000)	$16,987,000	$13,672,000	$1,274,000	$7,823,000	$9,097,000
Other partners	16,198,000	17,438,000	33,636,000	3,302,000	5,196,000	8,498,000
Net income from investments in joint ventures	$12,883,000	$34,425,000	$47,308,000	$4,576,000	$13,019,000	$17,595,000
Kennedy Wilson - investments in loan pool participation (2)	$7,869,000			$1,400,000
Other partners	242,000			(889,000)
Net income from investments in loan participation	8,111,000			511,000
Net income (3)	$20,994,000			$5,087,000

	Year Ended December 31, 2010
	Greater than 20% (1)	Other	Total
Statements of income:
Revenues	$58,843,000	$142,098,000	$200,941,000
Depreciation	16,318,000	40,512,000	56,830,000
Interest	18,412,000	48,806,000	67,218,000
Other expenses	34,615,000	77,670,000	112,285,000
Total expenses	69,345,000	166,988,000	236,333,000
Gains on extinguishment of debt	9,092,000	4,734,000	13,826,000
Net loss	$(1,410,000)	$(20,156,000)	$(21,566,000)
Net income allocation:
Kennedy Wilson	$5,568,000	$2,503,000	$8,071,000
Other partners	(6,978,000)	(22,659,000)	(29,637,000)
Net loss	$(1,410,000)	$(20,156,000)	$(21,566,000)
Equity in joint venture income for the years ended December 31:

	2012	2011	2010
Net income allocation	$13,672,000	$9,097,000	$8,071,000
Unrealized gain on fair value option	7,855,000	3,410,000	2,477,000
Total equity in joint venture income	$21,527,000	$12,507,000	$10,548,000
Participation income allocation	$7,869,000	$1,400,000	$—
—————
(1)    See discussion above.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

(2)    See discussion above.
(3)    See discussion above.

NOTE 6—INVESTMENTS IN LOAN POOL PARTICIPATIONS

As of December 31, 2012 and 2011, the Company's investment in loan pool participations totaled $95.6 million and $90.0 million, respectively.

The Company's largest loan pool, which is secured by real estate primarily located in the United Kingdom (the “UK Loan Pool”), had a balance of $60.4 million and $60.0 million as of December 31, 2012 and 2011, respectively. In 2011, Kennedy Wilson, along with institutional partners, acquired this loan portfolio consisting of 58 performing loans. The 58 loans were secured by more than 170 properties comprised of the following product types: office, multifamily, retail, industrial, hotel and land. Kennedy Wilson, through a 50/50 joint venture with one of its partners, acquired a 25% participation interest in the pool for $440.9 million, of which $323.4 million was funded with debt that matures in October 2014. As of December 31, 2012, the unpaid principal balance of the loans were $765.8 million due to collections of $1.4 billion through December 31, 2012, representing 65% of the pool. As a result of the positive performance of the loan pool, the venture level debt had been paid down to $25.8 million as of December 31, 2012. Kennedy Wilson expects to accrete $23.0 million in interest income on the UK Loan Pool over the total estimated collection period (excluding asset management fees).

The following table represents the demographics of the Company's investment in the loan pools including the initial unpaid principal balance ("UPB") and the UPB as of December 31, 2012.

		Unpaid Principal Balance		Kennedy		Expected
				Wilson	Investment	accretion over
Acquisition			December 31,	initial equity	balance at	total estimated	Accreted
date	Location	Initial	2012	invested	12/31/12	collection period	to date
February 2010	Western U.S.	$342,395,000	$20,288,000	$11,154,000	2,486,000	$4,780,000	$4,748,000
December 2010	Western U.S.	82,469,000	8,960,000	5,000,000	1,016,000	2,039,000	2,031,000
April 2012	Western U.S.	43,383,000	10,561,000	30,900,000	8,142,000	3,623,000	2,898,000
August 2012	Ireland	477,169,000	476,353,000	7,032,000	7,610,000	1,025,000	96,000
November 2011	United Kingdom	2,111,326,000	765,769,000	61,200,000	60,353,000	22,977,000	9,445,000
December 2012	United Kingdom	232,254,000	232,254,000	16,012,000	15,994,000	643,000	—
		$3,288,996,000	$1,514,185,000	$131,298,000	$95,601,000	$35,087,000	$19,218,000

The following table presents the interest income and foreign currency gain and (loss) recognized by Kennedy Wilson during the years ended December 31, 2012, 2011 and 2010 in each of the loan pools that were outstanding:

		Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010
			Foreign		Foreign		Foreign
		Interest	currency	Interest	currency	Interest	currency
Acquisition		income	exchange gain	income	exchange gain	income	exchange gain
date	Location	recognized	(loss)	recognized	(loss)	recognized	(loss)
February 2010 (1)	Western U.S.	$(5,893,000)	N/A	$1,353,000	N/A	$9,288,000	N/A
December 2010	Western U.S.	257,000	N/A	1,732,000	N/A	42,000	N/A
April 2012	Western U.S.	2,898,000	N/A	—	N/A	—	N/A
August 2012	Ireland	96,000	482,000	—	—	—	—
November 2011	United Kingdom	8,045,000	2,529,000	1,400,000	(2,605,000)	—	—
December 2012	United Kingdom	—	(19,000)	—	—	—	—
August 2012	Western U.S.	871,000	N/A	—	N/A	—	N/A
November 2011	Western U.S.	149,000	N/A	194,000	N/A	—	N/A
		$6,423,000	$2,992,000	$4,679,000	$(2,605,000)	$9,330,000	$—

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

————————————————————
(1) During the year ended December 31, 2012, Kennedy Wilson recognized a reduction in accretion in this loan pool due to an increase in the estimated resolution periods as well as foreclosures on certain underlying real estate collateral.

NOTE 7—FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION
FAIR VALUE MEASUREMENTS—Fair Value Measurements and Disclosures ASC Subtopic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
Level 1—Valuations based on unadjusted quoted market prices in active markets for identical securities.
Level 2—Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets and quoted prices in markets that are not active.
Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement, and involve management judgment.
The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of December 31, 2012:

	Level 1	Level 2	Level 3	Total
Short term investments	$—	$10,000,000	$—	$10,000,000
Investments in joint ventures	—	—	68,363,000	68,363,000
Currency forward contract	—	(1,188,000)	—	(1,188,000)
	$—	$8,812,000	$68,363,000	$77,175,000
The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of December 31, 2011:

	Level 1	Level 2	Level 3	Total
Marketable securities	$23,005,000	$—	$—	$23,005,000
Investments in joint ventures	—	—	51,382,000	51,382,000
	$23,005,000	$—	$51,382,000	$74,387,000
Kennedy-Wilson's investment in the ordinary stock units of the Bank of Ireland were classified as available-for-sale and were stated at fair value based upon observed market prices (Level 1 in the fair value hierarchy). Unrealized changes in value on these securities were included in accumulated other comprehensive income. As of December 31, 2012, the marketable securities were sold.
The carrying value of short term investments approximates fair value due to the short maturities of these investments.
The following table presents changes in Level 3 investments, investments in investment companies and investments in joint ventures that elected the fair value option, for the years ended December 31:

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

	2012	2011	2010
Beginning balance	$51,382,000	$34,654,000	$19,590,000
Unrealized and realized gains	9,981,000	5,690,000	6,199,000
Unrealized and realized losses	(446,000)	(1,394,000)	—
Contributions	11,648,000	13,986,000	10,795,000
Distributions	(4,202,000)	(1,554,000)	(1,930,000)
Ending Balance	$68,363,000	$51,382,000	$34,654,000
The change in unrealized and realized gains and losses are included in equity in joint venture (loss) income in the accompanying consolidated statements of operations.
The change in unrealized gains on level 3 investments during 2012 and 2011 for investments still held as of December 31, 2012 and 2011 were $8.6 million and $4.2 million, respectively.
Kennedy Wilson records its investment in KW Property Fund III, L.P., Kennedy Wilson Real Estate Fund IV, L.P., and SG KW Venture I, LLC (the "Funds") based upon the net assets that would be allocated to its interests in the Funds assuming the Funds were to liquidate their investments at fair value as of the reporting date. The Funds report their investments in real estate at fair value based on valuations of the underlying real estate holdings and indebtedness secured by the real estate. The valuations of real estate were based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate and the investments in debt securities were valued, in part, based on third party valuations and management estimates also using an income approach. The primary inputs for these valuations are unobservable and include discount rates, capitalization rates and projected growth rates. Increases in fair value for the Funds of $1.7 million, $0.9 million, and $3.7 million were recorded in equity in joint venture income in the accompanying consolidated statements of operations for the years ended December 31, 2012, 2011 and 2010, respectively. Kennedy Wilson’s investment balance in the Funds was $25.8 million and $23.4 million at December 31, 2012 and 2011, respectively, which are included in investments in joint ventures in the accompanying consolidated balance sheet. As of December 31, 2012 and 2011, Kennedy Wilson has unfunded capital commitments to the Funds in the amounts of $3.4 million and $5.3 million, respectively.
FAIR VALUE OPTION—Kennedy Wilson elected the fair value option for two investments in joint venture entities that were acquired during 2008. Kennedy Wilson elected to record these investments at fair value to more accurately reflect the timing of the value created in the underlying investments and report those results in current operations. In May 2011, Kennedy Wilson purchased an additional 24% (increasing its interest from 24% to 48%) interest in one of its fair value option investments for $7.0 million from a related party fund. Since the purchase price was less than the fair value of this interest at the time of purchase, this transaction resulted in Kennedy Wilson recording an increase in fair value of $4.8 million in equity in joint venture income in the accompanying consolidated statements of operations for the year ended December 31, 2011. During the years ended December 31, 2012, 2011, and 2010, Kennedy Wilson recorded an increase in fair value of both fair value option investments of $7.9 million,$3.4 million, and $2.5 million, respectively, in equity in joint venture income in the accompanying consolidated statements of operations. Kennedy Wilson determines the fair value of these investments based upon the income approach, utilizing estimates of future cash flows, discount rates and liquidity risks. As of December 31, 2012 and 2011, these two investments had fair values of $42.6 million and $27.9 million, respectively.
In estimating fair value of real estate held by the Funds, two joint ventures that elected the fair value option investments and the value of the assets and liabilities acquired in connection with the change in control and consolidation of Fund II (as further described in Note 4), Kennedy-Wilson considers significant inputs such as capitalization and discount rates. The table below describes the range of inputs used as of December 31, 2012 for real estate assets:

Estimated rates used for
	Capitalization rates	Discount Rates
Multifamily	5.75% — 7.00%	7.50% — 9.00%
Office	6.25% — 7.50%	7.50% — 9.75%
Retail	8.00%	9.00% — 12.00%
Land and condominium units	n/a	8.00% — 12.00%
Loan	n/a	2.00% — 9.30%

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

In valuing real estate related assets and indebtedness, Kennedy-Wilson considers significant inputs such as the term of the debt, value of collateral, market loan-to-value ratios, market interest rates and spreads, and credit quality of investment entities. The credit spreads used by Kennedy-Wilson for these types of investments range from 2.00% to 9.30%.
The accuracy of estimating fair value for investments utilizing unobservable inputs cannot be determined with precision, cannot be substantiated by comparison to quoted prices in active markets, and may not be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including cap rates, discount rates, liquidity risks, and estimates of future cash flows, could significantly affect the fair value measurement amounts.
DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES—During the year ended December 31, 2012, Kennedy Wilson entered into a currency forward contract to manage its exposure to currency fluctuations between its functional currency (U.S. dollars) and the functional currency (Euros) of certain of its wholly owned subsidiaries and joint venture investments and its exposure to currency fluctuations caused by its investment in marketable securities. To accomplish this objective, Kennedy Wilson hedged these exposures by entering into a currency forward contract to sell €16,000,000 at a forward rate. This hedging instrument is expected to partially hedge Kennedy Wilson's exposure to its net investment in certain foreign operations and the changes in fair value of the marketable securities caused by currency fluctuations. The currency forward contract matures on June 4, 2015. The currency forward contract is valued based on the difference between the contract rate and the forward rate at maturity of the foreign currency applied to the notional value in that foreign currency discounted at a market rate for similar risks. Although Kennedy Wilson has determined that the majority of the inputs used to value its derivative fall within Level 2 of the fair value hierarchy, the counterparty risk adjustments associated with the derivative utilize Level 3 inputs. However, as of December 31, 2012, Kennedy Wilson assessed the significance of the impact of the counterparty valuation adjustments on the overall valuation of its derivative positions and determined that the counterparty valuation adjustments are not significant to the overall valuation of its derivative. As a result, Kennedy Wilson has determined that its derivative valuation in its entirety be classified in Level 2 of the fair value hierarchy. The fair value of the derivative instrument held as of December 31, 2012 was $1.5 million and is included in accrued expenses and other liabilities on the consolidated balance sheet.
For the year ended December 31, 2012, the Company recorded a loss of $1.2 million in other comprehensive income in the accompanying consolidated statements of comprehensive income as the portion of the currency forward contract used to hedge currency exposure of its certain wholly owned subsidiaries qualifies as a net investment hedge under ASC Topic 815. During the year ended December 31, 2012, a portion of the currency forward contract was used to hedge currency exposure of Kennedy Wilson's investment in marketable securities which qualified as a fair value hedge under ASC Topic 815 and, accordingly, for the year ended December 31, 2012, Kennedy Wilson recorded a loss of $0.3 million in general and administrative expenses in the accompanying consolidated statements of operations.
FAIR VALUE OF FINANCIAL INSTRUMENTS—The carrying amounts of cash and cash equivalents, accounts receivable including related party, accounts payable, accrued expenses and other liabilities, accrued salaries and benefits, deferred and accrued income taxes, and income tax receivable approximate fair value due to their short-term maturities. The carrying value of notes receivable (excluding related party notes receivable as they are presumed not to be an arm’s length transaction) approximates fair value as the terms are similar to loans with similar characteristics available in the market. As of December 31, 2012 and December 31, 2011, senior notes payable, borrowings under lines of credit, mortgage loans payable and junior subordinated debentures was estimated to be approximately $708.2 million and $312.8 million, respectively, based on a comparison of the yield that would be required in a current transaction, taking into consideration the risk of the underlying collateral and our credit risk to the current yield of a similar security, compared to their carrying value of $686.2 million and $320.1 million at December 31, 2012 and December 31, 2011, respectively.

NOTE 8—MARKETABLE SECURITIES
During the year ended December 31, 2012, Kennedy Wilson sold its investment in the ordinary stock of the Bank of Ireland and recognized a gain on the sale of $4.4 million, including the impact of foreign currency, which is included in the accompanying consolidated statements of operations. As a result of the sale of the stock, $3.3 million was reclassed from accumulated other comprehensive income and into gain on sale of marketable securities included on the statement of operations for the year ended December 31, 2012.

NOTE 9—OTHER ASSETS
Other assets consist of the following:

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

	December 31,
	2012	2011
Office furniture and equipment	$4,081,000	$4,103,000
Less: Accumulated depreciation	(1,240,000)	(995,000)
	2,841,000	3,108,000
Prepaid expenses	5,330,000	4,509,000
Loan fees, net of accumulated amortization of $2,413,000 and $1,107,000 at December 31, 2012 and 2011, respectively	14,508,000	8,556,000
Acquired in place leases, net of accumulated amortization of $3,086,000 and $823,000 at December 31, 2012 and 2011, respectively	9,311,000	1,646,000
Deposits and other, net of accumulated amortization of $230,000 and $181,000 at December 31, 2012 and 2011, respectively	6,089,000	2,930,000
	$38,079,000	$20,749,000
The estimated annual amortization expense of in place leases for each of the years ending December 31, 2013 through December 31, 2017 approximates $4.5 million, $3.6 million, $1.1 million, $0.2 million and $0.0 million, respectively. Depreciation and amortization expense related to the above depreciable assets were $3.9 million, $1.9 million, and $0.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 10—MORTGAGE LOANS AND NOTES PAYABLE

Mortgage loans at December 31, 2012 and 2011 consist of the following:

		Carrying amount of mortgage notes as of December 31, (1)
Property Pledged as Collateral	Region	2012	2011	Interest Rate	Maturity Date
Notes receivable (2)	United Kingdom	$78,705,000	$—	LIBOR + 5.00%	2015
Multi-family property (1)	Western U.S.	27,988,000	—	4.71%	2020
Multi-family property (1)	Western U.S.	5,829,000	—	5.43%	2020
Commercial building	Western U.S.	29,000,000	—	LIBOR + 2.00%	2017
Multi-family property	Western U.S.	26,000,000	—	3.35%	2023
Multi-family property	Western U.S.	23,475,000	—	Adjustable rate + 2.07%	2022
Multi-family property	Western U.S.	14,357,000	14,357,000	4.19%	2018
Commercial building	Western U.S.	12,000,000	12,000,000	6.75%	2016
Commercial building	Western U.S.	7,032,000	—	LIBOR + 3.50%	2014
Commercial building/Warehouse	Western U.S.	4,391,000	4,391,000	Prime + 1.00%	2013
Commercial building	Western U.S.	1,873,000	—	5.72%	2013
Total mortgage loans payable		230,650,000	30,748,000

Notes Payable		5,888,000	—	15.00%	2013
Total notes payable		5,888,000	—

Total mortgage and notes payable		$236,538,000	$30,748,000

————————————————————
(1) The mortgage loan payable balances include the unamortized debt premiums. Debt premiums represent the excess of the fair value of debt over the principal value of debt assumed in various acquisitions and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized loan premium as of December 31, 2012 was $2.3 million.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

(2) In December 2012, Kennedy Wilson acquired a loan secured by a shopping center and 107 residential units in the United Kingdom. At the time of acquisition, Kennedy Wilson invested $43.6 million of equity and borrowed $79.3 million in order to finance the transaction (see Note 4). As of December 31, 2012, both the note receivable and mortgage payable are consolidated on Kennedy Wilson's consolidated balance sheet. Subsequent to December 31, 2012, Kennedy Wilson sold a 50% interest in this investment to an institutional investor.
The aggregate maturities of mortgage loans and notes payable subsequent to December 31, 2012 are as follows :

2013	$12,643,000
2014	8,472,000
2015	81,694,000
2016	15,040,000
2017	28,292,000
Thereafter	88,134,000
234,275,000
Debt premium	2,263,000
$236,538,000

NOTE 11—BORROWINGS UNDER LINES OF CREDIT

In June 2012, Kennedy-Wilson, Inc. amended its existing unsecured revolving credit facility which increased the total principal amount available to be borrowed by an additional $25.0 million, for an aggregate of $100.0 million. The loans bear interest at a rate equal to LIBOR plus 2.75% and the maturity date was extended to a maturity date of June 30, 2015 and adjusts the Minimum Rent Adjusted Fixed Charge Coverage Ratio to 1.50:1.00. The average outstanding borrowings under the facility were $11.2 million and $13.6 million during the year ended December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, there was no principal amount outstanding under the unsecured facility.

The revolving loan agreement that governs the amended unsecured credit facility requires Kennedy-Wilson, Inc. to maintain (i) a minimum rent adjusted fixed charge coverage ratio (as defined in the revolving loan agreement) of not less than 1.50 to 1.00, measured on a four quarter rolling average basis and (ii) maximum balance sheet leverage (as defined in the revolving loan agreement) of not greater than 1.50 to 1.00, measured at the end of each calendar quarter. As of December 31, 2012, Kennedy-Wilson, Inc.'s adjusted fixed charge coverage ratio was 2.49 to 1.00 and its balance sheet leverage was 0.93 to 1.00.

NOTE 12—SENIOR NOTES
In December 2012, Kennedy Wilson completed a public offering of $55.0 million aggregate principal amount of 7.75% Senior Notes due 2042. The Notes were issued and sold at a public offering price of 100% of their principal amount by Kennedy-Wilson, Inc. (the “Issuer”), a wholly owned subsidiary of Kennedy Wilson. The amount of the 7.75% senior notes included in the accompanying consolidated balance sheets was $55.0 million at December 31, 2012.
In December 2012, the Issuer, in a private placement, issued $100.0 million aggregate principal amount of 8.750% senior notes due April 1, 2019 (the "Notes") for approximately $105.3 million, net of premium. The Notes were issued as additional Notes under an indenture dated as of April 5, 2011, among the Issuer; Kennedy Wilson, as parent guarantor; certain subsidiaries of the Issuer, as subsidiary guarantors; and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee, as thereafter supplemented and amended. During 2011, the Issuer issued $200.0 million aggregate principal amount of its 8.750% Senior Notes due 2019 on April 5, 2011 for approximately $198.6 million, net of discount, and an additional $50.0 million aggregate principal amount of such notes on April 12, 2011 for approximately $50.8 million, net of premium (together, the “Initial Notes”). The Notes have substantially identical terms as the Initial Notes and will be treated as a single series with the Initial Notes under the Indenture. In December 2011, Kennedy-Wilson commenced a registered exchange offer for the Initial Notes. The exchange was completed on February 2012 and all outstanding Initial Notes issued in the private placements were exchanged for registered notes. Kennedy-Wilson has filed a registration statement with the Securities and Exchange Commission to commence a registered exchange offer for the Notes issued in December 2012.
The aggregate carrying value of the 8.75% senior notes included in the accompanying consolidated balance sheets, net of unamortized premiums and discounts was $354.6 million and $249.4 million at December 31, 2012 and 2011, respectively.
The indentures governing the 7.75% Senior Notes and the 8.75% Senior notes contain various restrictive covenants, including, among others, limitations on our ability and the ability of certain of our subsidiaries to incur or guarantee additional indebtedness, make restricted payments, pay dividends or make any other distributions from restricted subsidiaries, redeem or repurchase capital stock, sell assets or subsidiary stocks, engage in transactions with affiliates, create or permit liens on assets, enter into sale /leaseback transactions, and enter into consolidations or mergers. The indentures governing the 7.75% Senior Notes and the 8.750% Senior Notes limits the ability of Kennedy-Wilson and certain of its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy-Wilson's maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. This ratio is measured at the time of incurrence of additional indebtedness. As of December 31, 2012, the balance sheet leverage ratio was 0.87 to 1.00. See Note 23 for the guarantor and non-guarantor financial statements.

NOTE 13—CONVERTIBLE SUBORDINATED DEBT
In July 2010, Kennedy-Wilson extinguished its convertible subordinated debt with a face value of $30.0 million for $32.5 million. The convertible subordinated debt was originally issued with a beneficial conversion feature and the carrying value of the convertible subordinated debt on the day of extinguishment was $27.7 million, net of the unamortized beneficial conversion of $2.3 million. The intrinsic value of the beneficial conversion feature was measured at $0.1 million on the day of extinguishment and was recorded as a reduction to additional paid in capital. The difference between the extinguishment amount and the carrying value of $4.8 million is included in the accompanying consolidated statement of operations as a loss on early extinguishment of debt for the year ended December 31, 2010.

NOTE 14—JUNIOR SUBORDINATED DEBENTURES
In 2007, Kennedy Wilson issued junior subordinated debentures in the amount of $40 million. The debentures were issued to a trust established by Kennedy Wilson, which contemporaneously issued $40 million of trust preferred securities to Merrill Lynch International. The interest rate on the debentures is fixed for the first ten years at 9.06%, and variable thereafter at LIBOR plus 3.70%. Interest is payable quarterly with the principal due in 2037.
Prior to April 30, 2012, Kennedy Wilson may redeem the debentures, upon a Special Event, as defined in the debentures, at a redemption price equal to 107.5% of the outstanding principal amount. After April 30, 2012, Kennedy Wilson may redeem the debentures, in whole or in part, on any interest payment date at par.
The junior subordinated debentures require Kennedy Wilson to maintain (i) a fixed charge coverage ratio (as defined in the indenture governing our junior subordinated debentures) of not less than 1.75 to 1.00, measured on a four quarter rolling basis, and (ii) a ratio of total debt to net worth (as defined in the indenture governing the junior subordinated debentures) of not greater than 3.00 to 1.00 at any time. As of the most recent quarter end, Kennedy Wilson's fixed charge coverage ratio was 3.42 to 1.00 and its ratio of total debt to net worth was 1.35 to 1.00.

NOTE 15—RELATED PARTY TRANSACTIONS
During the year ended December 31, 2012, a noncontrolling interest holder of a consolidated entity, comprised of Kennedy Wilson executives, received $0.4 million in distributions from a joint venture investment as a result of the sale of a multifamily asset. During the year ended December 31, 2011, a noncontrolling entity comprised of Kennedy Wilson executives co-invested $1.7 million with Kennedy Wilson for the acquisition of new joint venture investments and $0.3 million was distributed to the executives from the joint venture investments.
In 2012, Kennedy Wilson acquired the remaining noncontrolling interests of a consolidated entity from Kennedy Wilson executives. In exchange for the noncontrolling interests, Kennedy Wilson issued 150,000 shares of common stock to the executives and also paid them $0.5 million.
For the years ended December 31, 2012, 2011 and 2010, Kennedy Wilson received $0.5 million, $0.8 million and $0.6 million, respectively, from KW Residential, LLC for consulting services.
The firm of Solomon, Winnett & Rosenfield was paid $0.2 million, $0.2 million, and $0.2 million for income tax services provided by the firm during the years ended December 31, 2012, 2011, and 2010, respectively. Jerry Solomon is a partner in the firm and a member of Kennedy Wilson’s Board of Directors. For the years ended December 31, 2012, 2011, and 2010, Mr. Solomon was paid an immaterial amount of director’s fees.
In 2009, Kennedy Wilson entered into a seven-year lease with an affiliate of a third-party shareholder for its corporate offices in Beverly Hills, California commencing in January 2010 . In 2010, Kennedy-Wilson amended the lease to provide for the rental of additional square footage. As of December 31, 2012, the future minimum lease payments under this agreement are as follows:

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

Year
2013	$1,493,000
2014	1,537,000
2015	1,583,000
2016	1,632,000
2017	—
Thereafter	—
Total minimum payments	$6,245,000
Rental expense under this arrangement totaled $1.3 million and $1.2 million for the years ended December 31, 2012 and 2011, respectively.
Kennedy Wilson received fees and other income from affiliates and entities in which Kennedy-Wilson holds ownership interests in the following amounts:

	Year ended December 31,
	2012	2011	2010
Property management and leasing fees	$24,509,000	$14,546,000	$12,417,000
Commissions	7,932,000	24,183,000	5,375,000
Sale of real estate	—	—	9,535,000
Total related party revenue	$32,441,000	$38,729,000	$27,327,000

During 2011, Kennedy-Wilson purchased an additional 24% (increasing its interest from 24% to 48%) interest in a condominium project in Northern California for $7.0 million from a related party fund.
During 2011, Kennedy-Wilson acquired a 100% interest in an approximate 200,000 square foot office portfolio in Oakland, California from a related party fund in which Kennedy-Wilson has a 5% ownership interest as further discussed in Note 3 above.
As of December 31, 2011 a total of $33.3 million was due to Kennedy Wilson from various joint venture investments as further discussed in Note 3.
During 2011, as a result of issuing the 8.75% Senior Notes as discussed in Note 12, the Company is subject to reporting associated with non-wholly owned subsidiary guarantors under the Indenture. Therefore, in order to reduce the the reporting requirements, certain direct and indirect non-wholly owned subsidiaries of Kennedy-Wilson, Inc., a wholly-owned subsidiary of Kennedy-Wilson, that are guarantors of the Company's 8.75% Senior Notes, entered into agreements with (i) current and former employees of the Kennedy-Wilson, Inc. (the "Executives") and pooled investment vehicles owned by the executives (the "Executives Entities"), and/or (ii) unaffiliated third parties. The Executives Entities and the unaffiliated third parties were owners of an interest in non-wholly owned subsidiaries that are guarantors under the Indenture. These subsidiaries held ownership interests in unconsolidated co-investment vehicles (each a "Fund Entity"). In the transactions, interests held in the subsidiaries were exchanged for interests in the Fund Entities. As a result of the transactions, each of the subsidiaries became a wholly-owned subsidiary of Kennedy-Wilson, Inc., and each of the Executives, the Executive Entities and unaffiliated third parties continues to hold an economic interest in the relevant Fund Entity that is economically equivalent to the interest held by it prior to such transactions. As a result of this transaction, the Company deconsolidated a balance of $7.0 million of non-controlling interests.
In 2010, Kennedy-Wilson sold a 50% ownership interest in Fairways and its entire 5% interest in another joint venture to KW Fund III in which it also has an ownership interest of 11.62% and is the general partner. The gain recognized on the sale of Fairways in the amount of $0.7 million is included in the accompanying consolidated statements of operations. The gain recognized on the sale of the 5% joint venture interest in the amount of $0.6 million is included in equity in income of joint ventures in the accompanying consolidated statements of operations. Gains on the sale of Fairways and the 5% joint venture interest were deferred in the amount of $0.2 million and are included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

NOTE 16—INCOME TAXES

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

The components of income (loss) from continuing operations before the provision for income taxes consisted of the following:

	Year ended December 31,
	2012	2011	2010
Domestic	$(3,402,000)	$(14,880,000)	$10,212,000
Foreign	10,243,000	20,001,000	—
Total	$6,841,000	$5,121,000	$10,212,000

The (benefit from) provision for income taxes consisted of the following:

	Year ended December 31,
	2012	2011	2010
Federal
Current	$—	$—	$(2,450,000)
Deferred	(2,730,000)	(4,523,000)	5,583,000
	(2,730,000)	(4,523,000)	3,133,000
State
Current	59,000	59,000	18,000
Deferred	1,379,000	(149,000)	576,000
	1,438,000	(90,000)	594,000
Foreign
Current	449,000	2,599,000	—
Deferred	635,000	—	—
	1,084,000	2,599,000	—
Total	$(208,000)	$(2,014,000)	$3,727,000
A reconciliation of the statutory federal income tax rate of 34% with Kennedy-Wilson’s effective income tax rate is as follows:

	Year ended December 31,
	2012	2011	2010
Tax computed at the statutory rate	$2,326,000	$1,741,000	$3,472,000
State income taxes, net of federal benefit	152,000	(59,000)	393,000
Non-vested stock expense	—	(54,000)	—
Taxing authority settlement	—	809,000	—
Foreign rate differential	(2,405,000)	(4,246,000)	—
Capitalized transaction costs	—	—	—
Adjustment to investment basis	—	—	—
Extinguishment of debt	—	—	818,000
Noncontrolling interest and other	(880,000)	(385,000)	(956,000)
Other	197,000	180,000	—
Valuation allowance	402,000	—	—
(Benefit from) provision for income taxes	$(208,000)	$(2,014,000)	$3,727,000
Cumulative tax effects of temporary differences are shown below at December 31, 2012 and 2011:

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

	Year ended December 31,
	2012	2011
Deferred tax assets:
Accrued reserves	$204,000	$210,000
Stock option expense	3,103,000	1,833,000
Net operating loss carryforward and credits	26,334,000	20,935,000
Marketable securities	(1,250,000)	2,564,000
Hedging transactions	(391,000)	2,426,000
Total deferred tax assets	28,000,000	27,968,000
Deferred tax liabilities:
Depreciation and amortization	7,919,000	7,447,000
Prepaid expenses and other	1,475,000	581,000
Investment basis and reserve differences	32,384,000	28,355,000
Foreign currency translation	6,163,000	7,667,000
Capitalized interest	2,328,000	2,355,000
Valuation allowance	402,000	—
Total deferred tax liabilities	50,671,000	46,405,000
Net deferred tax liability	$22,671,000	$18,437,000

Based upon the level of historical taxable income and projections for future taxable income over the periods which Kennedy-Wilson’s gross deferred tax assets are deductible, management believes it is more likely than not Kennedy-Wilson will realize the benefits of these deductible differences at December 31, 2012.
As of December 31, 2012 Kennedy Wilson had federal net operating losses of $71.1 million. These net operating losses begin to expire in the year 2030. As of December 31, 2012 there were also California net operating loss carryforwards of approximately $32.8 million. The California net operating losses begin to expire after the year 2028. In addition, Kennedy Wilson has $7.2 million of other state net operating losses. We believe that it is more likely than not that certain state net operating losses will expire before the Kennedy Wilson can realize the benefit of the losses. We have provided a valuation allowance of $0.4 million as of December 31, 2012 for certain state net operating losses.
Presently a deferred tax liability for undistributed earnings of subsidiaries located outside the United States has not been recorded. These earnings may become taxable upon a payment of a dividend or as a result of a sale or liquidation of the subsidiaries. At this time we don't have plans to repatriate income from our foreign subsidiaries, however to the extent that are able to repatriate such earnings in a tax free manner, or in the event of a change in our capital situation or investment strategy, it is possible that the foreign subsidiaries may pay a dividend which would impact our effective tax rate. Unremitted earnings of foreign subsidiaries, which have been, or are intended to be permanently invested, aggregated approximately $34.2 million as of December 31, 2012. If these subsidiaries' earnings were repatriated to the United States additional US domestic taxes of $7.4 million would be incurred.
There were no gross unrecognized tax benefits at December 31, 2012 and December 31, 2011. Management has considered the likelihood and significance of possible penalties associated with Kennedy-Wilson's current and intended filing positions and has determined, based on its assessment, that such penalties, if any, would not expected to be significant.
Kennedy-Wilson's federal income tax returns remain open to examination for the years 2008 through 2012. Kennedy-Wilson is currently under examination for 2008, 2009 and 2010.

For income tax purposes, distributions paid to common stockholders and preferred shareholder are return of capital for the year ended December 31, 2012.

NOTE 17—COMMITMENTS AND CONTINGENCIES
Future minimum lease payments under scheduled operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

Year ending December 31,
2013	$2,369,000
2014	2,231,000
2015	2,041,000
2016	1,893,000
2017	85,000
Thereafter	—
Total minimum payments	$8,619,000
Rental expense was $3.0 million, $2.3 million, and $2.2 million for the years ended December 31, 2012, 2011, and 2010, respectively, and is included in general and administrative expense in the accompanying consolidated statements of operations.
GUARANTEES—Kennedy-Wilson has provided guarantees associated with loans secured by assets held in various joint venture partnerships. The maximum potential amount of future payments (undiscounted) Kennedy-Wilson could be required to make under the guarantees were approximately $55.5 million at December 31, 2012. The guarantees expire by the year end of 2017 and Kennedy-Wison's performance under the guarantees would be required to the extent there is a shortfall in liquidation between the principal amount of the loan and the net sales proceeds of the property.
CAPITAL COMMITMENTS—As of December 31, 2012 and 2011, Kennedy-Wilson has unfunded capital commitments to its joint ventures in the amounts of $8.3 million and $9.1 million.
EMPLOYMENT AGREEMENTS—Kennedy-Wilson has entered into employment agreements with its Chief Executive Officer and its President and Chief Executive Officer of its European operations, which provide for annual base compensation in the aggregate amounts of $1.0 million and $0.75 million, respectively, and expire in December 2019 and January 2014, respectively. The employment agreements also provide for the issuance of 556,875 shares of restricted stock to each officer that vest in equal amounts over five years provided certain performance targets are achieved (see Note 18). Additionally, the employment agreements provide for the payment of an annual discretionary bonus in an amount determined in the sole and absolute discretion of the Compensation Committee of the board of directors.
Kennedy-Wilson also has an employment agreements with one other non-officer employee which provides for aggregate minimum annual compensation of $0.6 million and will expire in 2014.
LITIGATION—Kennedy-Wilson is currently a defendant in certain routine litigation arising in the ordinary course of business. It is the opinion of management and legal counsel that the outcome of these actions will not have a material effect on the financial statements taken as a whole.

NOTE 18—STOCK COMPENSATION PLANS
In November 2009, Kennedy Wilson adopted the 2009 Equity Participation Plan ("the Equity Plan") that allows for the grant of up to approximately 2.5 million shares of common stock. As of December 31, 2012 all the restricted share awards were granted to employees, which vest ratably over a five year period. Vesting of the restricted share awards is contingent upon the expected achievement of a performance target as of the initial vesting date of November 13, 2010 and each of the next four years thereafter. The performance targets were achieved for 2010, 2011 and 2012. From inception of the plan through December 31, 2012, 1,454,467 shares have vested and been issued to participants and 23,512 shares have been forfeited. These restricted share awards are recognized as expense on a tranche by tranche basis over the five year performance period. As of December 31, 2012, there was $5.0 million of unrecognized compensation cost for the Equity Plan related to unvested restricted shares.
In June 2012, Kennedy Wilson adopted and its shareholders approved the Amended and Restated 2009 Equity Participation Plan (the "Amended and Restated Plan") under which an additional 3,170,000 shares of common stock have been reserved for restricted stock grants to officers, employees, non-employee directors and consultants. The terms of the awards granted under the 2009 Amended and Restated Equity Participation Plan are set by the Company's compensation committee at its discretion. During the year ended December 31, 2012, 3,170,000 shares of restricted common stock were granted under the Amended and Restated Plan along with 5,000 shares which remained under the original plan. The shares vest over five years with 40% vesting ratably in the first four years of the award period and the remaining 60% in the fifth year of the award period. Vesting of the restricted share awards is contingent upon the expected achievement of a performance target in each year of the award period with the initial vesting of the first 10% in January 2013. The performance targets were achieved for 2012. As of December 31, 2012, there was

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

$38.0 million of unrecognized compensation cost for the Equity Plan related to unvested restricted shares which will vest over the next four years.
During the years ended December 31, 2012, 2011 and 2010, Kennedy Wilson recognized $8.1 million, $5.1 million and $8.1 million, respectively, of compensation expense related to the vesting of restricted common stock awarded in 2012 and prior awards and is included in compensation and related expense in the accompanying consolidated statements of operations.
The following table sets forth activity under the Equity Plan and Amended and Rested Plan:

Shares
Nonvested at December 31, 2010	2,003,600
Granted	3,000
Vested	(493,043)
Forfeited	(4,950)
Nonvested at December 31, 2011	1,508,607
Granted	3,175,000
Vested	(493,643)
Forfeited	—
Nonvested at December 31, 2012	4,189,964

NOTE 19—CAPITAL STOCK TRANSACTIONS

Common Stock
In July 2012, Kennedy Wilson completed a follow-on offering of 8.6 million shares of its common stock, which raised $106.2 million of net proceeds.
During 2011, Kennedy Wilson issued 4.4 million shares of the its common stock to an institutional investor for $10.70 per share when the market value was $12.20. In addition, as a result of its contractual rights, the preferred shareholder also acquired 400,000 shares for $10.70 per share, representing a $0.6 million discount. Because the discount was the result of the preferred shareholder's contractual rights, it is reflected as additional preferred dividend in the accompanying consolidated statements of operations.
During 2011, Kennedy Wilson completed a follow-on offering of 6.9 million shares of its common stock, which raised $71.7 million of net proceeds.

Preferred Stock
During 2010, Kennedy-Wilson issued two series of Convertible Cumulative Preferred Stock (together “the Preferred Stock”), series A (100,000 shares) and series B (32,550 shares), for total proceeds less issuance costs of $99.8 million and $32.5 million, respectively. The series A Preferred Stock is convertible into common stock at any time at the option of the holder prior to May 19, 2015 at a price of $12.41 per share and is mandatorily convertible into common stock on May 19, 2015. The series B Preferred Stock is convertible into common stock at any time at the option of the holder prior to November 3, 2018 at a price of $10.70 per share and is mandatorily convertible into common stock on November 3, 2018. The series A and series B Preferred Stock have dividend rates of 6.0% and 6.452%, respectively, payable quarterly.
The certificate of designations of the Preferred Stock contain provisions that require Kennedy Wilson to commence an offer to purchase all shares of the Preferred Stock at a purchase price in cash per share of Preferred Stock equal to $1,150 plus all accumulated and accrued dividends upon the occurrence of a fundamental change, defined as a change of control. The parties have agreed that a change of control is deemed to occur when any person or group other than the purchaser of the Preferred Stock and its affiliates, or any officer or director of Kennedy Wilson as of the issue date of the Preferred Stock, acquires directly or indirectly voting control or direction over more than 35% of the voting control of Kennedy Wilson for a period of seven consecutive days following the earlier of the date the company becomes aware of such acquisition and the date such person or group files a Schedule 13D. This change of control provision is within Kennedy-Wilson’s control as the Board of Directors, at its discretion, would be able to issue blank check Preferred Stock at any time for any reason which could dilute the person or group to below

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

the 35% of the voting control threshold. As such, Kennedy Wilson has concluded that the change of control is within the control of Kennedy-Wilson and therefore has classified the Preferred Stock as permanent equity in the accompanying consolidated balance sheets.
In connection with the issuance of the Preferred Stock, Kennedy Wilson entered into registration rights agreements that allow for the holders of the Preferred Stock, with at least a 51% vote, to demand registration of the Preferred Stock (or converted common stock) on or after November 13, 2010. If Kennedy Wilson does not satisfy the demand for registration, the holders of the Preferred Stock (or converted common stock) would be entitled to receive a payment in an amount equal to 1.50% per annum of the liquidation preference of $1,000 per share. There are sufficient shares of unregistered common stock authorized and unissued to accommodate the conversion feature.

Warrants
In April 2010, the Board of Directors authorized a warrant repurchase program enabling Kennedy Wilson to repurchase up to 12.5 million of its outstanding warrants. The warrants carry an exercise price of $12.50 with an expiration date of November 14, 2014. Kennedy Wilson may call for redemption of the warrants in whole and not in part at a price of $0.01 per warrant if the share price of its common stock equals or exceeds $19.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, or upon not less than 30 days’ prior written notice of redemption to each warrant holder. During the years ended December 31, 2012 and 2011, Kennedy Wilson repurchased a total of 0.6 million and 3.4 million, respectively of its outstanding warrants for total consideration of $1.6 million and $6.1 million. There are 5.8 million warrants outstanding as of December 31, 2012.

Dividend Distributions
Kennedy Wilson declared and paid the following cash dividends on its common and preferred stock:

	Year Ended December 31, 2012		Year Ended December 31, 2011
	Declared	Paid	Declared	Paid
Preferred Stock
Series A	$6,000,000	$6,000,000	$6,000,000	$6,000,000
Series B	2,100,000	2,100,000	2,100,000	2,100,000
Total Preferred Stock	8,100,000	8,100,000	8,100,000	8,100,000	(2)
Common Stock	11,724,000	13,797,000	5,671,000	3,598,000
Total (1)	$19,824,000	$21,897,000	$13,771,000	$11,698,000
—————
(1) The difference between declared and paid is the amount accrued on the consolidated balance sheets.
(2) The $0.6 million difference between paid and the amount presented on the statement of equity represents the discount provided as a result of the preferred shareholder's contractual rights as discussed above in 2011.

NOTE 20—EMPLOYEE BENEFIT ARRANGEMENTS
Kennedy Wilson has a qualified plan under the provisions of Section 401(k) of the Internal Revenue Code. Under this plan, participants are able to make salary deferral contributions of up to 15% of their total compensation, up to a specified maximum. The 401(k) plan also includes provisions which authorize Kennedy Wilson to make discretionary contributions. During the years ended December 31, 2012, 2011 and 2010, Kennedy Wilson made matching contributions of $155,000, $140,000, and $232,000, respectively, to this plan and they are included in compensation and related expenses in the accompanying consolidated statements of operations.

NOTE 21—EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings per share:

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

	Year ended December 31,
	2012	2011	2010
Basic and diluted (loss) income per share attributable to Kennedy-Wilson Holdings, Inc. common shareholders:
Loss from continuing operations attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(3,684,000)	$(2,741,000)	$(1,052,000)
(Loss) income from discontinued operations, net of income taxes, attributable to Kennedy-Wilson Holdings Inc. common shareholders	(210,000)	343,000	—
Net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(3,894,000)	$(2,398,000)	$(1,052,000)

(Loss) from continuing operations attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(0.07)	$(0.06)	$(0.03)
(Loss) income from discontinued operations, net of income taxes, attributable to Kennedy-Wilson Holdings Inc. common shareholders	—	0.01	—
Net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(0.07)	$(0.05)	$(0.03)
Weighted average shares outstanding for basic and diluted loss per share	55,285,833	42,415,770	38,978,272
The dilutive shares from warrants, convertible securities, and un-vested stock have not been included in the diluted weighted average shares as Kennedy-Wilson has a net loss available to common shareholders. There was a total of 19,339,021, 20,609,591 and 23,450,734 potentially dilutive securities as of December 31, 2012, 2011 and 2010, respectively.

NOTE 22—SEGMENT INFORMATION
Kennedy Wilson's business is defined by two core segments: KW Investments and KW Services. KW Investments invests in multifamily, residential and office properties as well as loans secured by real estate. KW Services provides a full array of real estate-related services to investors and lenders, with a strong focus on financial institution-based clients. Kennedy Wilson’s segment disclosure with respect to the determination of segment profit or loss and segment assets is based on these services and investments.
KW INVESTMENTS—Kennedy Wilson, on its own and through joint ventures, is an investor in real estate, including multifamily, residential and office properties as well as loans secured by real estate.
Substantially all of the revenue—related party was generated via inter-segment activity for the years ended December 31, 2012, 2011 and 2010. Generally, this revenue consists of fees earned on investments in which Kennedy Wilson also has an ownership interest. The amounts representing investments with related parties and non-affiliates are included in the investment segment. No single third party client accounted for 10% or more of Kennedy Wilson's revenue during any period presented in these financial statements.
KW SERVICES—Kennedy Wilson offers a comprehensive line of real estate services for the full life cycle of real estate ownership and investment to clients that include financial institutions, developers, builders and government agencies. Kennedy Wilson provides auction and conventional sales, property management, investment management, asset management, leasing, construction management, acquisitions, dispositions and trust services.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

The following tables summarize the income and expense activity by segment for the years ended December 31, 2012, 2011 and 2010 and total assets as of December 31, 2012, 2011 and 2010.

	Year Ended December 31,
	2012	2011	2010
Investments
Sale of real estate	$2,271,000	$417,000	$3,937,000
Sale of real estate - related party	—	—	9,535,000
Rental and other revenue	8,526,000	5,140,000	4,000,000
Total revenue	10,797,000	5,557,000	17,472,000
Operating expenses	36,820,000	19,302,000	26,243,000
Depreciation and amortization	4,427,000	2,420,000	1,342,000
Total operating expenses	41,247,000	21,722,000	27,585,000
Equity in joint venture income	21,527,000	12,507,000	10,548,000
Income from loan pool participations and notes receivable	9,256,000	7,886,000	11,855,000
Total operating income (loss)	333,000	4,228,000	12,290,000
Interest income - related party	2,805,000	2,021,000	—
Acquisition related gains	25,476,000	6,348,000	2,108,000
Gain on sale of marketable securities	4,353,000	—	—
Gain on early extinguishment of mortgage debt	—	—	16,670,000
Acquisition-related expenses	(675,000)	—	—
Interest expense	(2,460,000)	(1,552,000)	(676,000)
Income from continuing operations	29,832,000	11,045,000	30,392,000
Income from discontinued operations, net of income taxes	2,000	8,000	—
(Loss) gain from sale of real estate, net of income taxes	(212,000)	335,000	—
Income before provision for income taxes	$29,622,000	$11,388,000	$30,392,000

	Year Ended December 31,
	2012	2011	2010
Services
Management fees and commissions	$20,818,000	$18,347,000	$15,272,000
Management fees and commissions - related party	32,441,000	38,729,000	17,792,000
Total revenue	53,259,000	57,076,000	33,064,000
Operating expenses	33,087,000	31,356,000	23,584,000
Depreciation and amortization	161,000	143,000	117,000
Total operating expenses	33,248,000	31,499,000	23,701,000
Total operating income	20,011,000	25,577,000	9,363,000
Income before provision for income taxes	$20,011,000	$25,577,000	$9,363,000

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

	Year Ended December 31,
	2012	2011	2010
Corporate
Rental and other revenue	$—	$—	$—
Total revenue	—	—	—
Operating expenses	16,651,000	12,596,000	18,492,000
Depreciation and amortization	349,000	235,000	159,000
Total operating expenses	17,000,000	12,831,000	18,651,000
Total operating loss	(17,000,000)	(12,831,000)	(18,651,000)
Interest income	133,000	285,000	192,000
Interest income - related party	—	—	662,000
Loss on early extinguishment of corporate debt	—	—	(4,788,000)
Interest expense	(26,135,000)	(18,955,000)	(6,958,000)
Loss before provision for income taxes	(43,002,000)	(31,501,000)	(29,543,000)
Benefit from (provision) for income taxes	208,000	2,014,000	(3,727,000)
Net loss	$(42,794,000)	$(29,487,000)	$(33,270,000)

	Year Ended December 31,
	2012	2011	2010
Consolidated
Management fees and commissions	$20,818,000	$18,347,000	$15,272,000
Management fees and commissions - related party	32,441,000	38,729,000	17,792,000
Sale of real estate	2,271,000	417,000	3,937,000
Sale of real estate - related party	—	—	9,535,000
Rental and other income	8,526,000	5,140,000	4,000,000
Total revenue	64,056,000	62,633,000	50,536,000
Operating expenses	86,558,000	63,254,000	68,319,000
Depreciation and amortization	4,937,000	2,798,000	1,618,000
Total operating expenses	91,495,000	66,052,000	69,937,000
Equity in joint venture income	21,527,000	12,507,000	10,548,000
Interest income from loan pool participations and notes receivable	9,256,000	7,886,000	11,855,000
Operating income	3,344,000	16,974,000	3,002,000
Interest income	133,000	285,000	192,000
Interest income - related party	2,805,000	2,021,000	662,000
Acquisition related gains	25,476,000	6,348,000	2,108,000
Gain on sale of marketable securities	4,353,000	—	—
Gain on early extinguishment of mortgage debt	—	—	16,670,000
Loss on early extinguishment of corporate debt	—	—	(4,788,000)
Acquisition-related expenses	(675,000)	—	—
Interest expense	(28,595,000)	(20,507,000)	(7,634,000)
Income from continuing operation before benefit from income taxes	6,841,000	5,121,000	10,212,000
Benefit from (provision for) income taxes	208,000	2,014,000	(3,727,000)
Income from continuing operations	7,049,000	7,135,000	6,485,000
Discontinued operations
Income from discontinued operations, net of income taxes	2,000	8,000	—
(Loss) gain from sale of real estate, net of income taxes	(212,000)	335,000	—
Net Income	$6,839,000	$7,478,000	$6,485,000

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

	December 31,
	2012	2011
Assets
Investments	$1,070,607,000	$591,459,000
Services	105,370,000	66,406,000
Corporate	107,812,000	134,911,000
Total assets	$1,283,789,000	$792,776,000

	December 31,
	2012	2011	2010
Expenditures for long lived assets
Investments	$118,959,000	$2,680,000	$23,764,000

Geographic Information:
The revenue shown in the table below is allocated based upon the country in which services are performed.

	Year Ended December 31,
	2012	2011	2010

United States	$44,379,000	$39,857,000	$50,051,000
United Kingdom	19,148,000	22,238,000	—
Japan	529,000	538,000	485,000
Total Revenue	$64,056,000	$62,633,000	$50,536,000

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

NOTE 23—GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS
The following consolidating financial information and condensed consolidating financial information includes:

(1) Condensed consolidating balance sheets as of December 31, 2012 and 2011, respectively; consolidating statements of operations and comprehensive (loss) income for the years ended December 31, 2012, 2011, and 2010, respectively; and condensed consolidating statements of cash flows for the years ended December 31, 2012, 2011, and 2010, respectively, of (a) Kennedy-Wilson Holdings, Inc. on an unconsolidated basis as the parent (and guarantor), (b) Kennedy-Wilson, Inc., as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) Kennedy-Wilson Holdings, Inc. on a consolidated basis; and

(2) Elimination entries necessary to consolidate Kennedy-Wilson Holdings, Inc., as the parent guarnator, with Kennedy-Wilson, Inc. and its guarantor and non-guarantor subsidiaries
Included in the guarantor subsidiaries column below are data for certain guarantor subsidiaries that were less than 100% owned by Kennedy-Wilson as of December 31, 2010. Such guarantor subsidiaries were restructured prior to the exchange offer such that Kennedy-Wilson owned 100% of all of the guarantor subsidiaries as of December 31, 2011. As a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries as of December 31, 2012 or 2011.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

CONDENSED CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2012

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Assets
Cash and cash equivalents	$—	$64,517,000	$38,489,000	$17,849,000	$—	$120,855,000
Short term investments	—	10,000,000	—	—	—	10,000,000
Accounts receivable	—	377,000	2,105,000	1,165,000	—	3,647,000
Accounts receivable — related parties	—	186,000	4,774,000	17,433,000	—	22,393,000
Intercompany receivables	—	3,269,000	—	—	(3,269,000)	—
Notes receivable	—	1,902,000	133,805,000	900,000	—	136,607,000
Intercompany loans receivable	—	39,587,000	—	—	(39,587,000)	—
Real estate, net of accumulated depreciation	—	—	93,928,000	195,521,000	—	289,449,000
Investments in joint ventures	—	5,670,000	450,199,000	87,324,000	—	543,193,000
Investments in and advances to consolidated subsidiaries	514,310,000	873,768,000	142,441,000	—	(1,530,519,000)	—
Investment in loan pool participations	—	—	95,601,000	—	—	95,601,000
Other assets	—	18,443,000	11,505,000	8,131,000	—	38,079,000
Goodwill	—	—	17,216,000	6,749,000	—	23,965,000
Total Assets	$514,310,000	$1,017,719,000	$990,063,000	$335,072,000	$(1,573,375,000)	$1,283,789,000

Liabilities
Accounts payable	$—	$785,000	$236,000	$741,000	$—	$1,762,000
Accrued expenses and other liabilities	—	14,878,000	7,249,000	7,290,000	—	29,417,000
Intercompany payables	—	—	—	3,269,000	(3,269,000)	—
Accrued salaries and benefits	4,666,000	17,917,000	1,614,000	784,000	—	24,981,000
Deferred tax liability	—	20,189,000	2,327,000	155,000	—	22,671,000
Senior notes payable	—	409,640,000	—	—	—	409,640,000
Intercompany loans payable	—	—	—	39,587,000	(39,587,000)	—
Mortgage loans and notes payable	—	—	112,096,000	124,442,000	—	236,538,000
Junior subordinated debentures	—	40,000,000	—	—	—	40,000,000
Total liabilities	4,666,000	503,409,000	123,522,000	176,268,000	(42,856,000)	765,009,000

Equity
Kennedy-Wilson Holdings, Inc. shareholders' equity	509,644,000	514,310,000	873,768,000	142,441,000	(1,530,519,000)	509,644,000
Noncontrolling interests	—	—	(7,227,000)	16,363,000	—	9,136,000
Total equity	509,644,000	514,310,000	866,541,000	158,804,000	(1,530,519,000)	518,780,000
Total liabilities and equity	$514,310,000	$1,017,719,000	$990,063,000	$335,072,000	$(1,573,375,000)	$1,283,789,000

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

CONDENSED CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2011

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Assets
Cash and cash equivalents	$—	$95,812,000	$2,553,000	$17,561,000	$—	$115,926,000
Accounts receivable	—	751,000	2,043,000	320,000	—	3,114,000
Accounts receivable — related parties	—	2,328,000	6,822,000	6,462,000	—	15,612,000
Notes receivable	—	862,000	6,076,000	1,000,000	—	7,938,000
Notes receivable — related parties	—	33,269,000	—	—	—	33,269,000
Real estate, net of accumulated depreciation	—	53,000	51,212,000	64,615,000	—	115,880,000
Investments in joint ventures	—	8,785,000	316,219,000	18,363,000	—	343,367,000
Investments in and advances to consolidated subsidiaries	412,871,000	567,285,000	82,393,000	—	(1,062,549,000)	—
Investment in loan pool participations	—	—	89,951,000	—	—	89,951,000
Marketable securities	—	22,972,000	33,000	—	—	23,005,000
Other assets	—	13,334,000	3,656,000	3,759,000	—	20,749,000
Goodwill	—	—	17,216,000	6,749,000	—	23,965,000
Total Assets	$412,871,000	$745,451,000	$578,174,000	$118,829,000	$(1,062,549,000)	$792,776,000

Liabilities
Accounts payable	$52,000	$1,250,000	$396,000	$100,000	$—	$1,798,000
Accrued expenses and other liabilities	2,584,000	10,768,000	5,346,000	5,564,000	—	24,262,000
Accrued salaries and benefits	—	12,622,000	1,195,000	761,000	—	14,578,000
Deferred tax liability	—	18,555,000	(439,000)	321,000	—	18,437,000
Senior notes payable	—	249,385,000	—	—	—	249,385,000
Mortgage loans payable	—	—	4,391,000	26,357,000	—	30,748,000
Junior subordinated debentures	—	40,000,000	—	—	—	40,000,000
Total liabilities	2,636,000	332,580,000	10,889,000	33,103,000	—	379,208,000

Equity
Kennedy-Wilson Holdings, Inc. shareholders' equity	410,235,000	412,871,000	567,285,000	82,393,000	(1,062,549,000)	410,235,000
Noncontrolling interests	—	—	—	3,333,000	—	3,333,000
Total equity	410,235,000	412,871,000	567,285,000	85,726,000	(1,062,549,000)	413,568,000
Total liabilities and equity	$412,871,000	$745,451,000	$578,174,000	$118,829,000	$(1,062,549,000)	$792,776,000

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2012

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Revenue
Management and leasing fees	$—	$391,000	$9,313,000	$6,091,000	$—	$15,795,000
Management and leasing fees—related party	—	—	10,247,000	14,262,000	—	24,509,000
Commissions	—	523,000	1,974,000	2,526,000	—	5,023,000
Commissions—related party	—	—	2,962,000	4,970,000	—	7,932,000
Sale of real estate	—	—	2,271,000	—	—	2,271,000
Rental and other income	—	—	1,289,000	7,237,000	—	8,526,000
Total revenue	—	914,000	28,056,000	35,086,000	—	64,056,000
Operating expenses
Commission and marketing expenses	—	347,000	3,562,000	641,000	—	4,550,000
Compensation and related expenses	8,147,000	25,675,000	11,618,000	10,394,000	—	55,834,000
Cost of real estate sold	—	—	2,230,000	—	—	2,230,000
General and administrative	—	9,788,000	3,927,000	5,733,000	—	19,448,000
Rental operating expense	—	(42,000)	1,296,000	3,242,000	—	4,496,000
Depreciation and amortization	—	349,000	890,000	3,698,000	—	4,937,000
Total operating expenses	8,147,000	36,117,000	23,523,000	23,708,000	—	91,495,000
Equity in joint venture income	—	1,476,000	15,027,000	5,024,000	—	21,527,000
Interest income from loan pool participations and notes receivable	—	—	9,180,000	76,000	—	9,256,000
Income (loss) from consolidated subsidiaries	14,986,000	66,337,000	38,347,000	—	(119,670,000)	—
Operating income (loss)	6,839,000	32,610,000	67,087,000	16,478,000	(119,670,000)	3,344,000
Non-operating income (expense)
Interest income	—	107,000	23,000	3,000	—	133,000
Interest income—related party	—	2,805,000	—	—	—	2,805,000
Acquisition related gains	—	—	—	25,476,000	—	25,476,000
Gain on sale of marketable securities	—	4,353,000	—	—	—	4,353,000
Acquisition-related expenses	—	—	(80,000)	(595,000)	—	(675,000)
Interest expense	—	(25,635,000)	(483,000)	(2,477,000)	—	(28,595,000)
Income (loss) from continuing operations before benefit (provision for) from income taxes	6,839,000	14,240,000	66,547,000	38,885,000	(119,670,000)	6,841,000
Benefit from (provision for) income taxes	—	746,000	—	(538,000)	—	208,000
Income (loss) from continuing operations	6,839,000	14,986,000	66,547,000	38,347,000	(119,670,000)	7,049,000
Income from discontinued operations, net of income taxes	—	—	2,000	—	—	2,000
Loss from sale of real estate, net of income taxes	—	—	(212,000)	—	—	(212,000)
Net income (loss)	6,839,000	14,986,000	66,337,000	38,347,000	(119,670,000)	6,839,000
Net loss attributable to the noncontrolling interests	—	—	(370,000)	(2,219,000)	—	(2,589,000)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	6,839,000	14,986,000	65,967,000	36,128,000	(119,670,000)	4,250,000
Preferred stock dividends and accretion of issuance costs	(8,144,000)	—	—	—	—	(8,144,000)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(1,305,000)	$14,986,000	$65,967,000	$36,128,000	$(119,670,000)	$(3,894,000)

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2011

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries (1)	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Revenue
Management and leasing fees	$—	$719,000	$3,340,000	$8,511,000	$—	$12,570,000
Management and leasing fees — related party	—	—	13,341,000	1,205,000	—	14,546,000
Commissions	—	3,279,000	850,000	1,648,000	—	5,777,000
Commissions — related party	—	—	5,316,000	18,867,000	—	24,183,000
Sale of real estate	—	—	417,000	—	—	417,000
Rental and other income	—	—	1,086,000	4,054,000	—	5,140,000
Total revenue	—	3,998,000	24,350,000	34,285,000	—	62,633,000
Operating expenses
Commission and marketing expenses	—	887,000	2,693,000	385,000	—	3,965,000
Compensation and related expenses	5,055,000	18,127,000	11,806,000	6,141,000	—	41,129,000
Cost of real estate sold	—	—	397,000	—	—	397,000
General and administrative	—	9,024,000	3,153,000	2,278,000	—	14,455,000
Rental operating expenses	—	—	1,506,000	1,802,000	—	3,308,000
Depreciation and amortization	—	236,000	465,000	2,097,000	—	2,798,000
Total operating expenses	5,055,000	28,274,000	20,020,000	12,703,000	—	66,052,000
Equity in joint venture income	—	425,000	9,847,000	2,235,000	—	12,507,000
Interest income from loan pool participations and notes receivable	—	12,000	7,793,000	81,000	—	7,886,000
Income from consolidated subsidiaries	12,533,000	51,114,000	28,797,000	—	(92,444,000)	—
Operating income (loss)	7,478,000	27,275,000	50,767,000	23,898,000	(92,444,000)	16,974,000
Non-operating income (expense)
Interest income	—	186,000	99,000	—	—	285,000
Interest income — related party	—	2,021,000	—	—	—	2,021,000
Acquisition related gain	—	—	—	6,348,000	—	6,348,000
Interest expense	—	(18,963,000)	(95,000)	(1,449,000)	—	(20,507,000)
Income (loss) before benefit from income taxes	7,478,000	10,519,000	50,771,000	28,797,000	(92,444,000)	5,121,000
Benefit from income taxes	—	2,014,000	—	—	—	2,014,000
Net income (loss) from continuing operations	7,478,000	12,533,000	50,771,000	28,797,000	(92,444,000)	7,135,000
Income from discontinued operations, net of income taxes	—	—	8,000	—	—	8,000
(Loss) gain from sale of real estate, net of income taxes	—	—	335,000	—	—	335,000
Net income (loss)	7,478,000	12,533,000	51,114,000	28,797,000	(92,444,000)	7,478,000
Net income attributable to the noncontrolling interests	—	(103,000)	(379,000)	(650,000)	—	(1,132,000)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	7,478,000	12,430,000	50,735,000	28,147,000	(92,444,000)	6,346,000
Preferred dividends and accretion of preferred stock issuance costs	(8,744,000)	—	—	—	—	(8,744,000)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(1,266,000)	$12,430,000	$50,735,000	$28,147,000	$(92,444,000)	$(2,398,000)
—————
(1)    Included in the guarantor subsidiaries column above are data for certain subsidiaries that were less than 100% owned prior to December 31, 2011 by Kennedy-Wilson. Such guarantor subsidiaries were restructured prior to December 31, 2011 such that Kennedy-Wilson now owns 100% of all the guarantor subsidiaries. As a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2010

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries (1)	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Revenue
Management and leasing fees	$—	$183,000	$5,873,000	$2,857,000	$—	$8,913,000
Management and leasing fees — related party	—	—	11,258,000	1,159,000	—	12,417,000
Commissions	—	684,000	5,338,000	337,000	—	6,359,000
Commissions — related party	—	—	5,355,000	20,000	—	5,375,000
Sale of real estate	—	—	3,937,000	—	—	3,937,000
Sale of real estate — related party	—	—	9,535,000	—	—	9,535,000
Rental and other income	—	—	1,903,000	2,097,000	—	4,000,000
Total revenue	—	867,000	43,199,000	6,470,000	—	50,536,000
Operating expenses
Commission and marketing expenses	—	—	2,841,000	345,000	—	3,186,000
Compensation and related expenses	8,094,000	14,063,000	13,121,000	2,877,000	—	38,155,000
Merger-related compensation and related expenses	2,225,000	—	—	—	—	2,225,000
Cost of real estate sold	—	—	2,714,000	—	—	2,714,000
Cost of real estate sold - related party	—	—	8,812,000	—	—	8,812,000
General and administrative	227,000	6,753,000	3,453,000	881,000	—	11,314,000
Rental operating expenses	—	—	1,234,000	679,000	—	1,913,000
Depreciation and amortization	—	159,000	764,000	695,000	—	1,618,000
Total operating expenses	10,546,000	20,975,000	32,939,000	5,477,000	—	69,937,000
Equity in joint venture income (loss)	—	—	10,629,000	(81,000)	—	10,548,000
Interest income from loan pool participations and notes receivable	—	46,000	11,760,000	49,000	—	11,855,000
Income (loss) from consolidated subsidiaries	17,031,000	50,902,000	426,000	—	(68,359,000)	—
Operating income (loss)	6,485,000	30,840,000	33,075,000	961,000	(68,359,000)	3,002,000
Non-operating income (expense)
Interest income	—	153,000	39,000	—	—	192,000
Interest income — related party	—	662,000	—	—	—	662,000
Acquisition related gain	—	—	2,108,000	—	—	2,108,000
Gain on early extinguishment of mortgage debt	—	—	16,670,000	—	—	16,670,000
Loss on extinguishment of debt	—	(4,788,000)	—	—	—	(4,788,000)
Interest expense	—	(6,109,000)	(990,000)	(535,000)	—	(7,634,000)
Income (loss) before provision for income taxes	6,485,000	20,758,000	50,902,000	426,000	(68,359,000)	10,212,000
Provision for income taxes	—	(3,727,000)	—	—	—	(3,727,000)
Net income (loss)	6,485,000	17,031,000	50,902,000	426,000	(68,359,000)	6,485,000
Net income attributable to the noncontrolling interests	—	—	(2,963,000)	(16,000)	—	(2,979,000)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	6,485,000	17,031,000	47,939,000	410,000	(68,359,000)	3,506,000
Preferred dividends and accretion of preferred stock issuance costs	(4,558,000)	—	—	—	—	(4,558,000)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$1,927,000	$17,031,000	$47,939,000	$410,000	$(68,359,000)	$(1,052,000)
—————(1)    Included in the guarantor subsidiaries column above are data for certain subsidiaries that were less than 100% owned for the year ended December 31, 2010 by Kennedy-Wilson at the time the notes were originally issued. Such guarantor subsidiaries were restructured prior to registering the notes such that Kennedy-Wilson now owns 100% of all the guarantor subsidiaries. As a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for such guarantor subsidiaries.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 2012

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Net Income	$6,839,000	$14,986,000	$66,337,000	$38,347,000	$(119,670,000)	$6,839,000

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	3,263,000	3,263,000	14,000	—	(3,277,000)	3,263,000
Unrealized foreign currency translation gain (loss)	(1,453,000)	(1,453,000)	(2,251,000)	(265,000)	3,969,000	(1,453,000)
Unrealized forward contract forward currency gain (loss)	5,724,000	5,724,000	6,437,000	—	(12,161,000)	5,724,000
Total other comprehensive income (loss) for the period	$7,534,000	$7,534,000	$4,200,000	$(265,000)	$(11,469,000)	$7,534,000

Comprehensive income	14,373,000	22,520,000	70,537,000	38,082,000	(131,139,000)	14,373,000
Comprehensive income attributable to noncontrolling interests	—	—	—	(2,589,000)	—	(2,589,000)
Comprehensive income attributable to Kennedy-Wilson Holdings, Inc.	$14,373,000	$22,520,000	$70,537,000	$35,493,000	$(131,139,000)	$11,784,000

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 2011

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries (1)	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Net Income (loss)	$7,478,000	$12,533,000	$51,114,000	$28,797,000	$(92,444,000)	$7,478,000

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	(3,198,000)	(3,198,000)	—	—	3,198,000	(3,198,000)
Unrealized foreign currency translation gain (loss)	1,508,000	1,508,000	2,012,000	(25,000)	(3,495,000)	1,508,000
Unrealized forward contract forward currency gain (loss)	(2,318,000)	(2,318,000)	(2,294,000)	—	4,612,000	(2,318,000)
Total other comprehensive income (loss) for the period	(4,008,000)	(4,008,000)	(282,000)	(25,000)	4,315,000	(4,008,000)

Comprehensive income (loss)	$3,470,000	$8,525,000	$50,832,000	$28,772,000	$(88,129,000)	$3,470,000
Comprehensive income attributable to noncontrolling interests	—	(103,000)	(379,000)	(650,000)	—	(1,132,000)
Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc.	$3,470,000	$8,422,000	$50,453,000	$28,122,000	$(88,129,000)	$2,338,000
—————
(1)    Included in the guarantor subsidiaries column above are data for certain subsidiaries that were less than 100% owned prior to December 31, 2011 by Kennedy-Wilson. Such guarantor subsidiaries were restructured prior to December 31, 2011 such that Kennedy-Wilson now owns 100% of all the guarantor subsidiaries. As a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 2010

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries (1)	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Net Income (loss)	$6,485,000	$17,031,000	$50,902,000	$426,000	$(68,359,000)	$6,485,000

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	6,000	6,000	6,000	—	(12,000)	6,000
Unrealized foreign currency translation gain (loss)	6,434,000	6,434,000	6,434,000	—	(12,868,000)	6,434,000
Total other comprehensive income (loss) for the period	6,440,000	6,440,000	6,440,000	—	(12,880,000)	6,440,000

Comprehensive income (loss)	$12,925,000	$23,471,000	$57,342,000	$426,000	$(81,239,000)	$12,925,000
Comprehensive income attributable to noncontrolling interests	—	—	(2,963,000)	(16,000)	—	(2,979,000)
Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc.	$12,925,000	$23,471,000	$54,379,000	$410,000	$(81,239,000)	$9,946,000
—————
(1)    Included in the guarantor subsidiaries column above are data for certain subsidiaries that were less than 100% owned for the year ended December 31, 2010 by Kennedy-Wilson at the time the notes were originally issued. Such guarantor subsidiaries were restructured prior to registering the notes such that Kennedy-Wilson now owns 100% of all the guarantor subsidiaries. As a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for such guarantor subsidiaries.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2012

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries (1)	Non-guarantor Subsidiaries	Consolidated Total
Net cash provided by operating activities	$(563,000)	$(59,096,000)	$82,057,000	$(5,636,000)	$16,762,000
Cash flows from investing activities:
Additions to notes receivable	—	(42,000)	(167,819,000)	—	(167,861,000)
Settlements of notes receivable	—	194,000	6,780,000	100,000	7,074,000
Additions to notes receivable—related party	—	(17,062,000)	—	—	(17,062,000)
Settlements of notes receivable—related party	—	9,093,000	—	—	9,093,000
Net proceeds from sale of real estate	—	18,733,000	—	—	18,733,000
Purchases of and additions to real estate	—	—	(33,809,000)	(85,150,000)	(118,959,000)
Short term investment	—	(10,000,000)	—	—	(10,000,000)
Proceeds from sale of marketable securities	—	34,108,000	—	—	34,108,000
Investing distributions from joint ventures	—	32,000	38,000,000	669,000	38,701,000
Contributions to joint ventures	—	(1,200,000)	(177,357,000)	(165,000)	(178,722,000)
Investing distributions from loan pool participation	—	—	58,142,000	—	58,142,000
Contributions to loan pool participation	—	—	(72,970,000)	—	(72,970,000)
(Investments in) distributions from consolidated subsidiaries, net	(82,129,000)	(115,989,000)	194,595,000	3,523,000	—
Net cash used in investing activities	(82,129,000)	(82,133,000)	(154,438,000)	(81,023,000)	(399,723,000)
Cash flow from financing activities:
Borrowings under senior notes payable	—	160,250,000	—	—	160,250,000
Borrowings under lines of credit	—	85,811,000	—	—	85,811,000
Repayment of lines of credit	—	(85,811,000)	—	—	(85,811,000)
Borrowings under mortgage loans payable	—	—	108,264,000	49,475,000	157,739,000
Debt issue costs	—	(7,259,000)	—	—	(7,259,000)
Issuance of common stock	106,246,000	—	—	—	106,246,000
Repurchase of common stock	(47,000)	—	—	—	(47,000)
Repurchase of warrants	(1,610,000)	—	—	—	(1,610,000)
Dividends paid	(21,897,000)	—	—	—	(21,897,000)
Acquisitions of noncontrolling interests	—	—	—	(473,000)	(473,000)
Contributions from noncontrolling interests	—	—	—	400,000	400,000
Distributions to noncontrolling interests	—	—	—	(4,931,000)	(4,931,000)
Intercompany receivables, net	—	(42,856,000)	—	42,856,000	—
Net cash provided by financing activities	82,692,000	110,135,000	108,264,000	87,327,000	388,418,000
Effect of currency exchange rate changes on cash and cash equivalents	—	(201,000)	53,000	(380,000)	(528,000)
Net change in cash and cash equivalents	—	(31,295,000)	35,936,000	288,000	4,929,000
Cash and cash equivalents, beginning of year	—	95,812,000	2,553,000	17,561,000	115,926,000
Cash and cash equivalents, end of year	$—	$64,517,000	$38,489,000	$17,849,000	$120,855,000
—————
(1)    Included in the guarantor subsidiaries column above are data for certain subsidiaries that were less than 100% owned for the year ended December 31, 2012 by Kennedy-Wilson at the time the notes were originally issued. Such guarantor subsidiaries were restructured prior to registering the notes such that Kennedy-Wilson now owns 100% of all the guarantor subsidiaries. As a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for such guarantor subsidiaries.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2011

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries (1)	Non-guarantor Subsidiaries	Consolidated Total
Cash flows (used in) provided by operating activities:	$—	$(32,013,000)	$11,145,000	$24,296,000	$3,428,000
Cash flows from investing activities:
Additions to notes receivable	—	—	(6,145,000)	—	(6,145,000)
Settlements of notes receivable	—	—	3,625,000	—	3,625,000
Additions to notes receivable - related party	—	(35,273,000)	—	—	(35,273,000)
Settlements of notes receivable - related party	—	4,867,000	—	—	4,867,000
Net proceeds from sale of real estate	—	—	7,053,000	—	7,053,000
Purchases of and additions to real estate	—	—	(2,552,000)	(128,000)	(2,680,000)
Investment in marketable securities	—	(32,775,000)	—	—	(32,775,000)
Investing distributions from joint ventures	—	—	17,830,000	5,444,000	23,274,000
Contributions to joint ventures	—	(2,000,000)	(100,780,000)	(2,606,000)	(105,386,000)
Investing distributions from loan pool participation	—	—	66,418,000	—	66,418,000
Contributions to loan pool participations	—	—	(130,551,000)	—	(130,551,000)
(Investments in) distributions from consolidated subsidiaries, net	(104,723,000)	(43,972,000)	146,853,000	1,842,000	—
Net cash (used in) provided by investing activities	(104,723,000)	(109,153,000)	1,751,000	4,552,000	(207,573,000)
Cash flow from financing activities:
Borrowings under senior notes payable	—	249,344,000	—	—	249,344,000
Repayment of notes payable	—	(20,533,000)	—	(4,250,000)	(24,783,000)
Borrowings under lines of credit	—	74,000,000	—	—	74,000,000
Repayment of lines of credit	—	(101,750,000)	—	—	(101,750,000)
Borrowings under mortgage loans payable	—	—	5,000,000	12,076,000	17,076,000
Repayment of mortgage loans payable	—	—	(15,577,000)	(22,000,000)	(37,577,000)
Debt issue costs	—	(7,224,000)	—	(515,000)	(7,739,000)
Issuance of common stock	123,100,000	—	—	—	123,100,000
Repurchase of common stock	(547,000)	—	—	—	(547,000)
Repurchase of warrants	(6,132,000)	—	—	—	(6,132,000)
Dividends paid	(11,698,000)	—	—	—	(11,698,000)
Contributions from noncontrolling interests	—	—	1,622,000	2,843,000	4,465,000
Distributions from noncontrolling interests	—	—	(4,876,000)	(266,000)	(5,142,000)
Net cash provided by (used in) financing activities	104,723,000	193,837,000	(13,831,000)	(12,112,000)	272,617,000
Effect of currency exchange rate changes on cash and cash equivalents	—	348,000	138,000	—	486,000
Net change in cash and cash equivalents	—	53,019,000	(797,000)	16,736,000	68,958,000
Cash and cash equivalents, beginning of year	—	42,793,000	3,350,000	825,000	46,968,000
Cash and cash equivalents, end of year	$—	$95,812,000	$2,553,000	$17,561,000	$115,926,000
—————
(1)    Included in the guarantor subsidiaries column above are data for certain subsidiaries that were less than 100% owned for the year ended December 31, 2011 by Kennedy-Wilson at the time the notes were originally issued. Such guarantor subsidiaries were restructured prior to registering the notes such that Kennedy-Wilson now owns 100% of all the guarantor subsidiaries. As a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for such guarantor subsidiaries.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2010

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries (1)	Non-guarantor Subsidiaries	Consolidated Total
Cash flows (used in) provided by operating activities:	$(2,670,000)	$(9,635,000)	$13,074,000	$1,388,000	$2,157,000
Cash flows from investing activities:
Additions to notes receivable	—	(377,000)	(24,259,000)	(1,000,000)	(25,636,000)
Settlements of notes receivable	—	15,000	8,423,000	—	8,438,000
Additions to notes receivable - related party	—	(5,914,000)	—	—	(5,914,000)
Settlements of notes receivable - related party	—	8,721,000	—	—	8,721,000
Net proceeds from sale of real estate	—	—	3,639,000	—	3,639,000
Net proceeds from sale of real estate - related party	—	—	9,548,000	—	9,548,000
Purchases of and additions to real estate	—	—	(19,590,000)	(4,174,000)	(23,764,000)
Distributions from joint ventures	—	—	9,790,000	387,000	10,177,000
Contributions to joint ventures	—	(1,220,000)	(77,203,000)	(5,468,000)	(83,891,000)
Contributions to loan pool participations	—	—	(16,154,000)	—	(16,154,000)
(Investments in) distributions from consolidated subsidiaries, net	(108,730,000)	13,161,000	87,197,000	8,372,000	—
Net cash provided by (used in) investing activities	(108,730,000)	14,386,000	(18,609,000)	(1,883,000)	(114,836,000)
Cash flow from financing activities:
Borrowings under notes payable	—	—	—	4,250,000	4,250,000
Repayment of notes payable	—	(5,600,000)	—	—	(5,600,000)
Borrowings under lines of credit	—	48,250,000	—	—	48,250,000
Repayment of lines of credit	—	(30,500,000)	—	—	(30,500,000)
Borrowings under mortgage loans payable	—	—	20,016,000	—	20,016,000
Repayment of mortgage loans payable	—	—	(21,492,000)	(3,243,000)	(24,735,000)
Repayment of convertible subordinated debt	—	(32,550,000)	—	—	(32,550,000)
Debt issue costs	—	(598,000)	—	(46,000)	(644,000)
Issuance of preferred stock	132,294,000	—	—	—	132,294,000
Repurchase of common stock	(11,301,000)	—	—	—	(11,301,000)
Repurchase of warrants	(11,500,000)	—	—	—	(11,500,000)
Dividends paid	(4,533,000)	—	—	—	(4,533,000)
Contributions from noncontrolling interests	—	—	10,955,000	—	10,955,000
Distributions from noncontrolling interests	—	—	(3,242,000)	—	(3,242,000)
Net cash (used in) provided by financing activities	104,960,000	(20,998,000)	6,237,000	961,000	91,160,000
Effect of currency exchange rate changes on cash and cash equivalents	6,440,000	4,263,000	—	—	10,703,000
Net change in cash and cash equivalents	—	(11,984,000)	702,000	466,000	(10,816,000)
Cash and cash equivalents, beginning of year	—	54,777,000	2,648,000	359,000	57,784,000
Cash and cash equivalents, end of year	$—	$42,793,000	$3,350,000	$825,000	$46,968,000
—————
(1)    Included in the guarantor subsidiaries column above are data for certain subsidiaries that were less than 100% owned for the year ended December 31, 2010 by Kennedy-Wilson at the time the notes were originally issued. Such guarantor subsidiaries were restructured prior to registering the notes such that Kennedy-Wilson now owns 100% of all the guarantor subsidiaries. As a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for such guarantor subsidiaries.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

NOTE 24—UNAUDITED QUARTERLY INFORMATION

Year Ended December 31, 2012	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$11,830,000	$14,110,000	$15,240,000	$22,876,000
Operating expenses	15,441,000	18,420,000	20,940,000	36,694,000
Equity in joint venture income	5,516,000	5,108,000	1,848,000	9,055,000
Interest income from loan pool participations and notes receivable	538,000	2,876,000	3,712,000	2,130,000
Operating income (loss)	2,443,000	3,674,000	(140,000)	(2,633,000)
Non-operating (expenses) income	(2,234,000)	(5,809,000)	(6,502,000)	18,042,000
Income (loss) before provision for income taxes	209,000	(2,135,000)	(6,642,000)	15,409,000
Benefit from income taxes	1,483,000	1,138,000	2,500,000	(4,913,000)
Income (loss) from continuing operations	1,692,000	(997,000)	(4,142,000)	10,496,000
Income from discontinued operations, net of income taxes	2,000	—	—	—
Loss from sale of real estate	(212,000)	—	—	—
Net income (loss)	1,482,000	(997,000)	(4,142,000)	10,496,000
Net (income) loss attributable to noncontrolling interests	(2,798,000)	(128,000)	(64,000)	401,000
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. shareholders	(1,316,000)	(1,125,000)	(4,206,000)	10,897,000
Preferred stock dividends and accretion of issuance costs	(2,036,000)	(2,036,000)	(2,036,000)	(2,036,000)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(3,352,000)	$(3,161,000)	$(6,242,000)	$8,861,000
Basic (loss) earnings per share	$(0.07)	$(0.06)	$(0.11)	$0.15
Diluted (loss) earnings per share	(0.07)	(0.06)	(0.11)	0.15

Year ended December 31, 2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$8,727,000	$8,510,000	$12,776,000	$32,620,000
Operating expenses	12,525,000	13,138,000	15,569,000	24,820,000
Equity in joint venture (loss) income	5,256,000	2,551,000	(646,000)	5,346,000
Interest income from loan pool participations and notes receivable	2,546,000	2,241,000	1,048,000	2,051,000
Operating (loss) income	4,004,000	164,000	(2,391,000)	15,197,000
Non-operating expenses	(1,294,000)	485,000	(5,482,000)	(5,562,000)
(Loss) income before provision for income taxes	2,710,000	649,000	(7,873,000)	9,635,000
Benefit from (provision for) income taxes	(663,000)	(172,000)	2,997,000	(148,000)
Income (loss) from continuing operations	2,047,000	477,000	(4,876,000)	9,487,000
Net loss (income) attributable to noncontrolling interests	(1,038,000)	(299,000)	42,000	163,000
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. shareholders	1,009,000	178,000	(4,834,000)	9,650,000
Preferred stock dividends and accretion of issuance costs	(2,036,000)	(2,636,000)	(2,036,000)	(2,036,000)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. shareholders	$(1,027,000)	$(2,458,000)	$(6,870,000)	$7,614,000
Basic (loss) earnings per share	$(0.02)	$(0.06)	$(0.16)	$0.17
Diluted (loss) earnings per share	(0.02)	(0.06)	(0.16)	0.14

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements—(continued)
December 31, 2012, 2011 and 2010

NOTE 25—SUBSEQUENT EVENTS

Subsequent to December 31, 2012, KW Residential, LLC settled several Japanese yen related hedges resulting in cash proceeds of $23.7 million to the joint venture, of which our share was $10.6 million.
In December 2012, at time of acquisition, Kennedy Wilson invested $43.6 million of its equity and borrowed $79.3 million to acquire a loan secured by a shopping center in the United Kingdom. Additionally, in partnership with an institutional investor, we acquired a loan pool with an unpaid principal balance of $232.3 million, comprised of 7 loans secured by 23 underlying properties in the United Kingdom.  Kennedy Wilson's investment in the pool totaled $16.0 million. Subsequent to December 31, 2012, we sold 50% of our interest in both investments to an institutional investor.
In March 2013, Kennedy Wilson drew $35 million on its unsecured credit facility, bringing the outstanding balance to $35 million and availability to $65 million.
In March 2013, Kennedy Wilson issued 9.0 million shares of common stock primarily to institutional investors, resulting in gross proceeds of $141.3 million of which $35.0 million was used to pay off the outstanding balance on our line of credit. In April 2013, the Company issued 1.4 million shares of common stock as a result of the underwriters fully exercising their overallotment option, which resulted in gross proceeds of $21.2 million.
In September 2013, Kennedy Wilson completed an offering of 6.9 million shares (which includes 900,000 shares from the underwriters fully exercising their option to purchase additional shares) of its common stock, which raised $122.2 million of net proceeds.
In September 2013, the Company amended its existing unsecured revolving credit facility which increased the total principal amount available to be borrowed by an additional $40.0 million, for an aggregate of $140.0 million. The maturity date was extended to October 1, 2016. The credit facility was undrawn as of September 30, 2013.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Schedule III—Real Estate and Accumulated Depreciation
December 31, 2012

			Initial Cost		Costs Capitalized Subsequent to Acquisition	Gross Balance at December 31, 2012 (1)
Description	Region	Encumbrances	Land	Building & Improvements	Improvements	Land	Building & Improvements	Total	Accumulated Depreciation	Depreciable Life in Years	Date of Construction	Date Acquired
Commercial
Commercial building	Western U.S.	$29,000,000	$8,799,000	$31,386,000	$72,000	$8,799,000	$31,458,000	$40,257,000	$(98,000)	39 yrs	1991	2012
Office park	Western U.S.	1,873,000	396,000	1,584,000	—	396,000	1,584,000	1,980,000	$—	39 yrs	1982	2012
Commercial building	Western U.S.	7,032,000	991,000	8,128,000	—	991,000	8,128,000	9,119,000	$(20,000)	39 yrs	1983	2012
Retail	Western U.S.	615,000	364,000	444,000	13,000	370,000	451,000	821,000	(24,000)	39 yrs	N/A	2011
Commercial building	Western U.S.	12,000,000	6,212,000	15,049,000	926,000	6,212,000	15,975,000	22,187,000	(572,000)	39 yrs	2007	2011
Commercial building	Japan	—	3,970,000	3,230,000	2,122,000	5,192,000	4,130,000	9,322,000	(738,000)	37 yrs	2007	2008
Commercial building	Western U.S.	—	495,000	257,000	30,000	496,000	286,000	782,000	(13,000)	37 yrs	1983	2010
Multifamily
178-unit Apartment building	Western U.S.	23,475,000	12,310,000	18,466,000	—	12,310,000	18,466,000	30,776,000	(79,000)	39 yrs	1975	2012
217-unit Multifamily property	Western U.S.	26,000,000	2,639,000	41,369,000	5,000	2,639,000	41,373,000	44,012,000	(82,000)	39 yrs	2011	2012
366-unit Apartment building	Western U.S.	33,817,000	9,083,000	36,331,000	14,000	9,082,000	36,346,000	45,428,000	(78,000)	39 yrs	2000	2012
204-unit Apartment building	Western U.S.	14,357,000	5,329,000	20,150,000	925,000	5,329,000	21,075,000	26,404,000	(4,794,000)	39 yrs	1986	2008
Residential
49-unit condominium	Other U.S.	—	—	4,794,000	90,000	—	4,884,000	4,884,000	—	39 yrs	2005	2012
Single family home	Western U.S.	—	4,111,000	4,250,000	363,000	4,474,000	4,250,000	8,724,000	(443,000)	39 yrs	2008	2008
Condominium units	Western U.S.	—	—	2,325,000	300,000	—	2,625,000	2,625,000	—		2007	2010
Land
Land, Alto Ave	Western U.S.	1,642,000	2,314,000	—	13,000	2,327,000	—	2,327,000	—	N/A	N/A	2011
Industrial/Land	Western U.S.	2,134,000	1,133,000	1,908,000	11,000	1,137,000	1,915,000	3,052,000	(98,000)	39 yrs	N/A	2011
Single family home lot	Western U.S.	—	4,101,000	—	275,000	4,376,000	—	4,376,000	—	N/A	N/A	2010
2700 acres	Western U.S.	—	31,741,000	3,753,000	4,291,000	35,465,000	4,320,000	39,785,000	(373,000)	N/A	1912	2010
		$151,945,000	$93,988,000	$193,424,000	$9,450,000	$99,595,000	$197,266,000	$296,861,000	$(7,412,000)

(1) The tax basis of all the properties in aggregate totaled $287.3 million.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Schedule III—Real Estate and Accumulated Depreciation (continued)
December 31, 2012, 2009, and 2008
(Dollars in thousands)

Changes in real estate for the years ended December 31 2012, 2011 and 2010 were as follows:

	For the year ended December 31,
	2012	2011	2010
Balance at the beginning of period	$121,315,000	$86,707,000	$46,123,000
Additions during the period:
Improvements	—	—	—
Acquisitions	195,590,000	42,255,000	52,228,000
Deductions during the period:
Dispositions	(20,044,000)	(7,647,000)	(11,644,000)
Balance at close of period	$296,861,000	$121,315,000	$86,707,000

Changes in accumulated depreciation for the years ended December 31 were as follows:

	For the year ended December 31,
	2012	2011	2010
Balance at the beginning of period	$5,435,000	$4,006,000	$3,070,000
Additions during the period:
Depreciation expense	2,013,000	1,429,000	1,339,000
Deductions during the period:
Dispositions	(36,000)	—	(403,000)
Balance at close of period	$7,412,000	$5,435,000	$4,006,000

See accompanying report of independent registered public accounting firm.

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Schedule IV—Mortgage Loans on Real Estate
December 31, 2012

Description	Region	Interest Rate	Final Maturity Date	Balloon Amount	Face Amount of Mortgages	Carrying Amount December 31, 2012	Principal Amount of Loans Subject to Delinquent Principal or Interest
Commercial
Commercial building	Western U.S.	LIBOR + 2.00%	2017	$26,400,000	$29,000,000	$29,000,000	$—
Office park	Western U.S.	5.72%	2013	1,873,000	1,873,000	1,873,000	—
Commercial building	Western U.S.	LIBOR + 3.50%	2014	7,032,000	7,032,000	7,032,000	—
Retail	Western U.S.	Prime + 1.00%	2013	615,000	615,000	615,000	—
Commercial building	Western U.S.	6.75%	2016	12,000,000	12,000,000	12,000,000	—
Multifamily
178-unit Apartment building	Western U.S.	Adjustable rate + 2.07%	2022	20,435,000	23,475,000	23,475,000	—
217-unit Multifamily property	Western U.S.	3.35%	2023	22,188,000	26,000,000	26,000,000	—
366-unit Apartment building	Western U.S.	4.71%	2020	23,254,000	26,303,000	27,988,000	—
366-unit Apartment building	Western U.S.	5.43%	2020	4,707,000	5,251,000	5,829,000	—
204-unit Apartment building	Western U.S.	4.19%	2018	13,290,000	14,357,000	14,357,000	—
Land
Land, Alto Ave	Western U.S.	Prime + 1.00%	2013	1,642,000	1,642,000	1,642,000	—
Industrial/Land	Western U.S.	Prime + 1.00%	2013	2,134,000	2,134,000	2,134,000	—
Other
Notes receivable	United Kingdom	LIBOR + 5.00%	2015	78,706,000	$78,705,000	78,705,000	—
				$214,276,000	$228,387,000	$230,650,000	$—

Kennedy-Wilson Holdings, Inc. and Subsidiaries
Schedule IV—Mortgage Loans on Real Estate (continued)
December 31, 2012

Activity for the year ended December 31, 2012 is as follows:

Balance - December 31, 2011	$30,748,000
New Mortgage Loans	200,461,000
Other Additions	—
Amortization of mortgage premium	—
Collections of principal	—
Foreclosures	—
Loan Loss Reserve	—
Other Deductions	(559,000)
Balance - December 31, 2012	$230,650,000

See accompanying report of independent registered public accounting firm.